Exhibit 2.10

[THIS LEASE IS NOT TO BE RECORDED]

FORM OF

MASSENA LAND LEASE AGREEMENT

by and between

Alcoa Inc., Lessor

and

Alcoa USA Corp., Lessee

Dated [            ], 2016

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS AND EXHIBITS

1.1	Definitions	2
1.2	Exhibits	19

ARTICLE 2

LEASED PREMISES

2.1	Grant of Lease	20

ARTICLE 3

TERM

3.1	Term	20
3.2	Holding Over	21
3.3	Survival of Obligations	22

ARTICLE 4

FIXED RENT; ADDITIONAL RENT; PASS THROUGH COSTS

4.1	Fixed Rent	22
4.2	Additional Rent and Rent Adjustments	24
4.3	Method of Payment	25
4.4	Late Charges; Interest	25
4.5	Sales Tax	25
4.6	No Accord and Satisfaction	25

ARTICLE 5

CONDITION OF PREMISES

5.1	As-Is, Where-Is, With All Faults Condition	26
5.2	Site Removal, Remediation and Restoration; Surrender of Leased Premises	26

ARTICLE 6

USE OF PREMISES
6.1	Permitted Use	29

i

6.2	Security	30
6.3	Rules and Regulations	32
6.4	Utilities, Shared Services and Facilities	32
6.5	Compliance with Laws and Insurance Requirements	34
6.6	Permits	34
6.7	Parking	36
[6.8	Site Amenities	36
6.9	Access Roads	36
6.10	Common Areas	37
6.11	Access to the Leased Premises	38
6.12	Mechanics’ Liens	38
6.13	Mutual Cooperation and Non-Interference	39
6.14	NYPA Agreement	39

ARTICLE 7

REPAIRS AND MAINTENANCE; LESSOR SERVICES; COMMON AREAS AND SHARED SERVICES AND FACILITIES

7.1	Maintenance and Repair of the Leased Premises	40
7.2	Annual Budget	41
7.3	Lessee’s Responsibility	42
7.4	Discontinuance and Interruption of Services	43
7.5	Damage Caused by Lessee	43

ARTICLE 8

ALTERATIONS

8.1	Lessee Alterations	43
8.2	Alterations Required by Law	45
8.3	Signs	45

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1	Regulated Substances	45
9.2	Releases, Environmental Conditions and Remedial Actions	46
9.3	Actions and Agreements Relating to Regulated Substances and Environmental Conditions	49
9.4	Lead Party	49
9.5	Communication and Control	50
9.6	Radon Gas Disclosure	51
9.7	Environmental Indemnities	51
9.8	Environmental Inspections	52
9.9	Site Removal, Remediation and Restoration Work.	53

9.10	Grasse River Remediation Program	53
9.11	NYDEC Consent Order	53

ARTICLE 10

INSURANCE

10.1	Lessee’s Insurance	54
10.2	Waiver of Subrogation	54
10.3	Lessor’s Insurance	54

ARTICLE 11

INDEMNITY

11.1	Lessee’s Indemnity	55
11.2	Lessor’s Indemnity	56
11.3	Limitations on Indemnitor’s Liability	56
11.4	No Consequential Damages	58

ARTICLE 12

CASUALTY/DAMAGE TO LEASED PREMISES

12.1	Lessor and Lessee’s Duty to Restore	58

ARTICLE 13

CONDEMNATION

13.1	Taking of Leased Premises	58
13.2	Apportionment of Award	59

ARTICLE 14

ASSIGNMENT

14.1	Assignment by Lessee or Lessor	59
14.2	Subleases and Sublicenses	61
14.3	Right of First Offer	62

ARTICLE 15

DEFAULT AND REMEDIES

15.1	Events of Default; Lessor Default	64
15.2	Remedies	66
15.3	Remedies Not Exclusive	68

15.4	Performance by Lessor	68
15.5	Lessor Default	68
15.6	Dispute Resolution	69

ARTICLE 16

FINANCIAL TEST; FINANCIAL TRIGGER; FINANCIAL ASSURANCES

16.1	Financial Test	70
16.2	Financial Trigger; LOC and Other Financial Assurances	70

ARTICLE 17

GENERAL PROVISIONS

17.1	Authority to Enter into Lease	71
17.2	Notices	71
17.3	Lessor’s Access to Leased Premises	73
17.4	Quiet Enjoyment	73
17.5	Subordination	74
17.6	Attorneys’ Fees	74
17.7	Estoppel Certificates	74
17.8	Successors and Assigns	75
17.9	No Merger	75
17.10	Amendments	75
17.11	Captions	75
17.12	References; Consents and Approvals	75
17.13	Provisions Severable	75
17.14	Conveyance by Lessor	76
17.15	Governing Law	76
17.16	Waiver of Counterclaim	76
17.17	Brokerage Fees and Commission	76
17.18	Consent to Jurisdiction; Waiver of Trial by Jury	76
17.19	Memorandum of Lease	77
17.20	Survival	77
17.21	Entire Agreement	78
17.22	Headings; Definitions	78
17.23	Counterparts	78
17.24	Time of Essence	78
17.25	Further Assurances	79
17.26	Confidentiality and Media Releases	79
17.27	Delivery of Information	79
17.28	Mutual Drafting	79

MASSENA LAND LEASE AGREEMENT

This MASSENA LAND LEASE AGREEMENT (“Land Lease”) is made as of             , 2016, by and between Alcoa Inc., a Pennsylvania corporation, (“Lessor”), and Alcoa USA Corp., a Delaware corporation (“Lessee,” each of the Lessor and Lessee, and their respective successors and permitted assigns of this Land Lease being referred to herein as a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Lessor is the owner of the real property more particularly described on Exhibit 2.1(a) attached (“Property”), including the premises shown thereon as the Leased Premises (“Leased Premises”);

WHEREAS, prior to that certain Separation and Distribution Agreement dated [as of [•], 2016] by and between Alcoa Inc. and Alcoa USA Corp. (“Separation Agreement”), each Party or its predecessor in interest operated their separate business operations on a portion of the Property, including Lessee’s business on the Leased Premises;

WHEREAS, pursuant to the Separation Agreement [and except for a certain office building (Building 60) and the fixtures and building systems therein, and for certain wells, as acknowledged in writing between the parties], Lessor has conveyed to Lessee all of its right, title and interest in and to, and Lessee, acquired and is the owner of, all of (a) the surface and subsurface buildings, structures, fixtures and improvements (including aboveground and underground storage tanks), pipelines, pumps, conduits, wells, cisterns, drainage ditches, detention ponds, roadways, driveways, walkways, sidewalks, parking lots and asphalt areas, and all other installations and improvements (or portions thereof) on, over, under or above the Leased Premises (collectively, “Initial Improvements” (the major Initial Improvements being generally as described and/or shown on Exhibit 2.1(b) attached), together with all other or additional buildings, structures, fixtures and improvements which may hereafter be installed, constructed, or created by or on behalf of Lessee, and all additions, alterations, modifications and substitutions and replacements of or in connection with any of the foregoing, collectively, “Improvements”), and (b) all Initial Equipment (as hereinafter defined), and together with all additions, alterations, modifications, substitutions and replacements thereof which may hereafter be installed, constructed or created by or on behalf of Lessee, collectively, “Equipment”), including, without limitation, all those buildings, improvements, facilities and equipment described on Exhibit 2.1(b), but expressly excluding and subject to the provisions hereof with respect to the Shared Facilities (as hereinafter defined); and

WHEREAS, Lessor has agreed to lease the Leased Premises to Lessee and Lessee has agreed to take and hire the Leased Premises from Lessor on all of the terms, covenants, provisions and conditions as are more fully set out below.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt whereof is hereby acknowledged by each of the Parties, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND EXHIBITS

1.1 Definitions.

“Access Roads” means those roads and driveways (or portions thereof) within the Property that provide access to and from the Leased Premises, and any Lessor Remaining Property or any public roads or highways the Shared Facilities and any other Common Areas or portions of the Property used or leased by Lessee in accordance with this Land Lease. The designation in this Lease of a road or driveway as an “Access Road” shall not ipso facto create any rights to widen any such road or driveway which is located wholly within the boundaries of the Leased Premises and does not create any rights to physically connect to any roads or driveways which are located on the Lessor Remaining Property.

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Actual Fully Loaded Cost” means all direct, indirect, fixed and variable costs associated with providing or producing any goods, services, products and facilities, including, without limitation, (a) with respect to all labor costs, hourly wages or salaries, bonuses, state and federal taxes (including payroll taxes), health and dental insurance, workmen’s compensation, paid leave and other fringe benefits, and (b) with respect to goods and products, unit costs, packaging, transportation and insurance, but (c) excluding any general administrative or overhead costs.

“Actual Site Work Completion Date” shall have the meaning set forth in Section 5.2(c)(ii).

“Actual Smelter Closure Date” shall have the meaning set forth in Section 5.2(b)(ii).

“Additional Rent” shall mean all costs, fees, expenses, charges and other amounts, in addition to Fixed Rent and Pass Through Costs, now or hereafter required to be paid by Lessee pursuant to this Land Lease, including, without limitation, by reason of all of Lessee’s indemnities in favor of Lessor herein.

“Affiliate” means, when used with respect to any corporation, limited liability company, or partnership, any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, partnership interests or other equity interests.

“Agent” means, with respect to either Lessor or Lessee, their respective authorized agents, representatives, attorneys, contractors, and vendors, together with the Parties’ respective lessees (other than Lessee), sublessees and licensees.

“Agreed Adjustment” shall have the meaning set forth in Section 4.1(c)(ii).

“Alterations” shall have the meaning set forth in Section 8.1(a).

“Annual Budget” shall have the meaning set forth in Section 7.2(a).

“Annual Summary Statement” shall have the meaning set forth in Section 4.1(c)(ii).

“Anticipated Site Work Completion Date” shall have the meaning set forth in Section 5.2(c)(i).

“Anticipated Smelter Closure Date” shall have the meaning set forth in Section 5.2(b)(i).

“Applicable Laws and Other Requirements” means (a) any Laws, including, without limitation, any Environmental Laws; (b) all terms and conditions of any insurance policy covering the Leased Premises, whether maintained by Lessor or Lessee; (c) all applicable requirements of a Party’s casualty insurance policy (or ISO provisions applicable thereto)which are binding upon the Leased Premises or upon Lessor or Lessee with respect to the Leased Premises or the Property; and (d) all future amendments, additions, supplements, replacements and/or substitutions for any item described in the preceding subdivisions (a) through (c), and all future Laws which, when effective, fall within this definition of Applicable Laws and Other Requirements.

“Applicable Remediation Standards” means the standards allowed consistent with a cost-effective remedy with respect to any Environmental Condition which satisfy the publicly promulgated requirements of Environmental Law and as promulgated or negotiated with the applicable Governmental Authorities with respect to the satisfactory completion of Remedial Action with respect to such Environmental Condition. The Lead Party shall ensure that all Remedial Action and other remediation and compliance activities are performed up to but not beyond general standards applicable to industrial uses and applicable law, making full use, where appropriate, of engineering, institutional, or other controls and risk-based corrective action. Although the Lead Party may elect to take additional Remedial Action, if it elects to do so, it shall be at the sole expense of the Lead Party. The Lead Party shall propose, and the Non-Lead Party shall cooperate so as to implement deed restrictions, engineering and other institutional controls, and risk-based corrective action to satisfy the respective Parties’ obligations regarding any Environmental Conditions or Remedial Action, provided that such deed restrictions, engineering and other institutional controls do not materially limit or materially increase the cost of the Non-Lead Party’s ongoing and future operations or materially limit the Non-Lead Party’s ability to expand industrial or commercial operations or sell such the Leased Premises or the Property for industrial or commercial use in the future.

“Auditor” shall have the meaning set forth in Section 4.1(d).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cap” shall have the meaning set forth in Section 9.2(d)(iv).

“Change of Control” means, with respect to a Party, (i) the direct or indirect sale, conveyance, assignment, transfer or other disposition, voluntarily or involuntarily, including by Operation of Law (as hereinafter defined), to one or more third parties, in a single transaction or series of related transactions, of more than fifty percent (50%) (in the aggregate) of such Party’s voting stock or other beneficial interests in such Party or the voting stock or other beneficial interests of such Party’s direct or indirect shareholders, or (ii) a direct or indirect, including by Operation of Law change in the Control over such Party.

“Combined Environmental Conditions” means those Environmental Conditions that require Remedial Action and are listed on Exhibit 9.2(b) attached, or are otherwise agreed by the Parties or identified after the Effective Date, which were, or may, subsequent to the Effective Date, be, jointly caused or contributed to by a Lessee Environmental Condition and a Lessor Environmental Condition. The status of a Combined Environmental Condition listed on Exhibit 9.2(b) or hereafter agreed by the Parties or Lessee Identified as a Combined Environmental Condition is solely a matter between the Parties and not for the benefit of any third party (including any Governmental Entity). The non-Lead Party shall pay its reasonably allocable share of Combined Environmental Liabilities whether incurred or imposed during or after the expiration or termination of the Term, within thirty (30) days of the Lead Party’s invoice therefor in reasonable detail if not separately billed as Pass Through Costs or otherwise paid by the non-Lead Party. No third party shall be entitled to the benefits of or to enforce any of the provisions with respect to the Combined Environmental Conditions or Combined Environmental Liabilities. Without limiting any other provision in this Land Lease, the Parties acknowledge and agree that it is the express intention and agreement of the Parties that this Land Lease, and all agreements, covenants, terms, conditions and obligations of the Parties under this Land Lease (and the performance or observance of each and all of the same) with respect to any Combined Environmental Conditions, Combined Environmental Liabilities and/or all Combined Environmental Conditions Remediation, are and shall remain subject at all times to the terms and conditions of any and all Joint Environmental Defense Agreements, including, without limitation, all privileges and protections of joint defense and communications to the greatest extent remitted under applicable Laws.

“Combined Environmental Conditions Remediation” means any program, action plan or other agreement, understanding or undertaking by or between Lessor and Lessee (and any third party, including any Governmental Entity) for the purpose of remediating or addressing any Combined Environmental Conditions or any Combined Environmental Liabilities, including, without limitation, any Joint Environmental Defense Agreement in connection therewith.

“Combined Environmental Liabilities” means all Environmental Liabilities with respect to any Combined Environmental Conditions.

“Common Area Costs” means all costs, expenses and other expenditures of any nature whatsoever, foreseen or unforeseen, ordinary or extraordinary, (including capital expenditures) incurred in connection with the administration, supervision, management, enforcement, billing, construction supervision, records management, repair, maintenance, alteration, improvement, replacement, insurance, design, building and zoning code compliance, control and security for or with respect to the Common Areas.

“Common Areas” means collectively, (a) the Access Roads, (b) the Site Amenities and (c) such other areas within the Property that are identified as “Common Areas” on Exhibit 2.1(a) and on Exhibit 6.10 annexed hereto or which may be designated as “Common Areas” by mutual agreement of the Parties from time to time.

“Control” means the direct or indirect right, power or authority (whether or not implemented or exercised) to exercise control over or determine or direct, or cause the direction of (including both affirmative action and power of veto) the management or policies of Lessee on a day-to-day basis or on a general or strategic level.

“Controlling Person” means any (i) Person(s) which, directly or indirectly (including through one or more agents or intermediaries), Controls Lessee, including any partners, shareholders, principals, members, managers, directors, trustees and/or beneficiaries of any such Person(s) to the extent the same Control Lessee, and (ii) Person(s) which Control(s), directly or indirectly, voluntary or involuntary, including by Operation of Law (including through one or more agents, representatives or intermediaries), any other Controlling Person(s) of Lessee.

“CPI” means, as of any date, the current United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, United States Average, “All Items” (1982-84=100); provided, however, that if compilation of the CPI is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI shall be used as reasonably chosen by Lessor.

“CPI Escalation” means an increase in Fixed Rent by an amount equal to the product of (A) the Fixed Rent for the immediately preceding twelve (12)-month period (as increased by all prior increases in the CPI), and (B) the increase in CPI during such immediately preceding twelve (12)-month period; provided, however, that the CPI Escalation shall never be less than zero.

“Credit Rating Agency” means Moody’s Investors Services, Inc., Standard & Poor’s or Fitch Ratings, or any national credit rating agency which is the successor to any of the foregoing and which is generally recognized for purposes of public rating of the issuances or offerings of major financial institutions.

“Default Rate” means a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the parties), plus three percent (3%), but in no case higher than the maximum rate of interest permitted by applicable Laws (“Permissible Rate”). If either Party shall ever receive any payment (whether demanded as interest, fees, charges or any other designation) in an amount greater than the Permissible Rate, such payment and the receipt by such Party shall be deemed to be an advance payment on account of all other costs, expenses, fees and charges payable by another Party under this Land Lease, and such Party shall hold such payment in excess of the Permissible Rate and apply the same to all such other costs, fees, expenses and charges which next become due and payable under this Land Lease.

“Dispute” shall have the meaning set forth in Section 15.6.

“Effective Date” means the date of this Land Lease.

“Environment” means soil, land, surface or subsurface strata, surface waters, groundwaters, sediments, and indoor and outdoor air.

“Environmental Condition” means the existence of a “Recognized Environmental Condition” or any condition which requires Remedial Action as now or hereafter recognized or provided under Environmental Laws, including, without limitation, the Release of a Regulated Substance or the presence of a Regulated Substance as the result of a Release on, in, under, above or within any property.

“Environmental Laws” means any Laws relating to the pollution, preservation or protection of the Environment, health and safety (including under the Occupational Safety and Health Act, or natural resources (including, without limitation, soil, water or outdoor or indoor air)), including, without limitation, the generation, manufacture, use, handling, transportation, treatment, storage, disposal, or Release of any Regulated Substance.

“Environmental Liabilities” shall mean any and all Losses or Liabilities under or arising out of or in connection with any Environmental Laws or arising out of any Environmental Condition, including, without limitation, those consisting of or arising out of any: (a) duty imposed by, breach of or noncompliance with any Environmental Law; (b) Remedial Action; (c) bodily injury or death, property damage or other Liabilities of any other Person arising from any Environmental Condition; (d) injury to, destruction of or loss of natural resources, or costs of any natural resource damage assessments, penalties, fines or damages arising from any Environmental Condition; (e) production, management, use, generation, manufacture, labeling, registration, storage, treatment, transporting, disposal, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, release or other handling or disposition generation of Regulated Substances.

“Environmental Permit” shall mean any Permit required or issued to operate the Lessor Business or the Lessee Business or occupy or use the Leased Premises or the Property or any portion thereof under any applicable Environmental Laws.

“Equipment” shall mean (except as any such items are expressly reserved to the Lessor), all equipment, machinery, vehicles, fixtures and other items of property of whatsoever nature, including all components thereof, that are now or hereafter located in, on, under, above or used in connection with and installed on or affixed or incorporated into the Leased Premises or the Improvements, together with all replacements, substitutions, modifications, alterations and additions thereto, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and installed on or affixed to or incorporated into the Improvements, including but not limited to all Smelter Equipment, furnaces, boilers, heaters, ovens, smokestacks, all electrical, heating, plumbing, lighting, ventilating, and refrigerating equipment and all other air-cooling and air-conditioning and HVAC equipment, all incineration, air- and water-pollution-control, waste-disposal equipment, systems and apparatus, and all security systems, sprinkler systems and fire- and theft-protection equipment, pneumatic tubes, conveyor belts, hoists, cranes, elevators, escalators and lifts.

“Event of Default” shall have the meaning set forth in Section 15.1.

“Excluded Costs” shall mean costs for (i) repair, replacements and general maintenance to the extent fully paid by proceeds of insurance or by Lessee or other third parties without cost or expense to Lessor (net of Lessor’s cost and expenses of negotiation, adjustment, settlement and recovery, including reasonable attorneys’ fees); (ii) interest, amortization or other payments on loans to Lessor; (iii) commissions; (iv) any amount paid to an Affiliate of Lessor which exceeds the amount which would be paid for similar goods or services on an arm’s-length basis between unrelated parties; and (v) any cost incurred by Lessor (exceeding costs or claims asserted by third parties) as a result of the sole negligence of Lessor, its employees, or agents.

“Excluded Shared Facilities” shall have the meaning set forth in Section 5.2(b)(A).

“Existing Landfill” shall have the meaning set forth in Section 5.2(a)(A).

“Final Smelter Closure Date” shall have the meaning set forth in Section 5.2(b)(ii).

“Financial Assurance” means a surety bond, bank guarantee or other third-party financial guarantee or credit enhancement, cash deposit, LOC or any other form of financial security which is reasonably acceptable to the Security Party and is issued by an Approved Financial Institution to secure the Secured Obligations of the Security Party.

“Financial Statements” means (i) for a Fiscal Year, consolidated statements of each Party and each Party’s parent (if any) and its consolidated subsidiaries of income, stockholders’ equity and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared in accordance with GAAP and audited by an Independent Accountant, and (ii) for a fiscal quarter, consolidated statements of each Party’s (and each Party’s parent, if any) income, stockholders’ equity and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP; provided, however, that no Financial Statements shall contain any material nonpublic information.

“Financial Test” means, with respect to any Transferee, Guarantor or Controlling Person which is required to meet such test, that such Transferee, Guarantor or Controlling Person, as the case may be, has (calculated as of the date immediately following the consummation of any Transfer, after giving effect to all actual, committed or anticipated bridge or permanent financing or debt transactions in connection with the Transfer or reasonably contemplated within either (i) a credit rating of not less than BBB issued by a Credit Rating Agency.

“Financial Trigger” shall mean any of the following events or occurrences in respect of any Party or Guarantor, as the case may be, as applicable:

(a)	Any Change of Control;

(b)	Any Transfer (other than a Change of Control or a Permitted Sublease) of this Land Lease, the Improvements, Equipment or the Common Areas or Shared Facilities, or of a material portion of the Lessor Remaining Property (excluding the Common Areas or Shared Facilities);

(c)	A material breach or default of any monetary obligation under this Land Lease (whether or not cured) exceeding (i) the amount of $10,000.00 in any one instance or (ii) the aggregate amount of $100,000.00 during the Term; and

(d)	Any material breach or default (whether or not cured) in the performance of any obligations in connection with (A) any Lessee Environmental Conditions, or (B) any Lessor Environmental Conditions which materially adversely affect the Leased Premises or the ability of Lessor to continue to provide all Common Areas or all Shared Services and Facilities for Lessee’s use under this Land Lease.

“Fiscal Year” means the fiscal year of either Party and either Party’s parent (if any) for public or other reporting purposes.

“Fixed Rent” shall have the meaning set forth in Section 4.1.

“Force Majeure” means accidents, emergencies, acts of the public enemy, riot, strikes, insurrection, war, court order, requisition or order of governmental body or authority, general shortages or inability to obtain labor or materials at commercially reasonable rates, acts of God, fire, hurricanes, drought, flood or other severe weather conditions or other natural disasters, and other events, occurrences or causes outside of the reasonable control of any Party; provided, however, that the lack or insufficiency of or the inability to procure funds, financing or financial resources shall not be deemed to be an event of Force Majeure.

“General Construction Requirements and Conditions” shall mean those provisions as set forth on Exhibit 8.1(d) attached.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Grasse River Remediation Program” means the current environmental remediation plans being negotiated between applicable governmental authorities and the Lessor, as the same may be modified or amended from time to time.

“Guarantor” means each guarantor from time to time of either Lessee’s or Lessor’s obligations under this Land Lease.

“Improvements” shall have the meaning set forth in the Recitals.

“Initial Improvements” shall have the meaning set forth in the Recitals.

“Initial Term” shall have the meaning set forth in Section 3.1.

“Inspecting Party” shall have the meaning set forth in Section 9.8(a).

“Inspections” shall have the meaning set forth in Section 9.8(a).

“Interruption” shall have the meaning set forth in Section 7.4(ii).

“Joint Environmental Defense Agreement(s)” means any and all agreements, undertakings or arrangements now or hereafter entered into by and between Lessor and Lessee (together with all amendments, modifications and supplements thereof) with respect to the joint or cooperative discussion, communication, discovery, collaboration, preparation, defense, negotiation, participation, implementation and all other matters of, involving or relating to any Combined Environmental Conditions, Combined Environmental Liabilities and/or Combined Environmental Conditions Remediation, including all protections and provisions for the Parties or with respect to all joint privilege, confidentiality and matters relating to the production or disclosure of attorney work product, attorney-client privilege or other documents or communications.

“Land Lease” shall have the meaning set forth in the Preamble.

“Land Leased Premises” shall have the meaning set forth in the Recitals, and as outlined as such in Exhibit 2.1(a) herein.

“Law(s)” means any law, statute, regulation, ordinance, rule, written and legally binding agency policy or guideline, civil or common law, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or governmental restriction or any similar form of decision or approval of any Governmental Entity, and all amendments, modifications, supplements or additions thereto, whether in effect as of the date hereof or thereafter.

“Lead Party” shall have the meaning set forth in Section 9.4.

“Lease Year” means each calendar year (or portion thereof) during the Term.

“Leased Premises” shall mean the Land Leased Premises and the Office Leased Premises.

“Lessee” shall have the meaning set forth in the Preamble.

“Lessee Alterations” shall have the meaning set forth in Section 8.1(a)(ii).

“Lessee Business” means the operation of a primary aluminum smelter and casthouse and all directly related activities to support that operation.

“Lessee Continuing Employees” means the Lessee Employees who (a) were employees of Lessee or Lessee’s Agents prior to the Effective Date and (b) worked on a full-time or part-time basis at the Leased Premises prior to the Effective Date.

“Lessee Employees” means the employees of Lessee and Lessee’s Agents.

“Lessee Environmental Condition” means any Environmental Condition on or at the Leased Premises or Improvements, Lessor Remaining Property or Common Areas or migrating therefrom to the extent caused by Lessee, Lessee’s Agents or the operation of the Lessee Business; or the acts or omissions of Lessor’s predecessor in interest in connection with the operation of the forerunner of the Lessor Business or the operation of the forerunner of the Lessee Business, whether prior to or subsequent to the Effective Date, except for Lessee Environmental Conditions.

“Lessee Indemnified Parties” means Lessee, its successors and assigns, their members, managers, partners, shareholders, officers, directors, Agents, attorneys and representatives.

“Lessee New Employees” means the Lessee Employees who either (a) were not employees of Lessee or Lessee’s Agents prior to the Effective Date, or (b) did not work on a full-time or part-time basis at the Leased Premises prior to the Effective Date.

“Lessee’s Indemnified Matters” shall have the meaning set forth in Section 11.1(g)(B).

“Lessee’s Share” means, with respect to any and all Pass Through Costs, Combined Environmental Liabilities and any and all other costs, fees, expenses and charges which are incurred, paid or provided by Lessor but for which Lessee is obligated to pay or reimburse to Lessor all or a portion thereof as provided in this Land Lease, the specific share payable by Lessee with respect to each of the categories or items of costs, fees, expenses and charges as calculated or determined in accordance with Exhibit 4.1(b); provided, however, that where the Lessee’s Share for any particular category or classification of costs, fees, expenses and charges is not otherwise specified or provided on Exhibit 4.1(b), the Lessee’s Share shall be determined by Lessor in an equitable manner in good faith in accordance with the general principles set forth on Exhibit 4.1(b).

“Lessor” shall have the meaning set forth in the Preamble.

“Lessor Business” means the operation of an aluminum extrusion and rod plant facility and all directly related activities to support those operations

“Lessor Default” shall have the meaning set forth in Section 15.5.

“Lessor Employees” means persons employed by Lessor or any of its subsidiaries or affiliated entities at the Property.

“Lessor Environmental Condition” means any Environmental Condition on or at the Leased Premises or on the Lessor Remaining Property or Common Areas or migrating therefrom to the extent caused by Lessor, Lessor’s Agents or the operation of the Lessor Business or the acts or omissions of Lessor’s predecessor in interest in connection with the operation of the forerunner of the Lessor Business or the operations of Lessor on the Property whether prior to or subsequent to the Effective Date, except for Lessee Environmental Conditions.

“Lessor Indemnified Parties” means Lessor and any Lessor’s mortgagee or holder of any Lessor’s deed of trust, and each of their respective successors and assignees, their members, managers, partners, shareholders, officers, directors, Agents, attorneys and representatives.

“Lessor Inspection Notice” shall have the meaning set forth in Section 5.2(c)(ii).

“Lessor Non-Objection Permit” means any Permit which requires Lessor to be a party to, to consents to, or to sign or join in the application therefor, for the sole and limited purpose of acknowledging that Lessor has no objection to the requested application of Lessee to construct Lessee Alterations which are otherwise in accordance with the requirements of this Land Lease, without any warranty, representation, covenant or liability of Lessor.

“Lessor Remaining Property” means the Property, excluding the Leased Premises.

“Lessor’s Screening Process” shall have the meaning set forth in Section 6.2(a).

“Liability” or “Liabilities” means all indebtedness, obligations, responsibilities, and other liabilities (or claims or contingencies that have not yet become liabilities), losses, claims or demands, including by Operation of Law or with respect to or arising under any Applicable Laws and Other Requirements, absolute, accrued, matured, or contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or other Actions or any damages (including all actual, compensatory, liquidated, and punitive, damages, but subject to any limitations on punitive, speculative or consequential damages, losses of use and losses or diminution of economic benefit as hereinafter provided).

“Licenses” shall have the meaning set forth in Section 6.10(c).

“LOC” means an irrevocable, clean letter of credit issued to Lessor or Lessee, as beneficiary, by a recognized financial institution reasonably acceptable to Lessor or Lessee as beneficiary (“Security Beneficiary”), as the case may be, which shall: (i) be in an amount equal to the Indemnity Amount, (ii) be for a term of not less than three (3) years and automatically renewed for successive periods of not less than one (1) year unless the issuing bank gives written notice of non-renewal to the beneficiary not less than sixty (60) days prior to expiration, (iii) permit partial draws, and (iv) otherwise substantially be in the form of Exhibit 16.2(b) attached, with such other terms and conditions as are reasonably satisfactory to the Beneficiary. Unless the Beneficiary shall otherwise agree, the LOC shall be issued by any of the institutions specified by name or meeting the requirements as listed on Exhibit 16.2(a) (“Approved Financial Institutions”). The “Indemnity Amount” means an amount (“Base Environmental Amount”) reasonably estimated to be sufficient to secure all remaining obligations (including all indemnities under this Land Lease) with respect to all Environmental Liabilities of the Party providing the LOC for the remainder of the Term from and after the occurrence of any Financial Trigger (collectively, “Secured Obligations”). As of the Effective Date, the Parties have agreed that the Indemnity Amount for each Party is the amount as set forth in a separate agreement between them, subject to increase or decrease in the Base Environmental Amount from time to time as may be mutually agreed by the Parties, or if the Parties do not agree, as may be otherwise reasonably estimated by the Security Party based upon reasonably detailed supporting documentation provided by the Security Party at the time of the issuance of any LOC or any other Financial Assurance.

“Losses” means all damages, losses, Liabilities, fees, interest, claims, costs and expenses, including reasonable attorneys’ fees and expenses and reasonable amounts paid in investigation, determining, evaluating, defense or settlement of the foregoing, whether incurred or suffered directly by Lessor or Lessee or suffered by Lessor or Lessee pursuant to its respective Liability to a third party (including any Governmental Entity) therefor.

“Material Unreimbursed Implementation Cost” means any unreimbursed out-of-pocket cost or expense incurred by a Party in connection with any institutional or engineering control (for example, the cost of inspecting and maintaining a cap above contaminated soil, or of maintaining a monitoring well system), in excess of the otherwise expected cost or expense of operating and maintaining the facilities for which such Party is responsible and operating such Party’s Business at the Property, where such unreimbursed out-of-pocket cost exceeds $10,000 per year in the aggregate. Material Unreimbursed Implementation Cost does not include (1) any cost or expense that would have been incurred by the Lessee or Lessor for normal operation and maintenance of their respective Business or facilities; (2) any cost that would have been incurred to satisfy a Party’s other obligations under this Land Lease or the Separation Agreement; or (3) any costs or expenses that are the responsibility of the Lessee under Section 5.2.

“Most Dependent User” means, in respect to any shared utility or service, the party that relies on said utility or service to a larger extent than the other party, and therefore is most dependent on the utility or service being adequately maintained and operated.

“New Environmental Conditions” shall have the meaning set forth in Section 9.2(a).

“New Improvements” shall have the meaning set forth in Section 8.1(a).

“Non-Monetary Defaults” shall have the meaning set forth in Section 15.1(i)(ii).

“NYDEC Consent Order” means that certain 1990 Consent Order (Index #A6-0234-90-05) between Alcoa Inc. and New York Department of Environment Conservation (“NYDEC”) and all ancillary documents and reports therein or in connection therewith, as the same may be modified or amended from time to time.

“NYPA Agreements” means those certain agreements between Alcoa Inc. and New York Power Authority (“NYPA”), as amended June 22, 2016, as the same may be modified or amended from time to time.

“Offer” shall have the meaning set forth in Section 14.3(c)(i).

“Offer Notice” shall have the meaning set forth in Section 14.3(c)(i).

“Offer Period” shall have the meaning set forth in Section 14.3(c)(i).

“Offered Interest” shall have the meaning set forth in Section 14.3(c).

“Offering Party” shall have the meaning set forth in Section 14.3(c).

“Office Leased Premises” means Building 60 (Main Office) consisting of approximately 18,575 s.f. of space as shown on the attached Exhibit 2.1(a), as well as 1,200 s.f. of space located in Building 1 (clockhouse).

“Operation of Law” means and includes assignments or other transfers of rights, interests or property by court order, bankruptcy-related transfers, and transfers in connection with corporate mergers, reorganizations and consolidations.

“Parties” shall have the meaning set forth in the Preamble.

“Party” shall have the meaning set forth in the Preamble.

“Party Confidential Information” shall have the meaning set forth in Section 17.27(b).

“Pass Through Costs” shall mean those actual or estimated costs, expenses, fees and charges expended or incurred by Lessor with respect to the Leased Premises (in whole or in part) or under or in connection with this Land Lease in the applicable calendar year for or in respect of Utilities, insurance, maintenance and repairs, Real Property Taxes, Shared Services and Facilities Costs, Common Area Costs, Combined Environmental Liabilities which are not separately billed to Lessee, and all other applicable costs, expenses, fees (including, but not limited to, legal, administration, and accounting fees) and charges to the extent provided under this Land Lease, as to which costs, expenses, fees and charges Lessee shall pay the Lessee’s Share; provided, however, that to the extent the actual amount of any Pass Through Costs are not available or have not been determined as of the date of any billing therefor, the same shall be reasonably estimated by Lessor and designated by Lessor on all statements to Lessee as “Estimated Pass Through Costs.” For the avoidance of doubt, Pass Through Costs shall neither include Excluded Costs, nor items excluded in this Lease from other components of the above costs (e.g., income taxes are excluded from the definition of “Real Estate Taxes”).

“Permits” means all licenses, permits, franchises, approvals, registrations, certificates, authorizations, consents or orders of, or filings with, any Governmental Entity, including Zoning Permits, necessary for the conduct by Lessee of the Lessee Business at the Leased Premises or necessary for Lessee Alterations in accordance with Article 8 herein, in each case, in compliance with Applicable Laws and Other Requirements, including, without limitation, Environmental Laws.

“Permitted Sublease” shall have the meaning as set forth in Section 14.1(b)(iii).

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Petroleum Product” means gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other product or material containing any function or component of or derived from petroleum.

“Phase I” and “Phase II” Reports mean with respect to the Property, the Leased Premises or any Environmental Conditions, all (a) noninvasive and nonintrusive preliminary environmental assessments or reports (“Phase I Reports”), and (b) all invasive or intrusive environmental investigations, assessments or reports (including all invasive tests and laboratory analyses) of all Environmental Conditions disclosed in or as recommended in any Phase I Reports or which are otherwise disclosed by or to any Party (“Phase II Reports”). All Phase I and Phase II Reports shall be performed and certified by environmental engineers (and all laboratory tests and analyses shall be performed by recognized environmental testing laboratories) duly licensed in the State of New York (and, where applicable, under Environmental Laws), and shall be certified to both Parties.

“Post-Lease Termination Remediation” shall have the meaning set forth in Section 5.2(b)(B).

“Pre-Existing Environmental Conditions” shall have the meaning set forth in Section 9.2(a).

“Property” means all of the real property owned by Lessor as set forth in Exhibit 2.1(a) and located at “Alcoa West”, County Route 42, Massena, New York, (and to the extent hereafter mutually designated by the parties in writing, certain additional land that Lessor may acquire in the future that is currently owned by APGI), and all buildings, structures and other improvements thereon owned by Lessor (including all Shared Facilities), together with all future improvements constructed by Lessor on the Property after the date of this Land Lease, subject to this Land Lease and excluding the Equipment and Improvements and other improvements constructed by Lessee or its predecessor business on the Leased Premises.

“Proposed Annual Budget” shall have the meaning set forth in Section 7.2(a).

“Proposing Party” shall have the meaning set forth in Section 14.3(c).

“Real Property Taxes” means all taxes, assessments, levies, payments in lieu of taxes, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Property (as now constructed or as may at any time hereafter be constructed, altered or otherwise changed) or Lessor’s interest therein, the fixtures, equipment and other property deemed by the local Governmental Entity to be part of the real property for real estate tax purposes, the gross receipts, income, or rentals from the Property, or the use of Shared Facilities, Common Areas, parking areas, public utilities, or energy within the Property, or Lessor’s business of leasing the Property. If at any time during the Term the method of taxation or assessment of the Property prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Taxes described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Property or Lessor’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Property, on Lessor’s business of leasing the Property, or computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Land Lease. If any Real Property Tax is based upon property or rents unrelated to the Property, then only that part of such Real Property Taxes that is fairly allocable to the Property shall be included within the meaning of the term “Real Property Taxes.” For the avoidance of doubt, “Real Property Taxes” shall include all increases in real property taxes or assessments attributable to alterations, improvements, and additions to all Shared Facilities and Common Areas. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include excess profits taxes, doing business taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, mortgage or intangible taxes or fees, estate taxes, federal, state or local income taxes, fines, penalties and interest due to the delinquent payment of Lessor of any tax or assessment and other taxes to the extent applicable to Lessor’s general or net income from all sources. “Real Property Taxes” shall also include any costs and expenses incurred by Lessor in connection with appealing and/or contesting any Real Property Taxes, but shall not include any real property taxes or assessments which are separately assessed and billed to Lessee for or on account of the Improvements and Equipment.

“Regulated Asbestos Containing Material” means regulated asbestos containing material as defined by 40 C.F.R. Section 61.141.

“Regulated Substance” means any (a) “hazardous substance” or “hazardous material” as defined by any Environmental Laws; (b) any petroleum or Petroleum Product, oil or waste oil; (c) any asbestos or polychlorinated biphenyls; (d) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, explosive, ignitable, corrosive, flammable or radioactive material, or any other pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Laws; and (e) any other chemical, material, waste or substance (whether solid, liquid or gaseous or a combination thereof) exposure to which or whose generation, manufacture, storage, discharge, emission, disposal, transportation or Release is prohibited, limited, or regulated, or for which Liability or standards of conduct may be imposed, under any applicable Law. “Regulated Substance” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching, percolation or migration of a Regulated Substance into the Environment, including without limitation the abandonment or discarding of barrels, containers and other receptacles containing (or which at any time contained) any Regulated Substance, or human exposure to, a Regulated Substance.

“Remedial Action” means any and all actions to (a) investigate, evaluate, monitor, test, clean up, remediate, remove, dispose of, treat, contain or in any other way address or ameliorate any Regulated Substance in the Environment, (b) prevent the Release or threat of Release or minimize the further Release of a Regulated Substance, including so it does not migrate or endanger public health or welfare or the Environment, and (c) perform pre-remedial studies, tests and investigations and post-remedial monitoring, testing, evaluation, maintenance and care. The term “Remedial Action” includes, without limitation, any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. Section 9601(23), (24), and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. Section 6901 et seq.

“Remedial Action Required by Law” means (1) any Remedial Action required by an injunction, order, consent order, consent decree, consent to any action plan, settlement or agreement with any Governmental Entity, condition in a Permit, demand, directive, notice of responsibility or notice of violation issued by a Governmental Entity having jurisdiction, or otherwise required by any applicable Environmental Law; or (2) any Remedial Action which is otherwise required to achieve compliance with any Applicable Remediation Standards.

“Removal and Remediation Termination Date” shall have the meaning set forth in Section 5.2(c).

“Rendering” shall have the meaning set forth in Section 14.3(c)(i).

“Renewal Term(s)” shall have the meaning set forth in Section 3.1.

“Rent” means, collectively, Fixed Rent, Pass Through Costs, Additional Rent, and all other fees, interest, costs, expenses, charges and amounts of whatsoever nature payable by Lessee to Lessor pursuant to this Land Lease, including all Losses for which Lessee is responsible.

“Required Regulated Substance Records” means the following records for Regulated Substances used, stored, produced, released, or present at the Leased Premises:

(i) Material Safety Data Sheets (“MSDS”) for all materials where the employer is required to obtain and maintain such MSDS information under the Occupational Safety and Health Act, 29 U.S.C. § 651-678;

(ii) Emergency and Hazardous Chemical Inventory data to the extent required under the Emergency Planning and Community Right to Know Act (including regulations promulgated thereunder, “EPCRA”) § 312, 42 U.S.C. § 11022;

(iii) Toxic Chemical Release Inventory data to the extent required under EPCRA § 313, 42 U.S.C. § 11023;

(iv) Air emission inventory data as required under the federal Clean Air Act or equivalent state laws, and applicable regulations and permit conditions;

(v) Discharge monitoring reports and wastewater monitoring data, as required pursuant to the federal Clean Water Act, state water quality and water pollution control laws, and applicable regulations and permit conditions;

(vi) Manifests for all hazardous or other special wastes requiring such manifests under applicable laws and regulations, shipped from or received at the Leased Premises;

(vii) Hazardous waste biennial reports as required under 40 C.F.R. § 262.41, and any more frequent similar reports required under state regulations (e.g., 25 Pa. Code § 262.41); and

(viii) Waste determinations rendered pursuant to 40 C.F.R. § 262.11 and similar state regulations;

(ix) Chemical analyses of wastes as required under federal or state waste management rules;

(x) Non-hazardous industrial or other solid waste reports and records as required under applicable Environmental Laws; and

(xi) Any other record concerning Regulated Substances that must be maintained by a site owner or operator under applicable Environmental Law.

“Review Criteria” shall mean factors that have or may reasonably have a detrimental impact on or cause physical interference with (i) in the case of review by Lessor, the Property, the operations of the Property, or the community surrounding the Property, and (ii) in the case of review by Lessee, the Leased Premises or the operations of the Leased Premises. Review Criteria shall include, but not be limited to, for example, traffic, excess burden on Utilities, Access Roads and infrastructure, zoning compliance, public safety, environmental controls and remediation, and ongoing compliance with Applicable Laws and Other Requirements.

“Rules and Regulations” means the rules and regulations for the Leased Premises and/or the Property set forth on Exhibit 6.3 hereto, as amended or modified by Lessor from time to time, subject to and in accordance with the terms of this Land Lease.

“Secured Party” means any ground lessor, mortgagee, trustee, lender or other holder or beneficiary of a Security Instrument.

“Security Instrument” means (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Lessor’s interest or estate therein is specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof.

“Security Notice” shall have the meaning set forth in Section 16.2(a).

“Security Party” shall have the meaning set forth in Section 16.2(a).

“Security Protocols” means the security protocols for the Leased Premises and/or the Property set forth on Exhibit 6.2 hereto, as amended or modified by Lessor from time to time, subject to and in accordance with the terms of this Land Lease.

“Shared Facilities” means all equipment, machinery, fixtures, improvements, structures, facilities, all Common Areas, Access Roads and Amenities, installations, pipelines, pumps, wastewater, waste treatment, sewage and other systems, electrical transformers and systems, cable and fiber optic systems, drainage systems, and all other real or planned property and facilities which are located wholly or partially on the Lessor Remaining Property and/or partly on the Leased Premises, which are provided or made available by Lessor or Lessee and are used or useful in both the Lessor or Lessee Business, as more particularly described on Exhibit 7.2.

“Shared Permits” shall have the meaning set forth in Section 6.6(b).

“Shared Services” means all goods and services which are provided by Lessor to Lessee, by Lessee to Lessor, or to the Leased Premises (or the Leased Premises and the Property), as more particularly described on Exhibit 7.2.

“Shared Services and Facilities” means the Shared Facilities and the Shared Services.

“Shared Services and Facilities Costs” means all costs, expenses, fees and charges of whatsoever nature for or in connection with the providing, contracting, securing, issuing, establishing, servicing, maintaining, repairing, improving, managing and/or administering all Shared Services and Facilities.

“Significant Change” means any significant change in Lessee’s or Lessor’s manner of use of the Leased Premises (by Lessee) or the Lessor Remaining Property (by Lessor) and/or the conduct thereon of the Lessee Business or the Lessor Business, respectively, that is reasonably likely to have a material adverse impact based on the Review Criteria of any Party.

“Site Amenities” means Building 1, the guard house facility located at the Lessor’s main entrance gate, which shall be utilized by a third party security firm which provides services to both Lessor and Lessee.

“Site Plan” means the plan attached as Exhibit 2.1(a) hereto.

“Site Remediation” shall have the meaning set forth in Section 5.2(b)(A).

“Site Removal” shall have the meaning set forth in Section 5.2(b)(A).

“Site Removal, Remediation and Restoration Work” shall have the meaning set forth in Section 5.2(b)(A).

“Site Restoration” shall have the meaning set forth in Section 5.2(b)(A).

“Smelter” means the existing smelter building and the primary and ancillary Improvements necessary to the operation of the smelter, all building, improvements, equipment and related assets, liabilities, and infrastructure related to the operation of the aluminum smelting process that operates on the Leased Premises.

“Smelter Closure Notice(s)” shall have the meaning set forth in Section 5.2(b)(ii).

“Taking” shall have the meaning set forth in Section 13.1.

“Term” shall have the meaning set forth in Section 3.1.

“Termination Date” means the date of expiration or earlier termination of the Term for whatsoever reason in accordance with this Land Lease.

“Transmission Lines” shall have the meaning set forth in Section 6.4(f).

“Transfer” shall have the meaning set forth in Section 14.1(a)(ii)(c).

“Transferee” shall have the meaning set forth in Section 14.1(a).

“Utilities” shall mean electricity, natural gas, water, heat, light, power, sewer, telephone, and other data and telecommunications services, sprinkler services, snow and ice removal, refuse and trash collection, storm and sanitary sewers, radios(?) and other utilities from time to time provided to, and/or used or consumed at, the Leased Premises.

“Wastewater” means all industrial wastewaters (other than storm water runoff and domestic sewage) generated within the Leased Premises.

“Zoning Permit” shall mean any approval, variance, conditional use permit, exception or other approval or consent from, or development agreement with, the Town of Massena department of planning and zoning, or, if applicable, similar departments of the Village of Massena, the County of St. Lawrence, or any other Governmental Entity having jurisdiction over zoning matters.

1.2 Exhibits.

The following Exhibits are attached to and made a part of this Land Lease:

Exhibit 2.1(a) – Site Plan of the Property showing the location of the Leased Premises (inclusive of the Office Leased Premises) and Common Areas including the Access Roads

Exhibit 2.1(c) – General description and/or location of the major Initial Improvements

[Exhibit 4.1(b)] – Lessee’s Share

Exhibit 5.2(b)(A) – Excluded Shared Facilities

Exhibit 6.2 – Security/Fire Protocols

Exhibit 6.3 – Rules and Regulations

Exhibit 6.6(b)(i) – Shared Permit Allocations

Exhibit 6.6(b)(iii) – Air Exclusion Zone

[Exhibit 6.8 – Site Amenities]

[Exhibit 6.9 – Access Roads]

[Exhibit 6.10 – Common Areas]

Exhibit 7.2 – Description of Shared Services and Facilities to be provided by Lessor or Lessee

Exhibit 7.2(a) – Annual Budget (1st Year)

[Exhibit 8.1(d)] – General Construction Requirements and Conditions

[Exhibit 9.2(b)] – Lessee Environmental Conditions

[Exhibit 9.2(b)] – Lessor Environmental Conditions

[Exhibit 9.2(b)] – Combined Environmental Conditions

Exhibit 10.1 –Lessee’s Insurance Requirements

[Exhibit 16.2(a)] – Approved Financial Institutions

ARTICLE 2

LEASED PREMISES

2.1 Grant of Lease.

(a) Lessor hereby leases and demises to Lessee, and Lessee hereby leases, takes and hires from Lessor, the Leased Premises, on all of the terms, conditions, covenants and provisions contained herein.

(b) Lessor and Lessee hereby acknowledge and agree that the Improvements and Equipment are owned by Lessee and not by Lessor; provided, however, that at the expiration or sooner termination of the Term, all Improvements and Equipment then remaining on the Leased Premises shall at the sole option of the Lessor exercised in writing and on reasonable prior notice to Lessee, which may be applicable (at Lessor’s sole option) to some, all, or more of the Improvements, be demolished and/or removed and all of the same, together with all other property owned, leased or used by Lessee on the Leased Premises, shall be demolished and/or removed by Lessee as hereinafter provided.

ARTICLE 3

TERM

3.1 Term.

The term of this Land Lease (“Term”) shall consist of (a) an initial term (“Initial Term”) of twenty (20) years commencing on the Effective Date and expiring at 11:59 PM on the [last day of the calendar month or after] in which the twentieth (20th) anniversary of the Effective Date occurs, plus (b) the Renewal Terms (as hereinafter defined), unless sooner terminated or further extended as hereinafter provided. So long as (a) at the commencement of each such Renewal Term this Land Lease is in full force and effect, (b) Lessee is not in breach or default of any of its payment obligations, and is not otherwise in material breach or default of any of its other obligations, under this Land Lease, (c) either (i) existing Improvements, or (ii) contemplated improvements for which the Lessee has either received a currently effective building permit or site plan approval from any applicable Governmental Entity, which said improvements will have a useful life (determined according to GAAP) exceeding the length of the Term as renewed; then in such event, the Term of this Land Lease may, at Lessee’s option, exercised in each instance by written notice delivered to Lessor at least one hundred eighty (180) days prior to the expiration of the then-current Term, be automatically extended and renewed for three (3) successive renewal terms of ten (10) years each (each, a “Renewal Term,” and, collectively, “Renewal Terms”), the first Renewal Term to commence at the time of the expiration of the immediately preceding Initial Term and each succeeding Renewal Term to commence on the tenth (10th) anniversary of the preceding Renewal Term and to end at 11:59 PM on the date immediately preceding the tenth (10th) anniversary of the then-current Renewal Term; provided, however, that Lessee is entitled to up the Additional Renewal Term, but no Renewal Term shall exceed the maximum useful life of any material Improvements then located on the Leased Premises, such useful life to be measured in accordance with GAAP as of the commencement of the respective Renewal Term. Provided, further, however, that if any Smelter Closure Notice has been given prior to the commencement of any Renewal Term but the Site Removal, Remediation, and Restoration has not been completed, the immediately succeeding Renewal Term shall be only for such duration sufficient to complete the Site, Removal, Remediation and Restoration Work in accordance with the provisions of Section 5.2(b)(B) hereof, not to exceed 3 years plus any extensions as provided under this Lease. If Lessee desires to further extend or renew the Term after the expiration of the last Renewal Term, the Parties agree to negotiate in good faith on mutually acceptable terms and conditions for any such further extension or renewal.

3.2 Holding Over.

If Lessee fails to vacate and surrender the Leased Premises in accordance with this Land Lease after the expiration or sooner termination of the Term (including the completion of all Site Removal, Remediation and Restoration Work, other than Post-Lease Termination Remediation), Lessee shall be a lessee at will or at sufferance, and Lessee shall pay, in addition to all other Rent and other sums then due Lessor, a daily base rental equal to two hundred percent (200%) of the Fixed Rent in effect for the Leased Premises on the Termination Date, computed on a monthly basis for each month or part thereof during such holdover, even if Lessor consents to such holdover (which consent shall be effective only if in writing). All other payments to Lessor of all costs, expenses, fees and charges payable by Lessee shall continue under the same terms and conditions of this Land Lease. In addition, Lessee shall be liable for all Losses (which shall include without limitation all of the same) arising with respect to or in connection with any delay, suspension, inability to perform or breach or default by or on behalf of Lessor with respect to any releasing or development plans or obligations of Lessor in anticipation of Lessee’s timely vacating and surrender of the Leased Premises) incurred by Lessor as a result of such holding over. No holding over by Lessee, whether with or without consent of Lessor, shall operate to extend this Land Lease or modify Lessee’s obligations hereunder except as otherwise expressly provided, and this Section 3.2 shall not be construed as consent for Lessee to retain possession of the Leased Premises or to otherwise vary any obligations of Lessee under this Land Lease.

3.3 Survival of Obligations.

All obligations and liabilities of Lessee that are not fully performed, determined or liquidated as of the Termination Date shall survive expiration or sooner termination of this Land Lease so long as necessary to fully effectuate their purpose.

ARTICLE 4

FIXED RENT; ADDITIONAL RENT; PASS THROUGH COSTS

4.1 Fixed Rent.

(a) From and after the Effective Date through the last day of the tenth (10th) Lease Year, the annual Fixed Rent for (i) the Land Leased Premises shall be calculated based on the market value of Six Hundred Eighty Five Dollars ($685.00) per acre of Leased Premises, per annum, fixed for ten (10) years, as such acreage is determined by Lessor, and (ii) the Office Leased Premises shall be calculated based on a rate of $5.00 per square foot per year, or $92,875 per year, as well as $3,000 per year related to the use of Building 1 (clockhouse), (together, the “Fixed Rent”), payable in advance in annual installments on the first day of each January during the Term in accordance with Section 4.3 hereof. From and after the tenth (10th) Lease Year through the end of the Term, the Fixed Rent during each Lease Year (as previously increased by all prior CPI Escalation) shall be increased by the CPI Escalation. Fixed Rent (and all other monthly or other periodic fixed costs, expenses or charges payable under this Land Lease) shall be prorated for partial calendar months or years. In the event that Lessee disagrees with Lessor’s calculation of acreage for the Leased Premises, Lessee may, at its sole cost and expense, obtain a certified survey prepared in accordance with ALTA standards, and a title insurance policy issued by a reputable national title insurance company certifying such acreage of the Leased Premises. If the amount of acreage determined as set forth herein, differs from Lessor’s calculations, the Fixed Rent will be adjusted for future Lease Years, but there will be no retroactive adjustment of Fixed Rent.

(b) In addition to Fixed Rent, on the first (1st) day of each calendar month during the Term, Lessee shall pay Additional Rent in the amount of Lessee’s Share of the Pass Through Costs, as such “Lessee’s Share” is calculated or set forth on Exhibit 4.1(b) attached. Lessee’s Share of the Pass Through Costs due on the first (1st) day of each calendar month are paid in arrears and reflect the Pass Through Costs incurred (or estimated) with respect to the Leased Premises in the prior month.

(c) Pass Through Costs shall be billed as follows:

(i) Each month, Lessor shall invoice Lessee for Lessee’s Share of the actual amount incurred with respect to the Pass Through Costs which are then-known to Lessor and/or for costs, expenses, fees and charges for which Lessor has estimated any Estimated Pass Through Costs for the immediately prior month (and for all previous months in which costs, expenses, fees and charges were incurred and for which actual amounts (including revisions or corrections of previous estimates) have since been determined by Lessor). In addition to providing the above monthly invoices, Lessor shall make itself or an authorized representative of Lessor reasonably available to answer questions by Lessee and to provide reasonable backup documentation upon Lessee’s reasonable request concerning individual items of Pass Through Costs or Lessee’s Share thereof as shown on Lessor’s monthly invoices.

(ii) Pursuant to the applicable Exhibits, Pass Through Cost estimates on a rolling three year basis, as well as expected capital and major expense work will be delivered to the other Party by the applicable Most Dependent User as applicable by each June 1st, during the Lease Term. Lessor shall make itself or an authorized representative of Lessor reasonably available for a period of thirty (30) days after delivery to answer questions by Lessee and to provide reasonable backup documentation upon Lessee’s/Lessor reasonable request concerning individual items of Pass Through Costs and Lessee’s Share thereof. Subject to Lessee’s audit rights in Section 4.1(d) below, within thirty (30) days following delivery by Lessor to Lessee (or vice versa depending on the applicable “Most Dependent User”) for any calendar year, either Party shall inform the other if such Party believes an adjustment is necessary. The Parties shall make any agreed adjustment (“Agreed Adjustment”), with by (A) Lessee promptly paying to Lessor the amount of any deficiency in Lessee’s Share of Pass Through Costs for such calendar year, or (B) Lessor applying any excess amount of Pass Through Costs paid by Lessee for such calendar year against Lessee’s Share of Pass Through Costs next becoming due; provided, however, if the Term will expire before any such credit can be fully utilized or if the Term has already expired, Lessor shall first deduct from any such excess any other amounts owed by Lessee to Lessor under this Land Lease (including all Losses by reason of any default or Event of Default by Lessee under this Land Lease and all reasonable reserves for any unperformed or contingent obligations of Lessee, including without limitation all Post-Lease Termination Environmental Costs) and Lessor shall promptly reimburse Lessee for any such remaining excess amount; provided, further, however, that any Agreed Adjustment shall not be subject to Lessee’s audit rights in Section 4.1(d) below. Lessee’s rights in Section 4.2(b) shall survive the expiration or other termination of this Land Lease, and if the Term shall expire or shall otherwise terminate on a day other than the last day of a calendar year, Lessee’s Share of the actual Pass Through Costs shall be prorated in the proportion which the number of days in such calendar year preceding such expiration or termination bears to 365.

(d) Within thirty (30) days following Lessee’s receipt of an Annual Summary Statement for any calendar year during the Term, Lessee may give notice to Lessor that it wishes to exercise its audit rights, as follows: Lessee may cause its Auditor (as defined below), at Lessee’s sole cost and expense, to audit such books and records of Lessor relating to the Pass Through Costs paid by Lessee with respect to such applicable calendar year (other than any Agreed Adjustment). Any such audit will be conducted during normal business hours, upon not less than twenty (20) days’ prior written notice to Lessor, and Lessor shall have the right to have its personnel or representatives present at all times during such audit. If Lessee fails to object to the calculation of Pass Through Costs on an Annual Summary Statement by providing such notice to Lessor within such 30-day period, then Lessee shall have irrevocably waived its right to object to the calculation or payment of any Pass Through Costs and Lessee’s Share thereof for the calendar year in question and the calculation of Pass Through Costs and Lessee’s Share thereof set forth on such Annual Summary Statement shall be final and binding on Lessee for any and all purposes. Subject to the foregoing and the execution of a customary confidentiality agreement with Lessor by Lessee and any Auditor, Lessor will (i) give an Independent Accountant and retained by Lessee at its sole cost and expense (“Auditor”) reasonable access to the books and records of Lessor and its Affiliates at its offices to the extent relating to the computation of Pass Through Costs and Lessee’s Share thereof in the Annual Summary Statement for such calendar year, (ii) furnish to the Auditor such financial information and data to the extent relating to the calculation of such amounts as the Auditor may reasonably request and (iii) subject to the provisions of Section 4.1(c), instruct the appropriate officers and employees of Lessor and its Affiliates to reasonably cooperate with the Auditor in connection with its investigation of any such amounts. Any such audit of the books and records of Lessor or its Affiliates pursuant to this Section 4.1 shall be performed only by such Auditor (and not by Lessee), which Auditor shall not be engaged on a contingency basis. For the avoidance of doubt, Lessor and Lessee agree that if such audit reveals that an error was made in Pass Through Costs previously paid by Lessee, then Lessor shall refund to or reimburse by credit to Lessee any overpayment thereof, or Lessee shall pay to Lessor any underpayment of Pass Through Costs, as the case may be, in the same manner as provided in Section 4.1(b).

(e) Lessee agrees that any permitted audit undertaken by Lessee pursuant to this Section 4.1 shall be conducted in such a manner as not to interfere with the business operations of Lessor and its Affiliates. Lessee and its representatives shall not communicate with any employees of Lessor and its Affiliates, without the prior written consent (including via email) of an authorized employee of Lessor (not to be unreasonably withheld); provided, however, that subject to Applicable Laws or Other Requirements, Lessor and Lessee shall establish reasonable protocols for communications with Lessor’s employees to facilitate the provision of the audit rights of Lessee set forth in this Section 4.1. Notwithstanding anything to the contrary in this Land Lease, neither Lessor and its Affiliates, nor any of their officers, directors or employees, shall be required to discuss, provide access to or disclose (1) personnel records relating to individual performance or evaluation records or medical histories (other than occupational histories), (2) information where, upon the reasonable advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Applicable Laws or Other Requirements or obligation of confidentiality to a third party, (3) proprietary information of Lessor or its affiliates, (4) information of a classified, secret or other protected and restricted nature, or (5) material non-public information. Lessor and Lessee shall endeavor in good faith to make appropriate substitute disclosure arrangements, if practicable and without cost or liability to Lessor, in a manner that does not give rise to any of the circumstances referred to in the preceding sentence.

4.2 Additional Rent and Rent Adjustments.

Lessee shall pay all Additional Rent due under this Land Lease at such times and in such amounts as are required pursuant to this Land Lease.

4.3 Method of Payment.

All Fixed Rent shall be due and payable on the first day of each January during the Term. All Additional Rent shall be due and payable on the first day of each calendar month during the Term without prior demand and (unless otherwise provided herein) shall be prorated for interim months and partial months (as the case may be) at the beginning or end of the Term, and all other payments (including Additional Rent) shall be due and payable within thirty (30) days after Lessee’s receipt of Lessor’s invoice. All payments of Rent shall be made, except as otherwise expressly provided in this Land Lease, without offset, deduction, credit, abatement, reduction or counterclaim of any kind, in lawful money of the United States of America. Without limiting the foregoing, to the fullest extent now or hereafter permitted by applicable Laws, Lessee shall not have, and hereby unconditionally waives and relinquishes, any right to deposit any disputed Rent in court or pursuant to any court-ordered escrow or with any court-appointed receiver, master or trustee. All payments of Rent shall be made at Lessor’s address or precedent to wire transfer instructions as Lessor shall designate by notice to Lessee from time to time.

4.4 Late Charges; Interest.

If any amount due under this Land Lease is not paid within five (5) days after the date it becomes due, late charges shall be assessed on the delinquent amount, as follows: (a) the late fee for the month in which the delinquent payment becomes due shall be three percent (3%) of the delinquent amount; and (b) if the delinquent payment is not paid in full within five (5) days after the date on which it became due, then beginning on the next day, interest shall accrue at the Default Rate on all delinquent amounts (including late fees) until the date that all delinquent amounts have been paid in full. The parties agree that such late charge and interest represent a fair and reasonable estimate of the costs and expenses that Lessor will incur by reason of such late payment by Lessee. The late charge and interest shall be deemed to be Rent, and the right to require it shall be in addition to all of Lessor’s other rights and remedies for a payment failure of Lessee.

4.5 Sales Tax.

In addition to all other amounts payable by Lessee to Lessor pursuant to this Land Lease or otherwise, Lessee shall be responsible for and shall pay any sales, use, rent, consumption or similar taxes or assessments (including any penalties, interest or additional amounts imposed with respect thereto), imposed on or with respect to Rent, any other fees, charges and amounts payable by Lessee to or on behalf of Lessor pursuant to this Land Lease and any other fees, charges and amounts payable by Lessee to Lessor for any separately stated services that are provided under this Land Lease (including, but not limited to, any payments for Shared Facilities, facilities or services, described in Section 6.6(b), 6.8, 6.9, 6.10 or 7.2).

4.6 No Accord and Satisfaction.

All payments made by Lessee to Lessor hereunder shall be treated as payments on account. Lessor may accept Lessee’s late payment or any partial payment of any amount Lessor claims is due under this Land Lease without prejudice to Lessor’s rights to exercise all rights and remedies for late payment or partial payment and/or to pursue and collect the balance due. No endorsement or other statement on any check or accompanying notice (including such words as “under protest” or “with full reservation of rights” or words with similar import) shall be construed to create an accord and satisfaction or otherwise compromise the amount Lessor claims is due or any other right or remedy of Lessor hereunder. Lessor’s acceptance of any payment after it has become due and payable shall not discharge any liability of Lessee for any Losses suffered or incurred by Lessor or excuse any delays with respect to future payments or constitute a waiver of any of Lessor’s rights or remedies under this Land Lease. Lessee’s covenants and agreements to lease the Leased Premises and pay Rent and all other sums payable under this Land Lease are independent of any other covenant, agreement or term of this Land Lease to be performed by Lessor.

ARTICLE 5

CONDITION OF PREMISES

5.1 As-Is, Where-Is, With All Faults Condition.

By reason of the operation of the forerunner of the Lessee Business on the Leased Premises prior to the Effective Date, Lessee is fully familiar with all physical and environmental conditions affecting the Leased Premises, Improvements and Equipment, as well as the Shared Facilities and Common Areas. The Leased Premises, as well as the Shared Facilities and Common Areas, shall be delivered or made available by Lessor and accepted by Lessee on the Effective Date in an “AS-IS, WHERE-IS, WITH ALL FAULTS” condition subject to Lessor’s express obligations hereunder, and the taking of possession of the Leased Premises by Lessee shall be conclusive evidence thereof. Lessee acknowledges and agrees that (a) it has inspected and accepts the Leased Premises, Shared Facilities and Common Areas in an “AS-IS, WHERE-IS, WITH ALL FAULTS” condition, and (b) except as expressly provided herein, Lessor has made no warranty, representation, promise, covenant, or agreement, expressed or implied, under content or applicable Laws, with respect to Environmental Conditions or any other physical conditions at the Property or the Leased Premises or the merchantability or fitness for any particular purpose of the Leased Premises, (c) except as expressly provided herein, no representations as to the state of repair of the Leased Premises, Shared Facilities and Common Areas nor promises to alter, remodel or improve the Leased Premises, Shared Facilities or Common Areas, have been made by Lessor, and (d) in no event shall Lessor have any obligation for any defects, patent or latent, in the Leased Premises or any Shared Facilities or Common Areas or any limitation on their use, except as expressly provided herein.

5.2 Site Removal, Remediation and Restoration; Surrender of Leased Premises.

(a) Prior to the expiration or sooner termination of this Land Lease (including by reason of default or breach of this Land Lease as provided hereunder), subject to the further provisions hereof, Lessee shall perform and pay for at its sole cost and expense all Site Removal, Remediation and Restoration Work (as hereinafter defined), and surrender and deliver the Leased Premises to Lessor in such condition as is in accordance with generally accepted industry standards for industrial users; provided, however, that if this Land Lease shall be terminated by

Lessor in accordance with Section 15.2(a) of this Lease prior to completion of the Site Removal, Remediation and Restoration Work, Lessee shall continue to remain liable for the performance and payment of all costs and expenses of the Site Removal, Remediation and Restoration Work, and Lessor shall have the option in its sole discretion to perform any or all Site Removal, Remediation and Restoration Work at Lessee’s sole cost and expense and Lessee shall reimburse Lessor on demand for all such costs and expenses.

(b) Lessee shall give Lessor prompt written notice of (i) the date Lessee intends to permanently cease active operations of the Smelter (“Anticipated Smelter Closure Date”), which notice shall be given not less than one (1) year prior to the actual date of permanent cessation of such active operations where feasible, and (ii) the actual date of permanent cessation of such active operations (“Actual Smelter Closure Date,” such notices being referred to, collectively, as the “Smelter Closure Notices,” and individually, a “Smelter Closure Notice”). For purpose of this Land Lease, notwithstanding the absence of a Smelter Closure Notice, the Actual Smelter Closure Date shall be deemed to have occurred on the date which is five (5) years after Lessee’s operations have ceased at the Leased Premises (“Final Smelter Closure Date”), unless Lessee elects in writing to accelerate the Final Smelter Closure Date, subject to the further provision hereof. The Termination Date of this Lease shall occur on the date which is the earlier of (1) three (3) years after the Final Smelter Closure Date, plus any extensions as provided in this Lease, as the same may be accelerated by Lessee , and (2) the Removal and Remediation Termination Date (as hereinafter defined).

(A) On or before the Final Smelter Closure Date (whether or not Lessee has given either or both Smelter Closure Notices), Lessee shall, in accordance with all applicable Laws, including Environmental Laws, and all the General Construction Requirements and Conditions, proceed with diligence and dispatch (and in any event complete prior to the Termination Date) at its sole cost and expense to: (x) dismantle, demolish, raze, remove the Smelter and all Equipment and Improvements relating thereto and all other Equipment and Improvements and all other real or personal property owned, leased, installed, used by Lessee or located on the Leased Premises (specifically excluding any Shared Facilities or portion thereof located on the Leased Premises from time to time unless directed in writing to do so by Lessor, collectively, “Excluded Shared Facilities”), together with (1) all equipment, raw materials, intermediate product, final product, and maintenance chemicals, including oils (2) any and all other Regulated Substances or materials contained in any tanks, piles, packages, containers or other accumulations, and (3) all waste, waste materials, rubbish, and debris, including construction debris (collectively, “Site Removal”); (y) take all Remedial Actions and otherwise remediate all Recognized Environmental Conditions as disclosed by all Phase I and Phase II Reports in connection with the Smelter or otherwise constituting obligations of Lessee under the Lease, including closure and removal of all underground and above-ground storage tanks and ancillary pipelines, dispensers and other related equipment (“Site Remediation”); and (z) restore the entire Leased Premises, both surface and subsurface, to a vacant condition as agreed to and approved by Lessor in such condition as is in accordance with generally accepted industry standards for industrial users and that is consistent with applicable Environmental Laws and Applicable Remedial Standards, and with the Leased Premises as a whole in condition reasonably suitable for further industrial use, including sale, use or development by Lessor (but expressly excluding all Excluded Shared Facilities (unless otherwise directed by Lessor) and any of the foregoing items (if any) that may be required to remain by applicable Laws), collectively,

“Site Restoration,” and together with Site Removal and Site Remediation, collectively, “Site Removal, Remediation and Restoration Work”). If requested in writing by Lessee, Lessee may use the existing landfill site on the Lessor Remaining Property (“Existing Landfill”) for disposal of hazardous and PCB wastes, subject to all Environmental Laws and all then-existing rules, regulations and procedures adopted by Lessor and governing Lessor’s use of such landfill site.

(B) Prior to the commencement of any Site Removal, Remediation and Restoration Work, Lessee shall submit plans and specifications (including all current Phase I Reports and Phase II Reports, dated not earlier than six (6) months prior to such commencement where feasible and all Remedial Action plans and procedures with respect to all Site Remediation, including Post-Lease Termination Remediation, as hereinafter defined), and the names of all professionals, consultants, contractors and vendors intended to be used by Lessee, for the prior approval of Lessor, which approval shall not be unreasonably delayed or withheld. All Site Removal, Remediation and Restoration Work shall be completed as soon as reasonably practical but in no event later than three (3) years after the Actual Smelter Closure Date; provided, however, that if any Site Removal, Remediation and Restoration Work (other than ongoing monitoring and testing) is not capable of being completed within such three (3)-year period despite all Lessee’s reasonable best efforts (including delays in approvals of any Governmental Entity), Lessor shall agree to extend the Termination Date for such portion of the Leased Premises, for such reasonable purposes and for such reasonable time, as shall be necessary to complete the Site Removal, Remediation and Restoration Work with diligence and dispatch. Thereafter, if and to the extent required by any Governmental Entity) Lessor shall grant Lessee a nonexclusive easement on terms and conditions reasonably satisfactory to Lessor (including full indemnity and insurance protections for Lessor for all Losses, including any loss, liability or injury to any person or property or any Governmental Authority, and reasonable financial assurances for the performance, completion and indemnification with respect to all such Site Removal and Remediation), for the limited purpose to install, maintain, monitor and test, and to perform additional attenuation and remediation activities that are necessary to complete such Site Remediation in accordance with the Site Remediation plans previously approved by Lessor as soon as reasonably practicable after the expiration such three (3)-year period (as extended). Any Site Remediation which is required after the Termination Date (as so extended) is referred to as “Post-Lease Termination Remediation.”

(c) Lessee shall give Lessor prompt written notice of (i) the date Lessee anticipates completing all Site Removal, Remediation and Restoration Work (“Anticipated Site Work Completion Date”) and the reasonably projected time frame for the completion of any Post-Lease Termination Remediation and (ii) the actual date of completion thereof (excluding any Post-Lease Termination Remediation, which shall be identified in such notice in reasonable detail together with an anticipated time frame for completion thereof), together with all current Phase I and Phase II Reports dated not earlier than two (2) months prior to submission, confirming the absence of any Environmental Conditions and confirming all approvals as required by Environmental or other Regulatory Agencies (“Actual Site Work Completion Date”). Within thirty (30) Business Days after receipt of the notice of Actual Site Work Completion Date, Lessor shall inspect the Site Removal, Remediation and Restoration Work and shall give Lessee written notice (“Lessor Inspection Notice”) whether Lessor accepts the Work, or whether it rejects the Work and/or requires any further or supplemental Phase I or Phase II

Reports or confirmatory sampling (and if so, specifying in reasonable detail the reasons therefor). If Lessor fails to give Lessee a Lessor Inspection Notice, Lessor shall be deemed to have accepted the completion of the Site Removal, Remediation and Restoration Work. If Lessor accepts (or is deemed to have accepted) the Site Removal, Remediation and Restoration Work, the Land Lease shall terminate on the date set forth in Lessor’s notice of acceptance (“Removal and Remediation Termination Date”), which shall be not less than sixty (60) days nor more than one hundred twenty (120) Business Days after the date of Lessor’s notice, and shall surrender the Leased Premises as provided herein If Lessor rejects the Site Removal, Remediation and Restoration Work, Lessor shall notify Lessee in writing of the specific deficiencies giving grounds for the rejection. Lessee shall promptly correct and complete all legitimate deficiencies specified in the Lessor Inspection Notice, and the same procedure shall apply as set forth with respect to Lessee’s initial notification of completion of the Site Removal, Remediation and Restoration Work. If Lessor is required to and fails to provide to Lessee any of the foregoing notices, Lessor shall be deemed to have accepted the Smelter Removal and Remediation Work.

(d) Notwithstanding the foregoing, if at any time within one (1) year prior to the Final Smelter Closure Date Lessee provides Lessor with a written plan in reasonable detail for the resumption of active production of operations of the Smelter, together with financial projections for the costs thereof and reasonable assurances of the financial capability of Lessee to resume active production operations, Lessee shall have the right with Lessor’s reasonable approval to re-open the Smelter for the remainder of the Term on or before the expiration of said one (1)-year period. Notwithstanding the foregoing, following any permanent cessation of active operations of the Smelter, Lessee shall remain obligated to comply with all maintenance and repair obligations and with all Applicable Laws and Other Requirements, and all other terms and conditions of this Land Lease, including all Site Removal, Remediation and Restoration Work.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use.

(a) Lessee shall use the Leased Premises solely for the operation of the Lessee Business and all industrial uses in connection therewith, and all other lawful uses in accordance with Applicable Laws and Other Requirements, subject to the further provisions hereof; provided, however, that as long as Lessor or its Affiliates are operating all or a portion of the Lessor Business on the Lessor Remaining Property, Lessee shall not materially change or alter the overall industrial use of the Leased Premises or any portion thereof if said change in use would (i) result in a Significant Change in Lessee’s Operations of the Leased Premises, (ii) materially adversely impact the Lessor Business as conducted on the Lessor Remaining Property, including, without limitation, adding to or increasing any costs, expenses, fees or charges of Lessor’s use or operation of the Lessor Remaining Property, including any increased Environmental Liabilities (whether or not subject to reimbursement according to any Lessee’s Share), or (iii) materially increase the cost of compliance with Lessee’s obligations under this Land Lease, including the Site Removal, Remediation and Restoration Work and Lessee’s Indemnity or any Lessee Environmental Condition.

(b) Neither Lessor (so long as Lessee or its Affiliates are operating all or a portion of the Lessee Business on the Leased Premises) nor Lessee shall undertake a Significant Change in their respective operations at the Lessor Remaining Property or the Leased Premises, as the case may be, without the prior written approval of the other Party, which approval shall be granted or withheld in the other Party’s reasonable discretion and without unreasonable delay, based on Review Criteria; provided that, in granting or denying approval or setting any conditions for its approval, the approving Party’s reasonable discretion shall include consideration of commercially reasonable measures that can be implemented, either at the requesting Party’s cost or without undue burden or expense, to mitigate or address any objections or concerns of the approving Party with respect to such Significant Change; provided further, that, for the avoidance of doubt, nothing in this Section 6.1(b) shall obligate the approving Party to incur any significant cost or expense in connection with such mitigation measures.

(c) Lessee shall not (i) violate the terms of any certificate of occupancy or other Permit for or relating to the Leased Premises or the Improvements or Equipment; (ii) cause injury or damage to or impair the proper utilization of, all or any portion of the Leased Premises or any Common Areas or Shared Facilities; (iii) take any action or refrain from taking any action that constitutes a violation of Applicable Laws and Other Requirements (including any covenant, condition or restriction of record or that affects the Leased Premises or the Property); (iv) exceed the load bearing capacity of the floors of the Leased Premises; (v) take any action or refrain from taking any action that would impair the character, reputation or appearance of the Leased Premises or the Property, or disrupt the operations of Lessor or other lessees or users of Lessor’s Remainder of the Property; (vi) subject to Section 6.12, permit a lien to attach to the Leased Premises or the Improvements or Equipment or Property or take any action that results in, or to refrain from taking any action that does not prevent, the Leased Premises or the Property or the Improvements or Equipment being or becoming subject to any encumbrance; or (vii) except as expressly permitted under this Land Lease, store waste on the Leased Premises in excess of the time period required under Applicable Laws and Other Requirements or the Rules and Regulations. Lessee shall use the Leased Premises at its own risk and Lessor shall have no responsibility or liability for any loss of or damage to any Improvements, Equipment or any other Lessee’s property or with respect to any Lessee Employees, Lessee’s Agents or invitees, except to the extent such loss or damage is caused by Lessor’s or any Lessor Agent’s willful misconduct or gross negligence or a violation of Lessor’s obligations under this Land Lease, subject to Sections 6.4(a)(ii) and 7.4.

(d) Neither Lessee nor Lessee’s Agents shall dig, excavate or otherwise penetrate the ground at, under or around the Leased Premises or at any other location on the Property without the approval of Lessor, which approval shall not be unreasonably withheld or delayed, based on Lessor’s Review Criteria.

6.2 Security.

(a) Lessee shall give prior written notice to Lessor setting forth the full and accurate name of each Lessee New Employee, stating that such employee is a citizen or permanent resident of the United States, and other identifying information customarily required by Lessor from third-party contractors at the Property and verifying that such Lessee New Employee has satisfied the screening and other standards issued from time to time by Lessor (“Lessor’s

Screening Process”), which standards have been provided to Lessee. Each Lessee Employee shall have their own active and valid security badges to be permitted onto the Property or any part thereof, or otherwise shall be processed as a visitor and escorted at all times on the Leased Premises by a Lessee Employee with an active and valid security badge. No individual without an active and valid security badge shall be permitted onto the Property or any part thereof at any time without being processed as a visitor by Lessor’s security staff. Lessee, Lessee’s Agents and Lessee Employees shall only have access to the Leased Premises and the Common Areas and to no other locations on the Property.

(b) Lessor has established Security Protocols with respect to the Property, including, without limitation, those set forth on Exhibit 6.2 hereto to: (A) protect its personnel and assets, including confidential or proprietary business information; (B) maintain security on the Property; and (C) implement emergency preparedness and management protocols for the Property (including fire protection, health, safety and environmental, and electrical and technical safety standards). Lessee shall cause all of Lessee’s Agents and Lessee Employees to comply with such Security Protocols throughout the Term. Lessor shall have the right to amend, modify and supplement such Security Protocols in Lessor’s good-faith judgment; provided that (x) Lessor shall promptly provide Lessee with any such amended, modified or supplemented Security Protocols, and (y) except to the extent Lessor deems such changes necessary to respond to a security threat with respect to the Property (including the threat of terrorism, which does not have to be specific to the Property), or to comply with Applicable Laws and Other Requirements, such changes do not materially and unreasonably interfere with access to the Leased Premises or the use thereof for the Lessee Business, or materially and unreasonably either increase Lessee’s obligations or decrease Lessee’s rights under this Land Lease, without Lessee’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Lessee and Lessee’s Agents and Lessee Employees shall comply therewith once Lessee has been provided with such amended, modified or supplemented Security Protocols.

(c) Lessee shall provide security for the safety of Lessee’s Property and Lessee Employees, visitors, guests and invitees within the Leased Premises. Lessee may, at its sole cost and expense, install its own security systems and equipment within, or at the entrances to, the Leased Premises, including card readers, surveillance cameras and other systems; provided that Lessee’s security systems and procedures do not conflict with Lessor’s security requirements and procedures or interfere with Lessor’s right of access under Section 17.3 or otherwise provided in this Land Lease.

(d) Each time that Lessor sends written notice to Lessee of Lessee’s breach of Section 6.2(a) or (b), Lessee shall within five (5) Business Days meet with a representative of Lessor, and Lessor and Lessee shall work together in good faith to create a plan to avoid further breaches of this Section 6.2.

(e) To the extent of any inconsistency, ambiguity or conflict between the provisions of Sections 6.2 and 6.3 (including Exhibits 6.2 and 6.3), Section 6.2 and Exhibit 6.2 shall govern.

6.3 Rules and Regulations.

Lessee shall observe and comply in all material respects with the Rules and Regulations set forth on Exhibit 6.3 hereto and any other future Rules and Regulations adopted from time to time by Lessor. Upon any amendment, modification or supplement to the Rules and Regulations after the Effective Date, Lessor shall promptly provide Lessee with such updated Rules and Regulations, and Lessee shall observe and comply (and cause Lessee’s Agents, Lessee Employees and Lessee’s guests and invitees to comply) with such updated Rules and Regulations following receipt thereof; provided that except to the extent such changes to the Rules and Regulations are in Lessor’s good-faith judgment necessary to respond to a material security threat with respect to the Property (including the threat of terrorism, which does not have to be specific to the Property) or to comply with Applicable Laws and Other Requirements, no amendment, modification or supplement to the initial Rules and Regulations shall unreasonably interfere with access to the Leased Premises or the use thereof for the Lessee Business, or unreasonably increase Lessee’s obligations or decrease Lessee’s rights under this Land Lease, without Lessee’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Lessee and Lessee’s Agents and Lessee Employees shall comply therewith once Lessee has been provided with such amended, modified or supplemented Rules and Regulations.

6.4 Utilities, Shared Services and Facilities.

(a) To the extent the same are separately metered as of the Effective Date or thereafter, Lessee shall timely pay for all Utilities used on or at the Leased Premises, all maintenance or repair charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any governmental Utility provider, together with any taxes, penalties, surcharges or the like pertaining to Lessee’s use of such Utilities. To the extent any Utilities for the Leased Premises are separately metered (or if not separately metered, if any account is in the name of Lessor), all said utilities shall be charged through the Pass Through Costs.

(b) So long as no Event of Default shall be continuing, Lessor shall provide all Shared Services and Facilities as described on Exhibit 7.2 attached, subject to the provisions of Section 7.1(b).

Notwithstanding anything to the contrary:

(i) Either party (the “Non-Defaulting Party”) shall have the option to terminate this Land Lease for the interruption or failure of Utilities or the material disruption or failure to provide Shared Services and Facilities to the Premises of the Non-Defaulting Party, only if (x) caused solely by the gross negligence or willful misconduct of the other party or its Agents, (y) it lasts for more than sixty (60) consecutive days, and (z) it materially prevents its Non-Defaulting Party’s ability to conduct the Business of the Non-Defaulting Party and the Non-Defaulting Party does not actually conduct such Business on its Premises for more than sixty (60) consecutive days.

(ii) To the extent a Non-Defaulting Party is unable to reasonably conduct its Business in its Premises during an interruption or failure of Utilities or Shared Services or Facilities that lasts for more than fifteen (15) consecutive Business Days due to the other party’s gross negligence, willful misconduct or violation of its obligations under this Land Lease, there shall be an equitable adjustment of financial liability with respect to that portion of the Premises that the Non-Defaulting Party is reasonably unable to use, and which the Non-Defaulting Party actually does not use, due to the other party’s such acts or violation, until Utilities service or Shared Services and Facilities is materially restored.

(iii) Except as expressly provided in this Section 6.4(a), in no event shall any failure, suspension, delay or curtailment of any Utilities or Shared Services or Facilities (whether or not with the fault of Lessor or from any other cause) constitute a contractive or actual eviction of Lessee from the Leased Premises or give Lessee any right to terminate the Land Lease or offset against the Rent.

(c) Lessee shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, sewers, pipelines, drainage or wastewater facilities or other facilities or Shared Services and Facilities by which Utilities or Shared Services and Facilities are supplied to, distributed in or serve the Leased Premises, and Lessee shall use all such equipment and facilities only in accordance with the specifications of any Utility provider or Lessor’s property managers or engineers, as the case may be. If Lessee desires to install any equipment which requires additional Utility facilities or Utility facilities of a greater capacity than the facilities servicing the Leased Premises, Lessor’s prior written approval shall be required. Lessee shall make any such request in writing to Lessor and Lessor shall reasonably review such request under Lessor’s Review Criteria.

(d) During the Term, Lessee shall have the nonexclusive right to receive (at Lessee’s sole cost and expense) Utility service through existing Utility pipes, conduits, wires, drainage culverts, and support and other related structures located on the Property and providing Utility service to or drainage from the Leased Premises subject to the right of Lessor to relocate or alter such facilities without substantially interrupting or diminishing Utility service or drainage to Lessee. Likewise, Lessor shall have the right during the Term, to receive (at Lessor’s sole cost and expense) Utility service through any existing Utility pipes, conduits, wires, drainage culverts, and support and other related structures located on the date of this Land Lease on the Leased Premises and providing Utility service to or drainage from the Property. Lessee shall cooperate with and assist Lessor in investigating utility and infrastructure problems.

(e) Lessor may, at its discretion, take all necessary steps to enable any Utility provider to provide service directly to the Leased Premises in the name of Lessee. If any Utility service is separately available to and separately metered for the Leased Premises, Lessee shall pay such cost directly to the Utility provider. Lessee agrees to make all reasonable effort to cause all Utilities to be separately metered, at Lessee’s sole cost and expense, and billed directly to Lessee. Unless Lessee is entitled to receive invoices directly from the Utility provider for the amount of its separately metered use, Lessee’s share of nonseparately metered Utilities shall be invoiced in the Pass Through Costs.

(f) Lessee shall be responsible at its sole cost and expense for the separation, installation, repair and maintenance of all telephone, cable, fiber optical and all other connections or transmission lines (“Transmission Lines”) for voice or data transmission purposes throughout the Leased Premises. Subject to Section 6.1(e), any installation, repair and maintenance of such Transmission Lines wherever located in or above the ground on the Leased Premises or anywhere on, through or across the rest of Property shall be subject to Lessor’s reasonable review of such request under Review Criteria without unreasonable delay, and if approved, Lessor shall grant reasonable access to Lessee and Lessee’s Agents for such approved work on the Property.

6.5 Compliance with Laws and Insurance Requirements.

(a) Lessee shall, at its sole expense (regardless of the cost thereof), comply with all Applicable Laws and Other Requirements (including, without limitation, Environmental Laws) pertaining to the Leased Premises or the Improvements or Equipment and Lessee’s use and occupancy thereof. Lessee and Lessor shall each give prompt notice to the other party of any written notice it receives from any Governmental Entity of any alleged violation of any Applicable Laws and Other Requirements with respect to the Leased Premises or the Improvements or Equipment and the use or occupancy thereof. Lessee’s obligations under this Section 6.5 apply whether or not any Governmental Entity has initiated or threatened action or litigation to enforce any Applicable Laws and Other Requirements. Lessee shall not do and, to the extent reasonably possible, with the exercise of all reasonable best efforts, shall not permit or condone any act or omission on the Leased Premises or the Improvements or Equipment, which subjects Lessor to any liability or responsibility for injury to persons, damage to property or to any other liability by reason of the violation of Applicable Laws and Other Requirements.

(b) Lessee will not use or permit the Leased Premises or the Improvements or Equipment to be used for any purpose or in any manner that would void or make voidable any Lessee’s or Lessor’s insurance, violate any applicable insurance company regulations or requirements, increase the insurance risk with respect to the Leased Premises or the Property, or cause the disallowance of any sprinkler credits. Following the Effective Date, if any increase in the cost of Lessor’s insurance on the Leased Premises or the Property is caused by Lessee’s change in use or occupancy of the Leased Premises, or failure to comply with the foregoing provisions of this Section 6.5(b), then Lessee shall pay the entire amount of such increase to Lessor as Additional Rent.

6.6 Permits.

(a) Except as provided in Section 6.6(b), Lessee shall be responsible for obtaining and maintaining in full force and effect any Permits necessary for its use of, activities at, or the conduct of the Lessee Business at, the Leased Premises, and otherwise in connection with Lessee’s use and occupation of the Leased Premises or its leasehold interest in this Land Lease. On default of Lessee in obtaining and preserving any such necessary Permits in a timely manner, Lessor may, but shall not be required to, obtain and maintain such Permits on Lessee’s behalf, and the documented out-of-pocket costs, fees, expenses and changes thereof shall constitute Additional Rent.

(b) Each of Lessor and Lessee acknowledge that certain Permits for Lessor’s current facilities and operations at the Property (including without limitation, the Site Petroleum Storage License and the Site SPEDES Permit) are Permits that apply to operations at the entire Property or to operations on the Leased Premises and certain other portions of the Property. If and to the extent that such Permits are not divided between Lessor and Lessee, Lessor will continue to hold and maintain, and allow Lessee to reasonably participate in any future renewals or modifications of, such Permits (“Shared Permits”), and Lessee may conduct its uses, operations and activities on the Leased Premises under the authority of such Shared Permits, subject to the following terms and conditions:

(i) Responsibility for the operation and maintenance of related facilities, sampling, monitoring, reporting and other actions required under such Shared Permits shall be allocated as between Lessor and Lessee in the manner set forth on Exhibit 6.6(b)(i) hereto, and Lessee shall pay Lessor for the actual and reasonable costs of providing such services to be provided by Lessor.

(ii) Lessee shall be solely responsible for compliance with the emission or effluent limitations or other requirements set forth in the Shared Permits or under other Environmental Laws applicable to both Lessee’s predecessor in interest’s uses, activities and operations, and Lessee’s uses, activities and operations, at the Leased Premises, including in respect of all applicable Pre-Existing Environmental Conditions. Lessee shall indemnify, defend and hold harmless the Lessor Indemnified Parties from and against all Losses arising from any violation of the Shared Permits or of any other Environmental Laws arising from or related to Lessee’s uses, activities and operations at the Leased Premises or on any other portion of the Property (including the Common Areas and licensed access areas).

(iii) Lessor shall be solely responsible for compliance with the emission or effluent limitations or other requirements set forth in the Shared Permits or under other Environmental Laws applicable to both Lessor’s predecessor in interest’s uses, activities and operations, and Lessor’s uses, activities and operations, at the Leased Premises or any other portion of the Property, including in respect of all applicable Pre-Existing Environmental Conditions. Lessor shall indemnify, defend and hold harmless the Lessee Indemnified Parties from and against all Losses arising from any violation of the Shared Permits or of any other Environmental Laws arising from or related to Lessor’s uses, activities and operations at the Leased Premises or on any other portion of the Property (including the Common Areas and licensed access areas)

(iv) Neither Party shall operate their respective Business nor conduct or permit operations or activities on their respective properties that would be reasonably likely to jeopardize or impair any air exclusive zone or any other Permits of the other Party. Without limiting the foregoing, Lessor shall control all public access to the Leased Premises within the air exclusion zone as detailed on Exhibit 6.6(b)(iii) for purposes of maintaining the air exclusion zone in the Leased Premises thereafter.]

(c) Each of Lessor and Lessee acknowledge that certain Permits for the operations at the Leased Premises currently held by Lessor may need to be transferred or reissued to Lessee with the approval of the issuing Governmental Entities, but that such Government Entities may not approve transfer or reissuance of such Permits until after the Effective Date (if at all). Unless and until the issuing Governmental Entity transfers or reissues to Lessee any such Permit, Lessor agrees to continue to maintain such Permits to the maximum extent permissible under Applicable Laws and Other Requirements or otherwise allowed by the applicable Governmental Entity; provided that Lessee shall (A) promptly satisfy the corresponding obligations and liabilities for enjoyment of such Permit by Lessee after the Effective Date; (B) promptly pay all reasonable out-of-pocket costs and expenses incurred by Lessor or Lessor’s Affiliates in providing such arrangements and taking such actions; and (C) Lessee shall indemnify Lessor in full from and against all Losses arising from any violation of the Permits or of any other Environmental Laws to the extent arising from or related to Lessee’s utilization of any such Permit.

(d) Lessee acknowledges that any Permit for fuel tanks servicing the Leased Premises are not transferrable by Lessor.

6.7 Parking.

Lessee shall use parking areas and spaces located within the Improvements on the Leased Premises for its use and the use by Lessee Employees and Lessee’s Agents for the Lessee Business. Lessee or Lessee’s Agents shall not park their vehicles in any portion of the Property outside the Leased Premises, including any Access Roads or Common Areas. Lessor reserves the right to remove from the Property any vehicles that are on any part of the Property in violation of the Rules and Regulations. If Lessor elects or is required by any Applicable Laws and Other Requirements to limit or control parking in the Property outside the Leased Premises, whether by validation of parking tickets or any other method of assessment, Lessee agrees to participate in such validation or assessment program under such Rules and Regulations as are from time to time established by Lessor, and to promptly reimburse Lessor for all costs and expenses hereof.

6.8 Site Amenities.

Subject to Lessor’s rights to close or modify the Site Amenities and the Common Areas in accordance with Section 6.10, and further subject to Section 7.1(b), Lessor grants to Lessee the nonexclusive, shared right to use the Site Amenities [as described on Exhibit 6.8 attached] available at the Property during such times as the Site Amenities are open and available to Lessor Employees, so long as: (a) the Site Amenities continue to be made available by Lessor to Lessor Employees at the Property or to other occupants at the Property in Lessor’s sole discretion, and (b) Lessee or Lessee Employees and Lessee’s Agents shall pay, at the time of use or at such other time as shall be specified by Lessor, the costs of such Site Amenities at the same rates charged to Lessor Employees or to other occupants at the Property for use of the Site Amenities (e.g., costs of food and purchases in the cafeteria and the club store, fees for use of the fitness center, charges of the credit union and reprographics print shop, etc.).

6.9 Access Roads.

(a) During the Term, subject to the further provisions hereof, Lessee shall have a nonexclusive ingress and egress easement over and across the Access Roads at all times (i.e., twenty-four (24) hours a day/seven (7) days a week). Lessee shall use the Access Roads as described on Exhibit 6.9 attached for the purpose of vehicular and pedestrian ingress from and egress (including, without limitation, the transportation of raw materials and other products related to the Lessee Business and Lessee’s trucks, service vehicles and other related equipment) to and from the Leased Premises and the Common Areas. Nothing in the immediately preceding sentence or elsewhere in this Land Lease shall limit or restrict Lessor’s activities or rights to build or install improvements and other structures on or along the Access Roads or to alter or improve Access Roads. Lessor shall provide alternative access, pursuant to Section 6.9(c), if such activities of Lessor should restrict Lessee’s and Lessee’s Agents’ use of the Access Roads in more than a de minimis manner.

(b) Notwithstanding any provision hereof to the contrary, nothing herein shall restrict or limit Lessor’s right to use the Access Roads jointly with Lessee, including, without limitation, Lessor’s improvement thereof, increased use thereof or construction of new Access Roads. Lessor shall provide alternative access, pursuant to Section 6.9(c), if such activities materially restrict Lessee’s and Lessee’s Agents use of the Access Roads in more than a de minimis manner.

(c) Lessor shall have the right, from time to time, during the Term, in consultation with Lessee, but at Lessor’s reasonable discretion, to relocate the Access Roads in whole or in part to any other location on the Property so long as (i) the new location of the Access Roads provides reasonable access to reach the Leased Premises, (ii) the new locations of the Access Roads allow them to reasonably serve their intended functions, and (iii) the new Access Roads are of similar quality to the original Access Roads (as existing as of the Effective Date). Upon any such relocation, the rights of Lessee pursuant to this Section 6.9 shall transfer, immediately, to the new locations, and Lessee shall have no further license, use, access or easement rights with respect to the old Access Road locations without the prior written approval of Lessor.

(d) Lessee shall not alter or perform any work of construction or improvement on, nor create any obstruction of, any Access Roads. Lessee shall not build or construct any new or additional roadways or driveways which connect to any Access Roads without Lessor’s reasonable approval, which shall take into consideration the Review Criteria.

6.10 Common Areas.

(a) Subject to the provisions of Sections 6.8 and 6.9, Lessee shall have the nonexclusive, shared right to the reasonable use of all Common Areas as described on Exhibit 6.10 attached for the purposes intended, which use shall be in compliance with all Applicable Laws and Other Requirements and shall be subject to the terms of this Land Lease and to the Rules and Regulations. Lessee shall not interfere with the rights of any or all of Lessor, Lessor’s Agents, other lessees or licensees, or any other person entitled to use the Common Areas, including any excessive use thereof by Lessee or Lessee’s Agents.

(b) Lessor shall at all times have exclusive control of the Common Areas. Lessor shall have the right, exercisable in its sole and absolute discretion and without the same constituting an actual or constructive eviction and without entitling Lessee to any abatement of Rent or other right or remedy, so long as none of the following prevents or unreasonably restricts Lessee from operating the Lessee Business on the Leased Premises, to: (i) close any part of the Common Areas to whatever extent required in the opinion of Lessor to prevent a dedication thereof or the accrual of any prescriptive rights therein or to permit the holding of events or permit the temporary use thereof for charitable or commercial purposes; (ii) temporarily close the Common Areas to perform repairs or maintenance or for any other reason deemed sufficient by Lessor; (iii) change the shape, size, location and extent or hours of operation of the Common Areas; (iv) eliminate from or add to the Property any land or improvement; (v) make changes to the Common Areas (except for the location of Access Roads which is governed by Section 6.9), including, without limitation, changes in the location of Site Amenities, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Areas; (vi) remove unauthorized persons from the Common Areas, the Leased Premises and the Property; and/or (vii) change the name or address of the Property. Lessee shall keep the Common Areas clear of all obstructions, debris or rubbish created or permitted by Lessee. If, in the reasonable opinion of Lessor, unauthorized persons are using any of the Common Areas by reason of the presence of Lessee at the Property, Lessee, upon demand of Lessor, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Areas, Lessor shall make a reasonable effort to minimize any disruption to the Lessee Business.

(c) The easements, licenses and rights of use granted to Lessee pursuant to Sections 6.7, 6.8, 6.9 and this Section 6.10 and otherwise pursuant to this Land Lease (collectively, “Licenses”) shall expire and completely and automatically terminate (without any further action or instrument) upon the expiration or sooner termination of the Term. In Lessee’s use of the Licenses, Lessee shall cooperate with Lessor to create as little interference as practicable with Lessor’s operations on, and Lessor’s use and enjoyment of, the Property. Lessee shall not cause or permit any damage or injury to occur to the portion of the Property that is subject to the Licenses, or any part thereof or person or property located thereon. Lessee shall be solely responsible for any damage caused by Lessee (or any officer, director or employee, agent, licensee or invitee thereof) to any of the Common Areas and, upon Lessor’s request, shall promptly repair any such damage or promptly pay the cost of such repair to Lessor, as elected by Lessor.

6.11 Access to the Leased Premises.

Subject to Sections 6.2 and 6.9, and the Security Protocols, Lessee shall have access to the Leased Premises and the Access Roads at all times (i.e., twenty-four (24) hours a day/seven (7) days a week) and shall have access to the Common Areas (other than the Access Roads) at such times as are set forth in the Rules and Regulations, and Exhibits subject to Section 6.10, and Lessee shall not have access to any other portion or area of the Property. In amplification of, and not in limitation of the foregoing, Lessee shall use, and direct Lessee Employees, Lessee’s Agents and invitees to use, only the Access Roads to reach the Leased Premises.

6.12 Mechanics’ Liens.

If any mechanics’ or materialmen’s liens are filed against the Leased Premises, the Property or the Improvements or Equipment for work, labor, services claimed to be performed or materials furnished to or on behalf of Lessee, Lessee shall cause the same to be discharged of record or bonded within thirty (30) days after Lessee receives notice of the filing; provided, however, that Lessee shall have sixty (60) days to discharge or bond liens filed against the Improvements or

Equipment. If Lessee fails to comply with this requirement, Lessor may, but shall not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Lessor, and all costs and expenses, including reasonable attorney’s fees incurred by Lessor in procuring the discharge of any such lien, shall be due and payable by Lessee to Lessor, upon demand.

6.13 Mutual Cooperation and Non-Interference.

(a) Lessee will use the Leased Premises in a careful, safe and proper manner and will not commit waste, nor overload the plumbing, electrical systems or other building system or structure of the Leased Premises or any Shared Facilities or damage the Leased Premises or any Shared Facilities. Lessee shall not (i) permit odors, smoke, dust, gas, fumes, noise, or vibrations to emanate from the Leased Premises at levels in excess of those permitted by Applicable Laws and Other Requirements, the Rules and Regulations, or Permits, or (ii) take any other action that would materially disturb or interfere with, or which would endanger, Lessor or the operation of the Lessor Business or the Property or any other lessees or occupants of the Property (it being acknowledged that Lessee’s continued use of the Leased Premises consistent with Lessee’s operations as of the date hereof shall not violate this Section 6.13(a)(ii)).

(b) Except as to matters expressly covered elsewhere in this Land Lease, Lessor shall not take any action, and shall use reasonable efforts to prevent other occupants at the Property from taking actions, that would materially disturb or interfere with, or which would endanger, Lessee or the operation of the Business (it being acknowledged that Lessor’s continued use of the Property consistent with Lessor’s operations as of the date hereof shall not violate this Section 6.13(b)).

(c) Lessor and Lessee hereby agree to act at all times in good faith and use commercially reasonable efforts to coordinate their respective uses of the Property and the respective operation of the Lessor Business and the Lessee Business. Each Party further agrees that in exercising its rights hereunder it will do so in a manner so as to minimize the effect or interference with the rights of the other Party in and to its Business. Each Party, before exercising any rights hereunder in the Common Area or otherwise, shall first attempt to use its premises to accomplish the intended purpose, provided such Party can do so in a reasonable and financially practical manner.

6.14 NYPA Agreement.

The Parties covenant and agree to cooperate fully and in good faith and to take all actions capable of being performed by the respective Party to comply with and implement the employment and other requirements and conditions in the NYPA Agreement, and to take all actions to prevent, and to refrain from taking all actions which would constitute, a breach or default thereunder. Pursuant to the NYPA Agreement, the number of employees to be retained by each Party has been approved by both Parties as of the Effective Date and consist of a minimum of four hundred sixty (460) full-time employees of Lessee and one hundred forty (140) full-time employees of Lessor, which may not be modified or amended except by mutual agreement of the Parties. Any violation of such separate agreement by Lessee shall constitute a breach and default of Lessee under this Land Lease.

ARTICLE 7

REPAIRS AND MAINTENANCE; LESSOR SERVICES; COMMON AREAS AND

SHARED SERVICES AND FACILITIES

7.1 Maintenance and Repair of the Leased Premises.

(a) At all times during the Term, Lessee shall be solely responsible for all costs, expenses, fees and charges incurred or required to be incurred in connection with the use, operation, maintenance and repair and occupancy of the Leased Premises and the Improvements and Equipment thereon, including, but not limited to, Real Property Taxes, insurance and all other operating costs, expenses, fees and charges except for and subject to payment of Lessee’s Share with respect to all Pass Through Costs and all costs, expenses, fees and charges in respect of Combined Environmental Conditions. Lessee, at its sole cost and expense, shall at all times keep, maintain and repair (including making capital repairs to) all Improvements and Equipment in a safe condition in compliance with all Applicable Laws and Other Requirements. This may include capital repairs where the Lessee would pay for such capital as a leasehold improvement. Subject to Lessee’s obligations for all Site Removal, Remediation and Restoration, Lessee agrees that at all times during the Term when there are any Improvements or Equipment located on the Leased Premises, Lessee shall maintain the Improvements and Equipment in good and safe condition and repair, reasonable wear and tear excepted, in compliance with all Applicable Laws and Other Requirements. During any temporary closure or suspension of the Smelter or any other operations, Lessee shall provide suitable security and protection for all affected facilities.

(b) Lessor shall provide and perform such Shared Services and Facilities with respect to the Leased Premises as are set forth on Exhibit 7.2 hereto, as the same may be amended, modified, supplemented, abolished, suspended or curtailed by the written agreement of the Parties from time to time. Lessor is not required to provide any services or facilities to support Lessee’s use and occupancy of the Leased Premises, except as expressly provided in this Land Lease. With respect to any Shared Services and Facilities or any other services or facilities to be provided by Lessor hereunder, Lessor shall have the right in its sole discretion, to retain third-party contractors, subcontractors, consultants, providers and vendors to perform or provide such services or facilities on behalf of Lessor. All such services and facilities, including all Shared Facilities and Services, provided by Lessor shall be included in Pass Through Costs. Subject to the foregoing, Lessor shall keep, repair and maintain the Shared Facilities (or shall cause the Shared Facilities to be kept, repaired and maintained) in good and safe order and condition; provided, however, that notwithstanding any provision contained in this Land Lease, in the event Lessor ceases all or substantially all operations of Lessor Business, Lessee (and not Lessor) shall be responsible for all Shared Permits, Site Amenities, Utilities and Shared Services and Facilities servicing or affecting the Leased Premises, and Lessor shall have no liability or responsibility therefor until and unless Lessor resumes operations of Lessor Business, or until Lessor sells or transfers the Lessor Remaining Property (in which case the new owner (and not Lessor) shall reassume and assume Lessor’s obligations therefor).

(c) Each of Lessor and Lessee shall neither commit nor suffer, and each Party shall use commercially reasonable precaution to prevent waste, damage or injury to the Leased Premises, the Shared Facilities or the Common Areas.

(d) All materials for repairs and maintenance performed by Lessor and Lessee shall be of good quality such that original design loads and other performance specifications with respect to the subject property or premises are preserved in all material respects unless the Parties mutually agree, in writing, to deviate from such quality, class or specifications.

(e) The minimum standard to which both Lessor and Lessee shall adhere under this Land Lease for maintenance and repairs shall be the level to which similar repair and maintenance is performed by Lessor elsewhere on the Property.

(f) Any dispute regarding the allocation of repair and maintenance obligations or the provision of Shared Services and Facilities as between Lessee and Lessor with respect to any component of the Leased Premises, Improvements or Equipment or for which the Parties are not in agreement as to the interpretation therefor, shall be resolved in accordance with the procedures set forth in Article 15 (other than Lessee’s audit rights with respect to Pass Through Costs); provided, however, that until such resolution is final the maintenance and repair obligations with respect thereto shall be performed by whichever Party can undertake and complete the repair and maintenance work in the shortest time frame and at the lowest overall cost, with direct out-of-pocket expenses related thereto incurred by the performing Party divided equally between Lessee and Lessor and paid with reasonable promptness by the nonperforming Party, and with direct out-of-pocket expenses of the prevailing Party in the dispute subject further to reimbursement from the nonprevailing Party within a reasonable period, not to exceed thirty (30) days, after final determination of responsibility.

(g) Lessor shall use all reasonable best efforts to schedule all repair and maintenance of the Lessor Remaining Property, including Shared Facilities, so as to minimize interference with Lessee Business. Lessee shall use all reasonable best efforts to schedule all repair and maintenance of the Leased Premises so as to minimize interference with Lessor Business.

7.2 Annual Budget.

(a) For first calendar year (or portion thereof) during the Initial Term, and for each calendar year thereafter during the Term, there shall be an annual budget for the Pass Through Costs (“Annual Budget”), which sets forth the Parties’ best estimate of the costs and expenses for the Shared Services and Facilities, including all repairs, maintenance and improvement of all Common Areas and all capital expenditures, all Combined Environmental Conditions, and all other costs and expenses which comprise Pass Through Costs for such calendar year of the Initial Term. The Annual Budget for such first calendar year (or portion thereof) is attached as Exhibit 7.2(a). By May 1 Lessee will present Lessor with suggested items to include in the Proposed Annual Budget, including but not limited to, proposed capital improvements on any sites where the Lessee is the Most Depandant User. By May 1 Lessor will present Lessee with suggested items to include in the Proposed Annual Budget, including but not limited to, proposed capital improvements on any sites where the Lessee is the Most Depandant User. By June 1 and each calendar year thereafter during the Term, Lessor shall provide Lessee with Lessor’s (and vice versa based on Most Dependant User) reasonable best estimate of the projected Pass Through Costs (“Proposed Annual Budget”) for the next succeeding calendar year. The Proposed Annual Budget shall include, in reasonable detail: (a) the scope of maintenance and ordinary repair work; (b) proposed capital improvements; (c) the standards, expressed as both performance specifications and the frequency, extent and quality of services for maintenance and ordinary repairs, such standards to be not less than the level to which similar repair and maintenance is performed by Lessor elsewhere on the Property; and (d) the cost budget, including, but not limited to, Actual Fully Loaded Cost of labor, materials, goods, products, supplies and services, equipment, third-party contracted work, supervision and other line items as would typically be included in a maintenance and ordinary repair cost budget, including contingency of all other items of Pass Through Costs. Lessor agrees that for each Proposed Annual Budget the cost budget and all elements thereof shall be fair and reasonable and prepared in good faith. Budgeted capital improvements in excess of $50,000 will upon expenditure by a Party, and for purposes of Pass Through Costs billing, be generally amortized over the useful life of the improvements (not to exceed 10 years) at prevailing market interest rates.

(b) During the period between June 1st and December 1st during each calendar year during the Term after delivery of the Proposed Annual Budget for the next succeeding calendar year, as and to the extent requested by either Lessee or Lessor, the Parties will meet as often as reasonably necessary, exchange information upon request, and otherwise work together in good faith to try to agree upon the Annual Budget for such succeeding calendar year. If the Parties do not agree, the determination of the Annual Budget shall be subject to resolution pursuant to Article 15. Until final agreement or resolution, the Annual Budget shall be in the form and amount of the immediately preceding Annual Budget, increased by 5% per annum, cumulative and compounded, with such additions as may be required due to emergencies or events of Force Majeure.

(c) Lessor shall be required to make periodic inspections of the Lessor Remaining Property, the Common Areas and Shared Facilities, using a qualified third-party professional, and make such reports available to Lessee promptly after receipt thereof. Lessee shall have a corresponding obligation for the Leased Premises, Improvements and Equipment. In each such case, such inspections shall be conducted no less frequently than is necessary to be in compliance with time periods established by general industry standards. Each Party shall be required to reasonably address findings in the report related to its components, within a period of time specified in such report (or within such other period that is reasonable and practical under the circumstances), with respect to repairs and replacements that are reasonably necessary to prevent deterioration to the premises involved that are severe, conditions which may cause material damage to such premises, conditions which may adversely affect the functionality of the Premises, or conditions which may constitute a threat to public safety. All expenses incurred by Lessor in this Section 7.2 shall be included in the Pass Through Costs.

7.3 Lessee’s Responsibility.

(a) Lessee shall, at its sole cost and expense, occupy and use the Leased Premises and the Improvements and Equipment in a lawful manner in compliance with Applicable Laws and Other Requirements and except for responsibilities specifically assigned to and undertaken by Lessor under this Land Lease, Lessee shall be responsible for all actions, services and other work necessary to lawfully conduct Lessee Business at the Leased Premises. As a part of this obligation, Lessee shall be responsible for (i) participating in any Lessor’s site emergency response training for first responders and other similar measures, if any, and (ii) complying with Lessor’s health, safety and environmental standards and fire protection standards applicable to the Property.

(b) Notwithstanding the provision by Lessor of certain services, including emergency response services and the Shared Facilities as provided in Exhibit 7.2, Lessee shall be solely responsible for, and Lessor shall have no responsibility for, any Environmental Liabilities arising from any Environmental Conditions on, at or migrating from the Leased Premises or other portions of the Property that constitute Lessee Environmental Conditions.

7.4 Discontinuance and Interruption of Services.

Except as expressly set forth in Section 6.4(a), (i) to the extent of Lessor’s or any Lessor’s Agent’s gross negligence or willful misconduct, and (ii) to the extent that any violation of Lessor’s obligations under this Land Lease is a material cause of any of the occurrences enumerated in this Section 7.4, Lessor shall not be liable to Lessee in damages or otherwise for any stoppage, interruption, reduction or discontinuation (“Interruption”) in any (1) Utility service, (2) use of a Permit or (3) any services to be provided by Lessor under this Land Lease, or (4) any Shared Services and Facilities, including, without limitation, any electricity, heating, ventilation, air-conditioning, water, wastewater, sewage or other services, caused by: (a) any events of Force Majeure; (b) the fact that service becomes unavailable from any public Utility company, public authority or any other person or entity supplying or distributing such Utility; (c) action of Governmental Authorities (including the denial, suspension, modification or conditioning of any Permit), (d) necessary Interruptions to service due to the performance of repairs, maintenance or other improvements, or (e) any other circumstance or event beyond Lessor’s reasonable control; and no such Interruption shall constitute a breach or default by Lessor or a termination of this Land Lease or an actual or constructive eviction of Lessee, or cause any abatement of the Rent or otherwise relieve Lessee from any of its obligations under this Land Lease.

7.5 Damage Caused by Lessee.

Lessee shall reimburse Lessor after written demand for the cost of any repairs to the Leased Premises or the Property (including any Shared Facilities) that are necessitated by the negligence of Lessee or Lessee’s Agents or by Lessee’s violation of any of its obligations under this Land Lease. The cost of these repairs shall be charged to Lessee as Additional Rent for the month following delivery of written demand for reimbursement or if such demand is made during the final month of the Term, within thirty (30) days after Lessee’s receipt of such written demand.

ARTICLE 8

ALTERATIONS

8.1 Lessee Alterations.

(a) Except as otherwise expressly provided and subject to the terms and conditions in this Article 8 and Section 6.13(b), and further subject to all of Lessee’s obligations for all Site Removal, Remediation and Restoration, Lessee may, at Lessee’s sole cost and expense elect to (i) construct new buildings, structures and improvements (collectively, “New Improvements”)

on the Leased Premises, and upon completion, such New Improvements shall constitute Improvements, and (ii) make and construct any alterations, modifications, expansions or improvements to any existing Improvements (collectively, “Alterations”). In no event shall the construction of New Improvements, or the modification and alteration of existing Improvements, increase the Fixed Rent payable under this Land Lease); provided, however, Lessee shall be responsible for one hundred percent (100%) of any new or increased costs, fees or expenses imposed on the Leased Premises or the Property as a result of any New Improvements or Alterations, including, but not limited to, any increase in Real Property Taxes attributable thereto together with any new Improvements (all such New Improvements and Alterations, collectively, “Lessee Alterations”).

(b) Lessee shall not make or construct any material Lessee Alterations without Lessor’s prior written approval based only on the Review Criteria, which approval shall not be unreasonably withheld or delayed, subject to the following:

(i) subject to clause (ii) below, if any Lessee Alterations require a Permit (other than a Zoning Permit) that would require Lessor to be a signatory thereto, Lessor shall exercise its reasonable discretion in consenting to such Permit; provided that Lessor shall consent to and execute for Lessee’s benefit any Lessor Non-Objection Permit; and

(ii) if any Lessee Alterations (whether material or not) would (A) require a Zoning Permit, (B) require Lessor to be a signatory or party to an agreement in connection therewith, or (C) be likely to adversely affect the health or safety of any person or property, or any then-existing Shared Permit, Lessor shall have the right to consent or withhold consent to such Lessee Alterations in its sole discretion.

(c) Lessee shall request in writing Lessor’s consent for any Lessee Alterations that require approval and shall provide Lessor copies of signed and sealed plans and specifications therefor.

(d) All Lessee Alterations constructed by Lessee shall be constructed in accordance with all Applicable Laws and Other Requirements, and all General Construction Requirements and Conditions set forth on Exhibit 8.1(d) attached using materials of first-class quality and subject to all of the terms and conditions of this Land Lease.

(e) Lessee shall not commence construction of any Lessee Alterations until (i) all required Permits have been obtained, (ii) all requirements regarding insurance imposed by this Land Lease have been satisfied, and (iii) Lessee has obtained reasonable and customary general liability and broad form builders’ risk insurance if there are any perils relating to the proposed construction not covered by insurance carried by Lessee pursuant to Article 10.

(f) Lessee shall ensure that all general contractors and all other major contractors or trades performing Lessee Alterations carry commercial general liability (including completed operations coverage for a period of one (1) year following completion of the work), contractual liability, pollution liability, business automobile liability, umbrella/excess liability, worker’s compensation and employers’ liability coverages in amounts commensurate with the work being performed and insurance customarily carried by prudent owners or operators of improvements similar to the Improvements and Lessee Alterations. Such contractor shall name Lessor, its officers, directors, and employees, Lessor’s mortgagees and Lessor’s representatives as additional insureds on the liability policies required hereunder.

(g) All policies required to be carried by any such contractors or trades shall be issued by and binding upon an insurance company licensed to do business in the State with a rating of at least “A-, VII” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Lessor. Certificates of insurance, acceptable to Lessor, evidencing the existence and amount of each insurance policy required hereunder shall be delivered by Lessee to Lessor prior to the commencement of any work in the Leased Premises. The above requirements shall apply equally to any subcontractor engaged by Lessee’s contractors.

8.2 Alterations Required by Law.

Lessee shall, at its sole cost and expense, but subject to Lessor’s prior written reasonable consent, make any alteration, addition or change to the Leased Premises that is required by any Applicable Laws and Other Requirements, including, but not limited to, the Americans With Disabilities Act of 1990, as amended. Any such alterations, additions or changes shall be made by Lessee in accordance with and subject to the provisions of Section 8.1.

8.3 Signs.

Lessee shall not erect any signs, decorations, advertising media, exterior lights or other improvements or installations visible from outside of the Leased Premises without Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed. If Lessor consents to any such signage, such consent shall be conditioned on the requirement that Lessee comply with all Applicable Laws and Other Requirements, remove all signs at the end of the Term and make and perform all necessary repairs and restoration in connection with such removal, pay all other costs and expenses related to the erection and removal of any such signs, and comply with all other similar requirements as may be reasonably imposed by Lessor.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1 Regulated Substances.

(a) Lessee shall not Release or dispose of any Regulated Substances on or at the Leased Premises, in any manner, except in compliance with all applicable Permits and Environmental Laws.

(b) Lessee shall not treat, dispose of, store or otherwise manage any Regulated Substances used or generated at or emitted or emanating from or passing through the surface or subsurface of the Leased Premises in any manner that would require a hazardous waste storage, treatment or disposal Permit under RCRA or any other Environmental Law. Without limiting the foregoing, if Lessee generates hazardous waste at the Leased Premises, Lessee shall establish and maintain in the Leased Premises accumulation areas for such hazardous waste generated by

Lessee in compliance with all applicable Environmental Laws and shall manage such accumulation areas in a manner that will not require a hazardous waste storage, treatment or disposal Permit under RCRA or any other Environmental Law, and, in any event, shall completely remove and dispose of all such hazardous waste as part of the Remedial Actions.

(c) If Lessee generates, treats, disposes of, discharges, uses or stores Regulated Substances at, from or on the Leased Premises, Lessee shall: (i) at its own cost and expense, comply in all material respects with all Environmental Laws and maintain all Permits and other approvals from any Governmental Entity required in connection therewith; (ii) upon written request by Lessor, promptly provide Lessor with copies of all MSDS sheets and any other Required Regulated Substance Records that Lessor may reasonably request relating to the Regulated Substances; (iii) allow Lessor and its representatives to enter the Leased Premises at reasonable times and conduct appropriate environmental testing; and (iv) upon written request by Lessor, promptly provide Lessor with the results of any environmental testing conducted at the Leased Premises by Lessee.

(d) Lessee may store or utilize at or on the Leased Premises, in accordance with Environmental Laws, those Regulated Substances that were being utilized by the Lessee Business as of the Effective Date. Lessee may not bring onto the Leased Premises, store or utilize any other Regulated Substances without the prior written approval of Lessor, which approval shall be in Lessor’s reasonable discretion.

(e) Lessee shall keep and maintain accurate records of all Regulated Substances used, stored, treated, disposed, discharged or Released by Lessee at the Leased Premises, including all Required Regulated Substance Records. Lessee shall maintain such records for a period of at least ten (10) years (including after the expiration or termination of this Lease), and Lessee shall provide a copy of such records to Lessor to the extent reasonably requested in writing by Lessor.

9.2 Releases, Environmental Conditions and Remedial Actions.

(a) Lessor and Lessee acknowledge that they are each familiar with the Environmental Conditions that exist on the Leased Premises and the remainder of the Property as of the Effective Date (“Pre-Existing Environmental Conditions”). Lessee shall promptly notify Lessor of the discovery of any Environmental Condition on the Leased Premises, the Common Areas, the Shared Facilities, or other portions of the Property that constitute any new Environmental Condition or any exacerbation of any Pre-Existing Environmental Conditions (“New Environmental Conditions”). Lessor shall promptly notify Lessee of the discovery of any Environmental Condition on the Leased Premises or the Common Areas or Shared Facilities, or any Environmental Condition on any other portion of the Property if and to the extent that such Environmental Condition is a New Environmental Condition and is reasonably likely to migrate to the Leased Premises.

(b) Except for the Combined Environmental Conditions, (i) Lessee shall be solely responsible for Remedial Actions Required by Law to address any Lessee Environmental Condition and (ii) Lessor shall be solely responsible for Remedial Actions Required by Law to address any Lessor Environmental Condition. Each known Lessor Environmental Condition and each known Lessee Environmental Condition and each Combined Environmental Condition existing as of the Effective Date is listed on Exhibit 9.2(b) attached. If an Environmental Condition that requires Remedial Action was jointly caused or contributed to by a Lessee Environmental Condition and a Lessor Environmental Condition and liability is not allocated in Exhibit 9.2(b), whether prior to or subsequent to the Effective Date, whether or not it is listed on Exhibit 9.2(b) as a Combined Environmental Condition, such Environmental Condition shall be deemed to be a Combined Environmental Condition, and liability for such Remedial Action therefor shall be allocated equitably between the Lessee and Lessor based on consideration of the following factors:

(i) whether, but for the Environmental Condition for which one of the Parties is solely responsible, an Environmental Condition or Remedial Action obligation would have arisen for the other Party;

(ii) the relative quantity, toxicity and area affected by the Regulated Substances for which the respective Parties are responsible;

(iii) the degree to which the Regulated Substance for which a Party is responsible affects the selection of the Remedial Action, the cost of the Remedial Action, and the period of time over which the Remedial Action must be implemented; and

(iv) other relevant considerations relating to each Party’s role or obligations with respect to the applicable Environmental Condition.

(c) There shall be a rebuttable presumption that any Environmental Condition found on the Leased Premises after the Effective Date is a Lessee Environmental Condition, unless a preponderance of the evidence shows that the Environmental Condition is a Lessor Environmental Condition.

(d) There shall be a rebuttable presumption that any Environmental Condition found on the Property other than the Leased Premises after the Effective Date is a Lessor Environmental Condition, unless a preponderance of the evidence shows that the Environmental Condition is a Lessee Environmental Condition or a Combined Environmental Condition.

(e) Remedial Actions with respect to Environmental Conditions on the Leased Premises or other portions of the Property shall be subject to the following:

(i) Lead Party shall be responsible for undertaking Remedial Actions Required by Law to address any Environmental Condition. If, after written notice from the non-Lead Party of an Environmental Condition, such Lead Party fails to timely and adequately undertake and diligently prosecute any Remedial Actions Required by Law, the non-Lead Party may assume Lead Party status upon notice to the Lead Party and proceed to undertake such Remedial Actions Required by Law, in which case the Lead Party shall promptly reimburse the non-Lead Party for all related costs and expenses in accordance with the indemnification obligations under Article 11.

(ii) Remedial Actions Required by Law to address an Environmental Condition shall be performed in accordance with all Environmental Laws to achieve the Applicable Remediation Standards utilizing reasonably cost-effective methods for remediation, subject to the provisions with respect to the Site Removal, Remediation and Restoration.

(iii) Lessor (and Lessee, with the reasonable approval of Lessor) may propose the utilization of institutional controls restricting future use of all or portions of the Leased Premises to industrial or commercial purposes and prohibiting withdrawal of groundwater.

(A)	Lessee may propose the utilization of engineering controls (e.g., capping or covering areas) on the Leased Premises or the Property, as the case may be, subject to approval by the Lessor, which approval shall not be withheld or conditioned unless Lessor reasonably determines that such engineering controls would (x) unreasonably interfere with the current and future utilization of the Property for commercial and industrial purposes or operation of Lessor’s Business on the Property; or (y) impose on Lessor Material Unreimbursed Implementation Costs.

(B)	Lessor may utilize engineering controls (e.g., capping or covering areas) on the Leased Promises, subject to approval by Lessee, which approval shall not be withheld or conditioned unless Lessee reasonably determines that such engineering controls would (x) unreasonably interfere with Lessee’s current and future operation of the Lessee Business on the Leased Premises; or (y) impose on Lessee Material Unreimbursed Implementation Costs.

(iv) Without limiting Lessee’s obligations with respect to Site Removal, Remediation and Restoration, if Lessee undertakes any construction, expansion, demolition or renovation activities on the Leased Premises (to the extent otherwise permitted under this Land Lease) that are not required by applicable Environmental Law or ordered, directed or otherwise formally requested by a Governmental Entity, and that involve the demolition or renovation of any structures, the removal of any slab, paved area, parking lot or engineering control cap (collectively, “Cap”) or the excavation of soils beneath any such Cap, Lessee shall be solely responsible for all costs and expenses associated with such work (and all fines, penalties or other Liability resulting therefrom), including, without limitation, (A) any costs of construction, expansion, demolition, renovation and excavation; (B) any costs of identification, management and removal of Regulated Asbestos Containing Materials; (C) any costs of the management and disposition of waste materials related to the construction, demolition or renovation of such structures; or (D) any costs of excavation or disposal of disturbed or excavated soils in the process of conducting such work; provided that this provision shall not make the Lessor the undertaking party with respect to Lessee’s failure to perform its obligations under Section 5.2 (relating to surrender of the Leased Premises) or Lessee’s obligation to reimburse Lessor for any cost incurred by Lessor pursuant to Section 5.2(c). All of the foregoing costs shall be added to the Base Environmental Amount in the calculation of the Indemnity Amount for the benefit of Lessor as the Security Party.

9.3 Actions and Agreements Relating to Regulated Substances and Environmental Conditions.

(a) Upon their receipt of any written notice therefore or otherwise upon learning thereof, Lessee and Lessor shall promptly notify the other party of any claim asserted or threatened by any Governmental Entity or other person relating to any Regulated Substances or Environmental Conditions in any way connected to the Leased Premises or the Property, and each party shall promptly provide the other with any communications or documents relating to such claims. Communications and control in connection with responding to any such claims shall be as set forth in Section 9.5.

(b) Lessee is prohibited from entering into any compromise, settlement agreement, consent order, consent decree or other agreement (or any discussions or negotiations therefor) with respect to any claims relating to any Regulated Substances or Environmental Conditions in any way connected to the Leased Premises or the Property without first obtaining Lessor’s written consent, which consent shall be in Lessor’s reasonable discretion.

(c) Lessor shall not enter into any settlement agreement, consent order, consent decree or other agreement with respect to any claims relating to any Regulated Substances or Environmental Conditions connected to the Leased Premises or the Improvements and that could materially adversely affect Lessee’s occupancy of the Leased Premises and Improvements, or the operations of the Lessee Business, without first obtaining Lessee’s written consent, which consent shall not be withheld unless Lessee reasonably determines that the terms of such settlement agreement will (i) materially adversely affect Lessee’s use of the Leased Premises and Improvements for the Lessee Business; (ii) materially adversely affect operation of the Lessee Business; or (iii) impose on Lessee a Material Unreimbursed Implementation Cost.

9.4 Lead Party.

(a) The Lessor shall be the “Lead Party” with respect to any Environmental Condition requiring Remedial Action. Nevertheless, Lessee shall remain liable and shall promptly reimburse Lessor for Lessee’s Share of all Combined Environmental Liabilities and Lessee Environmental Liabilities (including all of Lessor’s expenditures incurred on behalf of Lessee). At Lessor’s option, Lessor can designate Lessee to act as the Lead Party for any Lessee Environmental Condition or Combined Environmental Condition where Lessee will bear a majority of costs, in which case Lessee will become the Lead Party and Lessor will become the non-Lead Party for the particular condition(s). The Lead Party shall contract with any contractors, consultants, or other third parties.

(b) For Lessee Environmental Conditions and Combined Environmental Conditions where Lessee will bear a majority of costs, (i) Lessee will have the right to select the contractors, consultants, and other third parties to address Environmental Liabilities, subject to the approval of Lessor, which approval shall not be withheld except for good cause, (ii) at Lessee’s request in writing, Lessee will be involved in all significant discussions with Lessor and any relevant third party regarding all aspects of any Remedial Action, (iii) Lessee will have a meaningful opportunity to provide comment to Lessor and any relevant third party regarding all material aspects of any Remedial Action to be taken, and (iv) Lessor shall take into consideration any such comments by Lessee and implement them where reasonably feasible and not otherwise in conflict with this Lease.

9.5 Communication and Control.

In conducting any Remedial Action Required by Law with respect to Environmental Conditions on the Leased Premises, Lessor and Lessee shall adhere to the following procedures:

(a) The Lead Party shall provide the non-Lead Party for review and comment drafts of any proposed work plans, reports or other submissions that the Lead Party intends to deliver or submit to a Governmental Entity prior to said submission. The non-Lead Party shall have fifteen (15) days or such shorter time as is reasonable to provide comments to the Lead Party regarding any such draft submissions. Such review shall be at the sole expense of the non-Lead Party. The Lead Party shall consider and respond to the non-Lead Party’s comments.

(b) The Lead Party shall promptly provide copies to the non-Lead Party of all written notices, final submissions, final work plans and final reports and any other documents or communications to or from any Governmental Entity, concerning the Remedial Action.

(c) The non-Lead Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work, and the Lead Party shall provide the non-Lead Party with the results of all such field work. During the performance of the field work, the Lead Party shall afford the non-Lead Party the opportunity to collect split samples of any samples collected by the Lead Party or its representatives.

(d) The Lead Party shall provide the non-Lead Party with notice of any meetings with any Governmental Entity concerning the Remedial Action, and the non-Lead Party shall have the right to have its representatives or consultants attend such meeting at the sole expense of the non-Lead Party.

(e) The non-Lead Party shall not engage in any ex parte communications with any involved Governmental Entity or other Person regarding any Remedial Action being undertaken by the Lead Party or the Environmental Conditions giving rise to such Remedial Action, without notice to and the opportunity by the Lead Party to participate in such communication; provided that the non-Lead Party may engage in a communication with an involved Governmental Entity without notice to the Lead Party if:

(i) the non-Lead Party is required by Law to make a notification to the Governmental Entity within a time period that does not practicably allow an opportunity to first notify the Lead Party; provided that the non-Lead Party shall notify the Lead Party as soon as practicable following the provision of such notice; or

(ii) a Governmental Entity conducts an inspection or otherwise initiates a communication with the non-Lead Party; provided that the non-Lead Party shall notify the Lead Party as soon as practicable following such communication.

(f) In communications with any Governmental Entity or other Person, the non-Lead Party or any representatives of the non-Lead Party shall not advocate or take any action that would hinder, render more difficult, or render more expensive the Remedial Action to be undertaken by the Lead Party.

(g) If the non-Lead Party is in possession of the site where Remedial Actions are being implemented, the Lead Party shall provide reasonable advance notice to and reasonably consult with the non-Lead Party concerning the scheduling and methods for implementing any Remedial Action with the objective of minimizing to the extent reasonably practicable interference with the non-Lead Party’s business operations at the site in question.

(h) Lessee shall cooperate with all reasonable requests of Lessor and its Representatives, including providing reasonable access to the Leased Premises, Lessee’s employees, business and personal records, data and information (excluding proprietary information), and by providing reasonable access to Lessor and Lessor’s contractors to conduct any investigation of Environmental Conditions or any Remedial Action on or at any of the Leased Premises.

(i) Lessor shall cooperate with all reasonable requests of Lessee and its Representatives, including providing reasonable access to the Property, Lessor’s employees, business and personal records, data and information (excluding proprietary information), and by providing reasonable access to Lessee and Lessee’s contractors to conduct any investigation of Environmental Conditions or any Remedial Action on or at the Leased Premises or Property for which Lessee is the Lead Party.

(j) All information and records provided by either Party to the other shall be held strictly confidential and shall not be disclosed to any other Person (other than professionals or consultants engaged by either Party with a “need to know,” who agree to keep all of the same strictly confidential), except as may be required under Applicable Laws and Other Requirements.

9.6 Radon Gas Disclosure.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in New York. Additional information regarding radon and radon testing may be obtained from your county health department.

9.7 Environmental Indemnities.

(a) Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor and all other Lessor Indemnified Parties for, from and against any and all Environmental Liabilities whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessee, or on the Leased Premises, incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, any and all (i) Lessee Environmental Conditions, and (ii) Lessee’s Share of all Environmental Liabilities with respect to all Combined Environmental Conditions.

(b) Lessor shall indemnify, defend, protect, solely hold harmless, and reimburse Lessee and all other Lessee Indemnified Parties for, from and against any and all Environmental Liabilities whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessee, or on the Leased Premises, incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, any and all (i) Lessor Environmental Conditions, and (ii) Lessor’s share of all Environmental Liabilities with respect to all Combined Environmental Conditions.

9.8 Environmental Inspections.

(a) If either Party (“Inspecting Party”) has a reasonable basis to believe that the other Party is in breach of its obligations under this Article 9, or that there may exist any violation of Environmental Laws that would require investigation, remediation or other corrective action pursuant to Environmental Laws in, on, from, under or about any Leased Premises or the Lessor Remaining Property, or if the Inspecting Party desires to do so in connection with the prospective sale, leasing, financing, development or development of any portion of the Property (including the Leased Premises), the Inspecting Party shall have the right, from time to time, during normal business hours and upon not less than fifteen (15) days’ Notice to the other Party, except in the case of an emergency, in which event no notice shall be required, to conduct (or cause to be conducted) an inspection of the Leased Premises or the Property to determine the existence of such violation of Environmental Laws. During said fifteen (15)-day period, at the other Party’s request the Inspecting Party’s environmental representatives shall meet and confer in good faith with Lessee’s environmental representatives, in an attempt to agree on a potential plan of action for any such inspection, including testing, sampling and monitoring, in a commercially reasonable and cost-effective manner. At the expiration of such fifteen (15)-day period (except in the case of an emergency), the Inspecting Party shall have the right to enter and inspect the Leased Premises or the Property, as the case may be, conduct any testing, monitoring, sampling and analyses (collectively, “Inspections”) it deems reasonably necessary and shall have the right to inspect materials brought into the Leased Premises or the Property, subject to any agreed plan of action with the other Party (if any). The Inspecting Party may, in its reasonable discretion, retain such experts to conduct the Inspections and to prepare a written report in connection therewith. If any Inspections reveal any violation of Environmental Laws, all reasonable costs and expenses incurred by the Inspecting Party under this Section 9.8 shall be paid on demand by the other Party, and any failure to pay the same shall bear interest and be subject to terms of conduct by the other Party as provided with respect to Environmental Liabilities in Section 9.7. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for any Lessor or Lessee Environmental Condition. The obligations set forth in this Article 9 shall survive the expiration or earlier termination of this Land Lease.

(b) All Inspections shall be conducted during normal business hours (except in an emergency) and a representative of the other Party shall have the right to be present (except in an emergency if no notice is practicable). The Inspecting Party and its representatives shall take reasonable care (i) to minimize disturbance of the operations of the Leased Premises or the Lessor Remaining Property, in the course of any Inspections, except in the case of an emergency, and (ii) not to cause any damage or injury to the Leased Premises or the Property, and the Inspecting Party shall be responsible for all negligent acts and omissions for all representatives it brings upon the Leased Premises or Property; provided that the Inspecting Party shall not be responsible for any claims, costs, expenses, loss or damages for any existing environmental conditions or matters except to the extent that the same may be exacerbated by the Inspecting Party or its representatives by such negligence. The Inspecting Party shall maintain (or cause its contractors and experts to maintain) customary insurance coverage with customary limits with respect to all Inspections.

9.9 Site Removal, Remediation and Restoration Work.

All provisions of this Article 9 are intended to be supplemental to and shall govern all obligations of Lessee with respect to the Site Removal, Remediation and Restoration Work, to the extent the provisions of this Article 9 provide for any greater obligations of Lessee or any greater rights of Lessor with respect to the subject matter thereof. In no event shall any provisions of this Article 9 limit or reduce the obligations of Lessee with respect to the Site Removal, Remediation and Restoration Work.

9.10 Grasse River Remediation Program.

Lessee acknowledges receipt and review of a true and complete copy of all Remedial Action and all other documents, agreements and materials in connection with the Grasse River Remediation Program, and acknowledges Lessor’s participation therein. Until such time as implementation begins thereunder, Lessee covenants and agrees with Lessor to work cooperatively with Lessor in good faith (a) at Lessor’s request, to facilitate Lessor’s obligations under the Grasse River Remediation Program (at Lessor’s cost and expense) and (b) to ensure that any operation of Lessee Business or any other of Lessee’s use of the Leased Premises do not adversely affect the Grasse River Remediation Program.

9.11 NYDEC Consent Order.

Lessee acknowledges receipt and review of a true and complete copy of the NYDEC Court Order in existence on the Effective Date. Lessee shall not operate the Leased Business nor otherwise use the Leased Premises in violation of the NYDEC Consent Order. The costs and expenses of compliance under the NYDEC Consent Order shall be equitably apportioned between Lessor and Lessee in relation to the historical use and operation of the respective Lessor and Lessee Business and otherwise in accordance with this Lease. Lessee acknowledges and agrees that Lessor, as the signatory to the NYDEC Consent Order, shall lead all negotiations with NYDEC and the State of New York with respect to all matters relating to or arising out of the NYDEC Consent Order; provided, however, where such amendments or modifications are solely attributed to the action or inaction of the Lessor, Lessor agrees to reasonably consult with Lessee with respect thereto; provided, further, however, Lessee shall not be obligated to comply with any material amendments or modifications of the NYDEC Consent Order made after the Effective Date without Lessee’s written consent, which shall not be unreasonably withheld or delayed provided the same do not materially increase Lessee’s financial obligations under this Land Lease.

ARTICLE 10

INSURANCE

10.1 Lessee’s Insurance.

Lessee shall maintain, at Lessee’s sole cost, and expense, insurance policies with respect to the Leased Premises and operations therein of the type and in the amounts set forth on Exhibit 10.1 hereto. Lessee shall not do or permit anything to be done that would invalidate the insurance policies required herein. With the exception of all risk property insurance, all such insurance policies shall be issued by companies authorized to do business under the laws of the jurisdiction in which the Leased Premises is located, and all insurers must have an AM Best financial rating of A-VII or better or an S&P rating of “BBB” or better. All such insurance policies shall be primary in the event of a loss arising out of Lessee’s obligations or liabilities under this Land Lease, and shall include a severability of interests clause. Certificates evidencing such insurance shall be filed with Lessor upon execution of this Land Lease and within ten (10) Business Days after any renewals to such policies are issued. Certificates of insurance shall include a statement showing that Lessor, its officers, directors, employees, Lessor’s mortgagees, and Lessor’s representatives are included as additional insureds on liability policies as shown on Exhibit 10.1, and that Lessor is included as loss payee on Lessee’s property insurance. The limits of insurance required by this Land Lease, or as carried by Lessee, shall not limit the liability of Lessee or relieve Lessee of any obligation thereunder. Any deductibles selected by Lessee shall be commercially reasonable and consistent with those maintained prudent operators of facilities similar to the Improvements and Equipment and shall be the sole responsibility of Lessee.

10.2 Waiver of Subrogation.

Notwithstanding any other provision of this Land Lease to the contrary, whenever (a) any loss, cost, damage, or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either Lessor or Lessee or by anyone claiming by, through, or under Lessor or Lessee in connection with the Leased Premises, and (b) such Party is then covered in whole or in part by insurance with respect to which such loss, cost, damage or expense is required under this Land Lease to be so insured, then the Party so insured (or so required to be) hereby waives any claims against and releases the other Party from any liability such other Party may have on account of such loss, cost, damage or expense to the extent of any net amount recovered (after deduction of all costs of adjustment and collection, including attorneys’ fees) by reason of such insurance (or which could have been recovered had such insurance been carried as so required). The all-risk property insurance obtained by Lessor and Lessee shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Lessor or Lessee, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. The failure of a Party to insure its property shall not void this waiver.

10.3 Lessor’s Insurance.

Lessor shall maintain such insurance coverage on the Property as a reasonably prudent Lessor would maintain in similar circumstances,

ARTICLE 11

INDEMNITY

11.1 Lessee’s Indemnity.

Subject to the limitations set forth in Section 11.3, Lessee hereby indemnifies, defends, and holds harmless Lessor and all other Lessor Indemnified Parties from and against any and all Losses to the extent arising from or in connection with (a) the use or occupancy by Lessee or Lessee’s Agents at or of the Property, the Common Areas, the Shared Facilities or the Leased Premises or the conduct of Lessee Business or any other business therein, or any Lessee Alterations, Site Removal, Remediation and Restoration Work or any other work done, or any condition created by, any or all of Lessee and Lessee’s Agents in, on, under or about the Leased Premises; (b) any act, omission or negligence of any or all of Lessee and Lessee’s Agents; (c) any accident, injury or damage whatsoever (except to the extent caused by the negligence or intentional misconduct by any Lessor Indemnified Party) occurring in, at or upon the Property, the Common Areas, the Shared Facilities or the Leased Premises relating to Lessee’s rights and activities under this Lease; (d) any breach by Lessee of any of its warranties, representations, covenants or obligations under this Land Lease; (e) any violation by any or all of Lessee and Lessee’s Agents of any Applicable Laws and Other Requirements including, without limitation, any Environmental Laws or Environmental Permit or other Permits (other than any obligation of Lessor for such compliance under the terms of this Land Lease); (f) any claims for work, labor, services performed or materials or supplies furnished (or alleged to be furnished) to or at the request of any or all of Lessee and Lessee’s Agents; (g) any Environmental Liability to the extent arising from any Lessee Environmental Conditions and Lessee’s Share and Lessee’s obligations or responsibilities of or for all Combined Environmental Conditions, including as Lead Party; (h) any and all other Environmental Liabilities for which Lessee is responsible under this Land Lease; or (i) any delay by Lessee in vacating or surrendering the Leased Premises in accordance with the terms of this Land Lease, including, without limitation, any claims made or asserted against Lessor by any (A) succeeding buyer or transferee, or (B) succeeding lessee or tenant (including any lessee or intended occupant which may be an Affiliate or subsidiary of Lessor) or Losses incurred by Lessor due to lost opportunities to sell, transfer or lease to succeeding buyers, transferees, lessees or tenants (collectively, “Lessee’s Indemnified Matters”). In case any action or proceeding is brought against any Lessor Indemnified Party by reason of any of Lessee’s Indemnified Matters, Lessee, upon written notice from Lessor, shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Lessor. Lessor shall have the right to fully participate in such defense with counsel retained by Lessor at its sole cost and expense. Lessee shall not settle or compromise, or admit any liability in, any such action or proceeding without Lessor’s prior written consent, which shall not be unreasonably withheld (subject to the provisions of Article 9). Without limiting the foregoing, Lessor hereby irrevocably, absolutely and unconditionally releases, remises and discharges Lessee and all Lessee Indemnified Parties from all Lessee Environmental Conditions. The provisions of this Section 11.1 shall survive the expiration or termination of this Land Lease.

11.2 Lessor’s Indemnity.

Subject to the limitations set forth in Sections 9.2, 11.3, 11.4 and 11.5, Lessor hereby indemnifies, defends and holds Lessee and all other Lessee Indemnified Parties harmless from and against any and all Losses to the extent arising from (a) any act, omission, negligence or willful misconduct of any or all of Lessor or Lessor’s Agents; (b) any accident, injury or damage whatsoever (except to the extent caused by Lessee’s negligence or intentional misconduct) occurring in, at or upon the Lessor Remaining Property, the Common Areas, the Shared Facilities or the Leased Premises; (c) any breach by Lessor of any of its warranties, representations, covenants or obligations under this Land Lease; (d) any violation by any or all of Lessor and Lessor’s Agents of any Applicable Law and Other Requirements including, without limitation, any Environmental Laws or Environmental Permit or other Permits (other than any obligation of Lessee for such compliance under the terms of this Land Lease); and (e) any Environmental Liability to the extent arising from any Lessor Environmental Condition and Lessor’s obligations or responsibilities of or for all Combined Environmental Conditions, including as Lead Party; (f) any and all other Environmental Liabilities for which Lessor is responsible under this Land Lease; and Lessor’s share of all Combined Environmental Conditions; subject, however, to the limitations and exclusions set forth in Section 11.3 (the “Lessor Indemnified Matters”). If any action or proceeding is brought against Lessee, and the foregoing indemnity is applicable to such action or proceeding, then Lessor, upon notice from Lessee, shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Lessee. Lessor shall have the right to fully participate in such defense with counsel retained by Lessor at its sole cost and expense. Lessee shall not settle or compromise, or admit any liability in, any such action or proceeding without Lessor’s prior written consent, which shall not be unreasonably withheld (subject to the provisions of Article 9). Without limiting the foregoing, Lessee hereby irrevocably, absolutely and unconditionally releases, remises and discharges Lessor and all Lessor Indemnified Parties from all prior disclosed Lessor Environmental Conditions disclosed in writing to Lessee prior to the Effective Date. The provisions of this Section 11.2 shall survive the expiration or termination of this Land Lease.

11.3 Limitations on Indemnitor’s Liability.

(a) Indemnitee shall not be entitled to indemnity or defense under this Land Lease with respect to any Losses to the extent such Losses result from:

(i) the gross negligence or willful misconduct of Indemnitee or Indemnitee’s Agents;

(ii) the negligence of Indemnitee or any of Indemnitee’s Agents, including (A) the failure of Indemnitee to promptly notify Indemnitor of the discovery of any Environmental Condition; (B) the failure by Indemnitee to exercise reasonable diligence in the supervision, inspection and operation of the Leased Premises; and (C) the failure by Indemnitee to exercise reasonable diligence to abate and remediate any Environmental Condition or any violation by Indemnitee of Environmental Law or to contain any Release discovered by Indemnitee; but, in each case, not including (1) inaction by Indemnitee in failing to perform any Remedial Action with respect to any Environmental

Condition for which Indemnitor is responsible where (x) Indemnitee has notified Indemnitor of such Environmental Condition for which Indemnitor is responsible, and (y) during the period until Indemnitor is reasonably able to expeditiously respond to the Environmental Condition for which Indemnitor is liable, Indemnitee took reasonable steps to stop or contain any such Release to the extent that it was continuing and to prevent or limit any human or environmental exposure to such Release; or (2) an action by Indemnitee in performing Remedial Action, which action complies in all material respects with all applicable Environmental Laws or any order, direction or formal request by a Governmental Entity;

(iii) any change in use by Indemnitee or any Indemnitee’s Agent of the Leased Premises industrial and/or commercial use to nonindustrial and/or noncommercial use; or

(iv) exposure to a Regulated Substance in building materials (including building improvements, appurtenances, coatings, decorations, fixtures and equipment), unless such exposure resulted from the failure by Indemnitor to manage such building materials in compliance with all applicable Environmental Laws.

(b) Except to the extent caused by Indemnitor’s or any Indemnitor’s Agents’ gross negligence or willful misconduct under this Land Lease, further subject to the limitations and restrictions set forth in Sections 6.4, 9.2, 11.3(a) and 11.4, or any other provisions of this Land Lease, Indemnitor shall not be liable to Indemnitee for any injury to Indemnitee or Indemnitee’s Agents, or any guests, visitors or invitees of Indemnitee, damage to the property of Indemnitee or Indemnitee’s Agents, or loss or damage to Indemnitee’s business resulting from any cause, including, without limitation, any of the following: (i) any Interruption, subject to the limitations contained in Section 7.4; (ii) vandalism or forcible entry by unauthorized persons or the criminal act of any person; (iii) any latent or patent defect to the Leased Premises or Property; (iv) any loss or damage caused by other Lessees or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (v) fire, theft, or the operation of heating or air conditioning or lighting apparatus, steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Leased Premises or the Property, or from the pipes, appliances or plumbing work of the same; and (vi) any events of Force Majeure; it being agreed that Indemnitee shall be responsible for obtaining appropriate insurance to protect its interests. Notwithstanding any provision to the contrary in this Land Lease, Indemnitee shall not be entitled to terminate this Land Lease or to any abatement of rent, except as expressly provided otherwise herein in this Land Lease.

(c) Notwithstanding anything to the contrary contained in this Article 11 or elsewhere in this Land Lease, this Land Lease only governs the relationship, rights and remedies of Lessee and Lessor with respect to the subject matter herein, and each of Lessee and Lessor expressly retains and reserves all rights and remedies either may have against the other or against all other persons under applicable law as co-lessees, co-occupants or operators of any portion of the Property, or pursuant to any other contracts or agreements between the Parties and/or their Affiliates; provided, however, that nothing in this Section 11.3(c) shall affect the responsibility of the Parties for Environmental Liabilities as set forth in this Land Lease. For the avoidance of doubt, this Land Lease does not, and shall not be deemed or interpreted to, create any contractual or other rights or remedies in favor of either Lessee or Lessor as co-Lessees or co-operators of any portion of the Property and shall not confer any rights or benefits on any unrelated third parties.

11.4 No Consequential Damages.

Notwithstanding anything in this Land Lease to the contrary, neither Party shall be liable under this Land Lease to the other Party for any indirect, punitive, exemplary, remote, speculative or similar damages (including without limitation lost profits or loss or diminution of economic benefit) in excess of compensatory damages of the other Party arising in connection with this Land Lease (including the indemnities in favor of the other Party), other than (a) any Liability or Loss suffered or incurred with respect to any claim, demand, action or proceeding by any third-party which is unrelated to the other Party, or (b) any Liability to the extent caused by the willful misconduct of a Party.

ARTICLE 12

CASUALTY/DAMAGE TO LEASED PREMISES

12.1 Lessor and Lessee’s Duty to Restore.

Notwithstanding anything to the contrary contained herein, if the Leased Premises or any of the Improvements or Equipment are damaged by fire or other casualty after the Effective Date, neither Lessor nor Lessee shall have any duty or obligation to restore or otherwise with respect to such Improvements or Equipment on the Leased Premises, except that (a) Lessee shall give Lessor written notice within sixty (60) days of such damage and destruction whether or not Lessee intends to rebuild and restore the Improvements or Equipment, and (b) in the event of a total destruction of the Smelter or its material damage or destruction, (i) if Lessee elects not to repair and restore, such notice shall constitute an Actual Smelter Closure Notice and the date of such damage and destruction shall constitute the Actual Smelter Closure Date, and (ii) Lessee shall promptly raze all such damaged Improvements and Equipment and otherwise proceed with all Site Removal, Remediation and Restoration.

ARTICLE 13

CONDEMNATION

13.1 Taking of Leased Premises.

If the whole of the Leased Premises shall be taken or condemned by any competent authority for any public use or purpose under any statute or by right of eminent domain, or by a private purchase in lieu thereof under threat of such eminent domain proceedings (any such matter being hereinafter referred to as a “Taking”), then in either of such events, this Land Lease shall expire on the date Lessee is required to vacate the Leased Premises either by the condemning authority or by Operation of Law and the Rent shall be prorated as of that date (subject to all obligations of Lessee which survive the termination of the Lease). If part of the Leased Premises shall be taken or condemned and the part so taken includes or any material portions of the Leased Premises or Improvements or as a result of such partial taking, the Leased Premises are not suitable for the operation of the Lessee Business, then, and in any such event, Lessee may elect to terminate this

Land Lease as of the date possession shall be taken by such condemning authority (subject to all obligations of Lessee which survive the termination of the Lease). Such notice of election to terminate shall be given in writing to Lessor within sixty (60) days of notice to Lessee of such Taking. If Lessee shall not terminate this Land Lease, or if such partial Taking does not provide Lessee with such option, the Fixed Rent for the balance of the term of this Land Lease and Lessee’s Share of Pass Through Costs shall be reduced in an equitable manner and Lessee shall be entitled to reimbursement for the costs required to restore the Leased Premises and Improvements and Equipment only from Lessee’s portion of the condemnation award as provided under Section 13.2 below; provided, however, any insufficiency of such reimbursement shall not limit or affect any of Lessee’s obligations under the Land Lease.

13.2 Apportionment of Award.

(a) If there is a Taking, Lessor and Lessee shall each have the right to appear and participate in any related condemnation action or proceedings in person and by counsel for the purpose of protecting such party’s interests in respect of the Leased Premises. In such proceeding, Lessor shall be entitled to receive and recover all damages and moneys awarded for, the taking of the land, valued as unencumbered by this Land Lease (and Lessee expressly waives and relinquishes any right to claim or participate in any award for the value of any unexpired Term of this Land Lease), and Lessee shall be entitled to receive and recover all damages and moneys awarded for, the taking of the Improvements and Equipment.

(b) If the whole or any part of the Leased Premises or Improvements or Equipment is taken for temporary use or occupancy of the condemning authority, then Lessee shall be entitled to receive and recover all damages or moneys paid for such temporary use and occupancy, but there shall be no reduction of any Rent payable under this Land Lease.

ARTICLE 14

ASSIGNMENT

14.1 Assignment by Lessee or Lessor.

(a) Lessee and Lessor acknowledge that (i) this Land Lease and the Rent due under this Land Lease have been agreed to by Lessor in reliance upon Lessee’s reputation and creditworthiness and upon the continued operation of the Leased Premises by Lessee for the particular use set forth in Article 6 above, subject to the provisions of this Land Lease; and (ii) this Land Lease and the obligations of Lessee have been agreed by Lessee in reliance on Lessor’s reputation and creditworthiness and upon Lessor’s continued operation of the Lessor Business on the Lessor Remaining Property; therefore, neither Lessee nor Lessor shall, whether voluntarily, involuntarily or by Operation of Law, or otherwise: (A) directly or indirectly assign, convey, dispose of or otherwise transfer this Land Lease; (B) sublet or license the Leased Premises or any part thereof, or allow the same to be used or occupied by anyone other than Lessee (other than a Permitted Sublease); or (C) mortgage, pledge, encumber, or otherwise hypothecate this Land Lease or the Leased Premises, or any part thereof, in any manner whatsoever (collectively, “Transfer,” and the proposed transferee (which shall include the surviving entity in any merger or corporate reorganization, or any Controlling Person, or other recipient of any transferred interest, a “Transferee”), without in each instance obtaining the prior written consent of the other Party, Lessor, which consent shall not be unreasonably withheld or delayed; provided that all the conditions precedent in Section 14.1(b) are met and if any of such conditions are not met, then such consent shall be in the requested Party’s sole and absolute discretion. Notwithstanding any provision in this Land Lease to the contrary, if Lessor’s or Lessee’s consent is required, any purported Transfer shall be absolutely null and void ab initio if made either without (1) the prior written consent of the other Party, as provided in this Section 14.1, and (2) the prior written consent (if any) of any Governmental Entity to the extent required by Applicable Laws and Other Requirements. No assignment of this Land Lease which requires consent of either Party shall be effective and valid unless and until prior written consent of the other Party is obtained and the assignee executes and delivers to the other Party any and all documentation reasonably required by the other Party to evidence assignee’s assumption of all obligations of the other Party hereunder. Any consent by the other Party to a particular Transfer shall not constitute consent or approval of any subsequent Transfer and the other Party’s written approval shall be required in all such instances. No consent by Lessor or Lessee to any Transfer (or any Transfer which does not require the other Party’s consent) shall be deemed to release the other Party from its obligations hereunder as a primary obligor, and the other Party shall remain fully liable for performance of all obligations under this Land Lease. A Change of Control of the other Party shall be deemed to be a Transfer of this Land Lease by the other Party and shall be subject to the provisions of this Article 14. The transferring Party shall reimburse the other Party for all of the other Party’s reasonable out-of-pocket expenses in connection with reviewing any proposed Transfer.

(b) Notwithstanding anything to the contrary in this Article 14, the other Party’s consent shall not be required for: (x) any assignment, sublet or transfer of this Land Lease to any parent, subsidiary or controlled affiliate of the transferring Party, (y) any assignment of this Land Lease to any entity that purchases all or substantially all of the assets of the transferring Party or a Controlling Person of the transferring Party, or (z) a Change of Control of the transferring Party in conjunction with any merger, consolidation or public offering of stock involving Lessee or any Controlling Person of the transferring Party, so long as in each of the foregoing cases all of the following conditions are met:

(i) as a result of any such Transfer, no Applicable Laws or Other Requirements applicable to the Leased Premises or the property of the transferring Party or its Affiliates occupying or using the Property would be violated;

(ii) there would be no revocation, termination, modification or other material adverse effect on (A) any Permit affecting the Property or the Leased Premises, including any Environmental Permit, (B) the NYPA Program, (C) the Grasse River Remediation Program, (D) the NYDEC Consent Order, (E) any Combined Environmental Conditions Remediation Program, or (F) any Remedial Action program for any Lessee or Lessor Environmental Condition;

(iii) the Transferee meets the Financial Test (except for any sublease or license of less than 5% of the leasable square feet of the Improvements or $5,000.00 of the leasable square feet of either the Leased Premises or Lessor Remaining Property, as the case may be, a “Permitted Sublease”);

(iv) if there shall be a Significant Change as a result of, or which shall occur after, any such assignment, sublet or transfer, the other Party shall have approved of such Significant Change in the other Party’s reasonable discretion, and without unreasonable delay, based on Review Criteria; and

(v) no Event of Default or Lessor Default, as applicable, shall have occurred and be continuing hereunder; provided, however, any Permitted Sublease shall contain an express waiver and agreement by the sublessee or licensee for the benefit of Lessor, its successors and assigns, that upon the expiration or earlier termination of the Land Lease for any cause (including by reason of Operation of Law, including rejection of the Land Lease and/or Permitted Sublease in bankruptcy), unless otherwise agreed by Lessor in writing in its sole discretion, the sublessee or licensee (A) shall have no right to remain in possession or occupancy of any portion of the Leased Premises, and (B) shall immediately vacate and surrender to Lessor all occupied portions of the Leased Premises in good order and condition, vacant and in accordance with generally accepted industrial site conditions.

(c) Upon any Party’s request for the other Party’s approval of a proposed assignment or other transfer of this Land Lease as described in Section 14.1(a), such Party shall provide to the other Party such information about the proposed transaction and the new Transferee as the other Party may reasonably request, including, but not limited to, the name of and financial information concerning the proposed Transferee or the new Controlling Person. The other Party may, as a condition to granting its consent to any such Change of Control or assignment, and to the extent reasonable under the applicable circumstances at the time of the Change of Control transaction, require that the obligations of such Party under this Land Lease be guaranteed by its parent or Controlling Person or that such Party provide additional security for its obligations hereunder.

(d) Upon the occurrence of an event described in Section 14.1(b), the requesting Party shall provide to the other Party such information about the proposed transaction and the new Controlling Person in advance of and as a condition precedent to such proposed transaction to confirm the other Party’s compliance with the conditions set forth in Section 14.1(b) and otherwise as the other Party may reasonably request.

14.2 Subleases and Sublicenses.

If this Land Lease is assigned, or if the Leased Premises (or any part thereof) are sublet or licensed, used or occupied by anyone other than Lessee, whether or not in violation of this Land Lease, Lessor may (without prejudice to, or waiver of its rights), collect rent from the assignee, but not from any permitted sublessee, licensee or occupant. Lessor may apply the net amount collected to the Rent herein reserved, but no such assignment (or consent to assignment), subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Article 14 or a release of Lessee. With respect to any portion of the Leased Premises which may be sublet or licensed as permitted hereunder, if the total Fixed Rent and any other considerations received under any sublease or license by Lessee is greater than the total Fixed Rent required to be paid, from time to time, under this Land Lease, Lessee shall pay to Lessor fifty percent (50%) of such excess as received from any sublessee or licensee and such amount shall be deemed Additional Rent.

14.3 Right of First Offer.

If Lessor desires to engage in a Transfer of all or a majority of Lessor Remaining Property or any physical assets located thereon (in each case, expressly excluding any Transfer with respect to Lessor Business or Lessee Business or any Change of Control), then the Lessor shall give the other Party (“Offering Party”) the right to make an offer to purchase the interest proposed to be the subject of the Transfer (“Offered Interest”) on the following terms and conditions:

(i) the Lessor shall give the Lessee written Notice of such Offered Interest, together with a site plan and offer materials reasonably necessary to define the physical scope and nature of the Offered Interest in reasonable detail showing the square footage, entrances and exits and all other material elements and features of the offered interest including parking and other common areas (“Rendering”), and together with such Notice, collectively, “Offer Notice”), in which event the Lessee shall have the option for a period of thirty (30) days following the Notice (“Offer Period”) to submit a written offer to acquire the offered interest (“Offer”). Any Offer shall entitle the Lessee to an exclusive negotiating period of thirty (30) days, during which the Lessor shall not solicit or consider any other third-party offer for the subject space, so long as the Offer is made in good faith and generally consistent with market rents or fair market values at the time of the Offer. If the Parties do not reach an agreement on, and execute a written request for, the Offered Interest, or agree on all material terms and conditions therefore, and execute a binding and enforceable term sheet (after using reasonable good-faith efforts to do so), within the Offer Period, the Lessor shall be free to offer and/or lease the Offered Interest or any part thereof on such terms as the Lessor may determine, and the Lessee shall not have any other rights in or to the Offered Interest. The foregoing procedure shall apply to any new or succeeding Offered Interest, which is materially different from the Transfer and/or Offered Interest (including the Rendering) previously offered to any Party; provided, however, it shall not apply to any Permitted Subleases, provided, further, however, it shall not apply to any transaction with any Governmental Entity. Notwithstanding the foregoing, if Lessor and Lessee do not consummate any Offer made by Lessee, Lessee or Lessor, as the case may be, shall be required to comply with all provisions of this Article 14 with respect to the Transfer which constitutes or is the subject of the Offered Interest.

14.4 Right of First Refusal. If Lessor receives a bona fide offer to purchase the Premises, it will only sell its interest in the Premises, or a portion thereof, after such interest has first been offered to the Lessee in the manner provided in this Land Lease.

If Lessor wishes to sell its interest in the Premises, or a portion thereof, pursuant to such bona fide offer Lessor shall give written notice to the Lessee, and Lessor will annex to this notice the written offer of the prospective purchaser, which written offer shall contain all of the material terms of the proposed sale. The Lessor will covenant and represent that to the best of Lessor’s knowledge such offer is valid and genuine, and true in all respects.

Lessee will then have fifteen (15) business days after receipt of Lessor’s notice, with its accompanying papers, to notify Lessor of Lessee’s intention to exercise its option to purchase the Premises, or the portion offered for sale, at the same price and on the same terms as contained in the offer submitted by Lessor to Lessee. Within forty five (45) days after Lessee gives such notice of exercise, the parties shall enter into a written contract of sale with the usual covenants and conditions and setting forth the price and other terms as contained in the offer received by the Lessor and submitted to the Lessee. If, as part of the bona fide offer, Lessor also submits to Lessee a contract acceptable to Lessor which the offeror has executed or is prepared to execute, Lessee shall execute a contract in a form identical to the contract executed or to be executed by offeror.

If this option to purchase the premises, or portion thereof, is not exercised by the Lessee within the prescribed time, Lessor will be free to sell its interest in the Premises to the person who made the original offer, under the terms and conditions and for the price stated in that original offer, under the terms and conditions and for the price stated in that original offer which had been submitted to the Lessee along with Lessor’s notice of intention to sell. If Lessor wishes to sell to such offeror on terms materially more beneficial to the offeror, Lessor shall be required to renotify Lessee of such changed terms pursuant to subparagraph (b) above and Lessee will be entitled to exercise its right of first refusal as to such amended terms.

This right of first refusal, and all rights and privileges resulting therefrom, are not assignable or transferable by the Lessee, either by operation of law, or voluntarily. These rights and privileges are deemed to run personally to the Lessee, and may not be pledged or hypothecated by it in any way. This right is to be only exercisable by the Lessee during the Term, and only providing that the Lessee is not in default of any of the terms, conditions, or covenants contained in this Land Lease. If Lessor notifies Lessee of a default, or breach by Lessee of any term, condition, or covenant contained in this Land Lease and Lessee fails to cure such default or breach within any applicable grace period granted herein, then this right of first refusal will immediately terminate as of the expiration of any applicable grace period, regardless of any action Lessor takes or Lessor’s failure to act pursuant to Lessee’s option hereunder.

Nothing contained in this Land Lease shall be deemed to limit Lessor’s right to transfer the Premises, or any portion thereof, or any interest therein to an affiliate provided that this right of first refusal shall continue to be a part of this lease.

If Lessee elects not to purchase based on the bona fide offer and Lessor sells the interest in Premises to the offeror then this right of first refusal shall terminate and Lessee shall not be entitled to any further rights under this Article as to any future sales of the Premises, but this Land Lease shall otherwise continue in full force and effect.

Time shall be of the essence with respect to Lessee’s obligations under this Article.

ARTICLE 15

DEFAULT AND REMEDIES

15.1 Events of Default; Lessor Default.

Each of the following shall constitute an “Event of Default” by Lessee under this Land Lease:

(a) the failure of Lessee to pay any Rent, or any other monetary obligation due under the terms of this Land Lease, within five (5) days after written notice of such delinquent obligation;

(b) the failure of Lessee to furnish or maintain the insurance policies and certificates that Lessee is required to maintain pursuant to this Land Lease, within ten (10) days after written notice of such delinquent obligation;

(c) the failure of Lessee to vacate the Leased Premises on the Termination Date or surrender the Leased Premises in the condition required herein, including the completion of all Site Removal, Remediation or Restoration Work;

(d) the making by Lessee of a general assignment for the benefit of creditors; or an admission in writing of its inability to pay its debts as they become due; or the filing of a petition in bankruptcy, or adjudication as a bankrupt or insolvent; or its filing of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or its filing of an answer admitting or not contesting the material allegations of the petition against it in any such proceeding; or its seeking or consenting to or its acquiescence in the appointment of any trustee, receiver or liquidator of Lessee or any material part of its properties;

(e) the failure of Lessee within ninety (90) days after the commencement of any proceeding against it seeking its adjudication as a bankrupt or insolvent, or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or within one hundred twenty (120) days after the appointment without the consent or acquiescence of Lessee of a trustee, receiver or liquidator of Lessee or of any material part of its properties, to have such appointment vacated;

(f) the filing of a lien or other encumbrance against the Property as a result of Lessee’s or Lessee’s Agents’ act or omission, including, but not limited to, a tax lien or a mechanics’ lien, which is not discharged or “bonded over” within sixty (60) days after the date Lessee receives notice that such lien has been filed;

(g) with respect to Lessee’s continuing violation of Section 6.2(a) or (b), if Lessor shall have delivered three (3) written notices to Lessee of such violations pursuant to Section 6.2(d) within any three hundred and sixty-five (365)-day period, unless such noncompliance is cured within five (5) Business Days after written notice from Lessor; except that if the failure to perform cannot reasonably be corrected within such five (5)-Business Day period, and Lessee begins corrective action during such period, then Lessee shall not be deemed in default if it diligently and expeditiously pursues and completes the actions necessary to cure the failure to perform within thirty (30) days thereafter;

(h) any Transfer or other act or failure to act by Lessee in violation of the provisions of Article 14; or

(i) the failure of Lessee to perform or observe any other term, covenant, agreement, condition or obligation of Lessee under this Land Lease, within thirty (30) days after written notice from Lessor; except that if the failure to perform is capable of being corrected but cannot reasonably be corrected within such thirty (30)-day period, and Lessee begins corrective action during such period, then Lessee shall not be deemed in default if it diligently, continuously and expeditiously pursues and completes the actions necessary to cure the failure to perform within no more than ninety (90) days from the date of Lessor’s original written notice with respect to such default, provided, further, that such ninety (90)-day cure period may be extended to one hundred eighty (180) days in the aggregate from the date of the notice of such default, provided that all the following conditions are met:

(i) There shall be no violation of the Financial Test by Lessee or its Guarantor;

(ii) No default shall exist in the payment of Rent or Additional Rent at any time during the ninety (90)-day or one hundred and eighty (180)-day period, and the default cannot be cured by a monetary payment (“Non-Monetary Defaults”);

(iii) Lessee has written to Lessor specifying in reasonable detail Lessee’s plans and estimated schedule and estimated budget for the prosecution and completion of such cure, and shall demonstrate to Lessor’s reasonable satisfaction that Lessee has the financial ability to complete such cure;

(iv) Lessee shall proceed diligently, continuously and expeditiously to prosecute such cure to completion;

(v) Lessee shall continue to indemnify and hold harmless Lessor with respect to all Losses with respect to all Non-Monetary Defaults and the curing thereof; and

(vi) the occurrence or the continued existence of such Non-Monetary Default shall not nor would it be reasonably be likely to:

(A)	subject the Leased Premises or the Property to any imminent danger of forfeiture or loss, including by reason of foreclosure of any mechanics, tax or other lien, or

(B)	create or perpetuate a condition or circumstance (including any violation of Applicable Laws and Other Requirements) which would be actually or imminently dangerous or hazardous to any person or property, or

(C)	create or perpetuate any violation of any Applicable Laws and Other Requirements which would subject Lessor, Leased Premises or the Property to any civil or criminal penalty, fine or other liability (other than the actual cost of curing such violation of law).

15.2 Remedies.

During the continuance of an Event of Default, Lessor shall have the following rights and remedies, in addition to all others allowed by law or in equity, any one or more of which may be exercised or not exercised without precluding Lessor from exercising any other remedy, serially or concurrently, provided in this Land Lease or otherwise allowed by law or in equity:

(a) Lessor may terminate this Land Lease and Lessee’s right to possession of the Leased Premises. If Lessee has abandoned and vacated the Leased Premises, the mere entry of the Leased Premises by Lessor to perform acts of maintenance, cure defaults, remediate Environmental Conditions, perform Site Removal, Remediation and Restoration, preserve the Leased Premises or to attempt to relet the Leased Premises, or the appointment of a receiver to protect Lessor’s interest under this Land Lease, shall not be deemed a termination of Lessee’s right to possession or a termination of this Land Lease, unless Lessor has notified Lessee in writing that this Land Lease is terminated. Notification of any default described in Section 15.1 of this Land Lease shall be in lieu of, and not in addition to, any notice required under Applicable Law. If Lessor terminates this Land Lease and Lessee’s right to possession of the Leased Premises, Lessor may recover from Lessee:

(i) The amount of unpaid Rent that had been earned at the time of termination; plus

(ii) An amount equal to the present value (calculated using the discount rate of the Federal Reserve Bank, New York, New York, plus one percent (1%)) of the aggregate Rent (including reasonable estimates for Additional Rent and all Environmental Liabilities (including all costs of Site Removal, Remediation and Restoration), payable for the period from the termination date stated in Lessor’s notice terminating this Land Lease until the date which would have been the end of the Term but for such termination, less the present value (calculated using the discount rate of the Federal Reserve Bank, New York, New York plus one percent (1%)) of the fair rental value of the Leased Premises for the same period; plus

(iii) Any other costs, expenses, fees and charges incurred by Lessor in the enforcement of its rights and remedies hereunder, including any reasonable legal expenses, brokers’ commissions or finders fees in connection with sale, transfer or reletting the Leased Premises, the costs of repairs, cleanup, refurbishing, removal and storage or disposal of Lessee’s personal property, equipment, fixtures and anything else that Lessee is required under this Land Lease to remove but does not remove (including without duplication of the amounts in clause (ii) above, those Improvements and alterations which Lessee is required to remove pursuant to an election by Lessor and Lessor actually removes whether notice to remove shall be delivered to Lessee), and any costs for alterations, additions and renovations, tenant improvement allowances or rent concessions incurred by Lessor in regaining possession of and reletting (or attempting to relet) the Leased Premises.

Upon termination of this Land Lease, whether by lapse of time or otherwise, Lessee shall immediately vacate the Leased Premises and deliver possession to Lessor, in the condition required upon termination of this Lease, and Lessor shall have the right to reenter the Leased Premises.

(b) Notwithstanding Lessor’s right to terminate this Land Lease, Lessor may, at its option, even though Lessee has breached this Land Lease and abandoned the Leased Premises, continue this Land Lease in full force and effect and terminate Lessee’s right to possession, and enforce all of Lessor’s rights and remedies under this Land Lease. In such event, Lessor may continue this Land Lease in effect after Lessee’s breach and abandonment and recover Rent as it becomes due, less any amounts actually received by Lessor from reletting of the Leased Premises, it being agreed that Lessor has no obligation to relet the Leased Premises. Further, in such event Lessor shall be entitled to recover from Lessee all costs of maintenance and preservation of the Leased Premises, and all costs, including reasonable attorneys’ fees and receivers’ fees, incurred in connection with appointment of and performance by a receiver to protect the Leased Premises and Lessor’s interest under this Land Lease. Neither re-entry or taking possession of the Leased Premises by Lessor nor service of any notice permitted or required under Applicable Law shall be construed as an election to terminate this Land Lease unless a notice (signed by a duly authorized representative of Lessor) of intention to terminate this Land Lease is given to Lessee.

(c) All sums due and owing to Lessor by Lessee under this Land Lease shall be collectible by Lessor as Rent.

(d) No act or omission by Lessor or its agents during the Term shall be an acceptance of a surrender of the Leased Premises, and no agreement to accept a surrender of the Leased Premises shall be valid unless made in writing and signed by a duly authorized representative of Lessor. Lessor shall be entitled to a restraining order or injunction (to the extent permitted under Applicable Laws) to prevent Lessee from defaulting under any of its obligations other than the payment of rent or other sums due hereunder.

(e) Neither the termination of this Land Lease nor the exercise of any remedy under this Land Lease or otherwise available at law or in equity shall affect Lessor’s rights of indemnification set forth in this Land Lease or otherwise available at law or in equity for any act or omission of Lessee, and all rights to indemnification and other obligations of Lessee intended to be performed after termination of this Land Lease shall survive termination of this Land Lease.

(f) If Lessee breaches this Land Lease and abandons the Leased Premises, this Land Lease shall not terminate unless Lessor gives Lessee written notice of its election to so terminate this Land Lease. No act by or on behalf of Lessor intended to mitigate the adverse effect of such breach, including those described by Section 15.2(b), shall constitute a termination of Lessee’s right to possession unless Lessor gives Lessee written notice of termination. Should Lessor not terminate this Land Lease by giving Lessee written notice, Lessor may enforce all its rights and remedies under this Land Lease and/or any Applicable Laws and Other Requirements.

15.3 Remedies Not Exclusive.

Except as otherwise provided in this Land Lease, no remedy herein conferred upon or reserved to Lessor or Lessee is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute. No delay or failure to exercise any right or power accruing upon a default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

15.4 Performance by Lessor.

If Lessee shall at any time fail to perform timely any act on its part to be performed under this Land Lease, Lessor may, at its sole option (but shall not be obliged to) after first giving at least thirty (30) days’ prior written notice to Lessee (except that no such prior notice shall be required for an entry in the case of an emergency or for procurement of insurance as provided for in Article 10 hereof) perform such act, including, without limitation, by obtaining or maintaining any insurance, discharging any lien or performing any other act, all without further notice or demand upon Lessee and without thereby waiving or releasing any obligations of Lessee or rights of Lessor hereunder (including all indemnities by Lessee). Lessor shall not be required to inquire into the validity or correctness of amount of any such lien and shall have full authority to settle or compromise any such lien without Lessee’s approval. Any costs incurred by Lessor pursuant to this Section 15.4 or otherwise incurred by Lessor on behalf of Lessee or to cure an omission by Lessee as expressly provided for herein shall be reimbursed to Lessor by Lessee on demand, together with all costs incurred by Lessor and interest at the Default Rate from the date such costs were incurred.

15.5 Lessor Default.

A “Lessor Default” shall occur upon the (a) failure of Lessor to perform any of its material obligations under this Land Lease which materially adversely affects, (x) the operation of the Lessee Business or (y) the Environment as it materially affects the Leased Premises, within thirty (30) days after written notice from Lessee, except that if the failure to perform is capable of being corrected but cannot reasonably be corrected within such thirty (30)-day period, and Lessor begins corrective action during such period, then Lessor shall not be deemed in default if it diligently, continuously and expeditiously pursues and completes the actions necessary to cure the failure to perform within no more than ninety (90) days from the date of Lessee’s original written notice with respect to such default, provided, further, that such ninety (90)-day cure period may be extended to one hundred eighty (180) days in the aggregate from the date of the notice of such default; provided that all the following conditions are met: (a) any Transfer or other act or failure to act by Lessor in violation of the provisions of Article 14; (b) an insolvency or bankruptcy default similar in nature to those in Section 15.1(d) or (e) as applicable to Lessor; or (c) the filing of a lien or encumbrance against the Leased Premises as a result of Lessor’s or Lessor’s Agents’ act or omission, which is not discharged or “handed over” within sixty (60) days after the date Lessor receives notice that such lien has been filed, provided that all of the following conditions are met:

(i) There shall be no violation of the Financial Test by Lessor or its Guarantor;

(ii) Lessor has written to Lessee specifying in reasonable detail Lessor’s plans and estimated schedule and estimated budget for the prosecution and completion of such cure, and shall demonstrate to Lessee’s reasonable satisfaction that Lessor has the financial ability to complete such cure;

(iii) Lessor shall proceed diligently, continuously and expeditiously to prosecute such cure to completion;

(iv) Lessee shall continue to indemnify and hold harmless Lessor with respect to all Losses with respect to all such failures to perform and the curing thereof; and

(v) the occurrence or the continued existence of such failure to perform shall not nor would it be reasonably be likely to:

(A)	subject the Leased Premises or any Shared Services and Facilities or Common Areas to any imminent danger of forfeiture or loss, including by reason of foreclosure of any mechanics, tax or other lien, or

(B)	create or perpetuate a condition or circumstance (including any violation of Applicable Laws and Other Requirements) which would be actually or imminently dangerous or hazardous to any person or property on the Leased Premises, or

(C)	create or perpetuate any violation of any Applicable Laws and Other Requirements which would subject Lessee, Leased Premises or the Shared Services and Facilities or Common Areas to any civil or criminal penalty, fine or other liability (other than the actual cost of curing such violation of law).

15.6 Dispute Resolution.3

Any dispute, controversy or claim arising out of or relating to this Land Lease shall be deemed a “Dispute”, as defined in Article VII of the Separation Agreement and shall be resolved by the Parties in accordance with the provisions of Article VII of the Separation Agreement.

[3]	The Separation Agreement (Article VII) provides a process for negotiation, mediation and arbitration of all disputes arising thereunder (including under all “Ancillary Agreements,” which appears to include the Land Lease). This would, in the ordinary landlord-tenant context, be unusual for all Events of Default by Lessee, since it would severely restrict the right of Lessor to exercise customary lease termination remedies, including the right to recover the Leased Premises by summary eviction of Lessee. The time-frame for the dispute resolution process under the Separation Agreement is fairly lengthy as well. Consider whether any different approach is appropriate in the case of general or specific Events of Default, or otherwise.

ARTICLE 16

FINANCIAL TEST; FINANCIAL TRIGGER; FINANCIAL ASSURANCES

16.1 Financial Test. Upon discovery by any Party that it or its Guarantor does not meet the requirements of any Financial Test, such Party shall give prompt written notice thereof and the reasons therefor to the other Party. At any time after receipt of such notice, or if any Party shall otherwise receive information that the other Party or its Guarantor may not meet any Financial Test, the Party receiving such notice or information may make reasonable request to the other Party for such additional information as is readily available to such other Party, which shall be provided to the requesting Party reasonably promptly after such request.

16.2 Financial Trigger; LOC and Other Financial Assurances.

(a) If any Party reasonably determines in good faith that a Financial Trigger exists in respect of the other Party or its Guarantor, such Party, as the Security Beneficiary, shall give the other Party (“Security Party”) notice (“Security Notice”) that the Security Beneficiary has determined that the applicable Financial Trigger exists and requires the delivery of a LOC or other Financial Assurance to be selected by the Security Party with the Security Beneficiary’s reasonable approval, issued by an Approved Financial Institution listed on Exhibit 16.2(a) attached, in the Indemnified Amount as specified by the Security Beneficiary (as calculated in reasonable detail in the Security Notice) within thirty (30) days of the Security Notice. A draft of the LOC or other Financial Assurance shall be delivered by the Security Party to the Security Beneficiary for its review and reasonable approval not later than fifteen (15) days after the delivery of the Security Notice.

(b) The LOC shall be in form substantially similar to the form in Exhibit 16.2(b), or other Financial Assurance shall be subject to the following:

(i) Upon any Event of Default by Lessee, or upon any Lessor Default, as the case may be, or on the date thirty (30) days prior to the expiration of any LOC or other Financial Assurance as to which the issuer has given a notice of nonrenewal, the Security Beneficiary may draw any or all of the Indemnity Amount under the LOC or other Financial Assurance for application to payment or implementing performance on account of all Secured Obligations, and any amounts not so applied shall be held by the Security Beneficiary to be applied against any future Secured Obligations with respect to Event of Default, or Lessor Default; as the case may be.

(ii) If the Security Beneficiary draws against the LOC or draws down or otherwise converts or claims against any other Financial Assurance, the Security Party shall promptly cause the amount of the LOC or other Financial Assurance to be amended to reflect the full Indemnity Amount (as the same may be increased from time to time at the reasonable request of the Security Beneficiary to reflect any reasonably determined or estimated increase in the Environmental Liabilities of the Security Party.

(iii) Within thirty (30) days after the later of (A) the Termination Date and (B) the complete payment and satisfaction of all Secured Obligations of the Security Party, Security Beneficiary shall surrender the original LOC or other Financial Assurance to the Security Party, together with any remaining proceeds from any draws under the LOC or other Financial Assurance.

ARTICLE 17

GENERAL PROVISIONS

17.1 Authority to Enter into Lease.

Each Party represents and warrants to the other that it has full power and authority and the legal right to enter into and perform each and every provision of this Land Lease.

17.2 Notices.

All notices, demands and requests required under this Land Lease shall be in writing and shall be delivered to the notice addresses set out below, or to any other addresses modified by written notice delivered as required by this Section 17.2. A notice shall be deemed to have been duly given and received if it is: (a) delivered in person; (b) delivered by any generally available overnight commercial delivery service; or (c) delivered by e-mail or facsimile so long as a duplicate notice is sent via one of the methods described in subclause (a) or (b). All properly delivered notices shall be effective upon receipt (or in the case of e-mail or facsimile, on confirmation of receipt), or on the date that delivery is refused.

Lessor’s Address:

Alcoa Inc.

Attn: Plant Manager

PO Box 150

Alcoa West Plant

Massena, NY 13662

Email: Steve.Rombough@Arconic.com

With a copy to (which shall not

constitute notice):

Alcoa Inc.

Attn: Director Real Estate

201 Isabella Street

Pittsburgh, PA 15212

Email: Monica.Trott@Arconic.com

and:

Alcoa Inc.

Attn: Counsel

201 Isabella Street

Pittsburgh, PA 15212

Email: Richard.Dworek@Arconic.com

Lessee’s Address:

Alcoa USA Corp.

Attn: Plant Manager

PO Box 150

Alcoa West Plant

Massena, NY 13662

Email: Robert.Lenney@Alcoa.com

With a copy to (which shall not

constitute notice):

Alcoa USA Corp.

Attn: Real Estate Manager

201 Isabella Street

Pittsburgh, PA 15212

Email: Maureen.Ford@Alcoa.com

and:

Alcoa USA Corp.

Attn: Counsel

201 Isabella Street

Pittsburgh, PA 15212

Email: Gregory.Pfeifer@Alcoa.com

17.3 Lessor’s Access to Leased Premises.

Lessor reserves for itself and Lessor’s Agents the right to enter the Leased Premises to inspect the Leased Premises (escorted by Lessee Employees whenever possible), to supply any service to be provided by Lessor to Lessee, to show the Leased Premises to prospective purchasers, mortgagees beneficiaries or lessees, to post notices of nonresponsibility, to determine whether Lessee is complying with its obligations under this Land Lease, to conduct tests and surveys (including testing of materials for the presence of Regulated Asbestos Containing Materials), and to alter, improve or repair the Leased Premises or any other portion of the Property; provided that, except in the event of an emergency or as required to maintain any Utilities, (a) Lessor shall give Lessee at least twenty-four (24) hours’ advance notice of Lessor’s (or Lessor’s Agents) intent to enter the Leased Premises; and (b) Lessor shall attempt to minimize interference with the conduct of the Lessee Business. Lessor’s right to enter the Leased Premises shall include the right to grant access to the Leased Premises to utility employees. Lessor may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Leased Premises or any other portion of the Property where reasonably required by the character of the work to be performed in making repairs or improvements or in conducting tests and surveys; provided that the entrance to the Leased Premises shall not be blocked thereby, and that there is no unreasonable interference with the Lessee Business. Notwithstanding the foregoing, in the event of an emergency or as required to maintain any Utilities, monitor the wastewater systems pursuant to Section 6.4, or assure compliance with Applicable Laws and Other Requirements, Lessor shall have the right to enter the Leased Premises at any time without notice, but shall be escorted by Lessee whenever possible. Lessee acknowledges that Lessor may be required by contract or law to respond to certain emergency circumstances within five (5) minutes of becoming aware of such circumstances and Lessee agrees to coordinate and cooperate with Lessor to permit such expedited response. Except to the extent caused by Lessor’s or Lessor’s Agents’ gross negligence or willful misconduct, Lessee waives any claim for damages for any injury or inconvenience to or interference with the Lessee Business, any loss of occupancy or quiet enjoyment of the Leased Premises, any right to abatement of Rent, or any other loss occasioned by Lessor’s exercise of any of its access rights under this Section 17.3 in violation of the requirements of this Section 17.3, subject to and in accordance with the terms hereof. Any entry to the Leased Premises or portions thereof obtained by Lessor in accordance with this Section 17.3 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive, of Lessee from the Leased Premises or any portion thereof. Lessor shall exercise its access rights under this Section 17.3 in a manner designed to cause as little interference with Lessee’s use of the Leased Premises as is reasonably practicable; provided, however, that Lessor shall not be obligated to perform work during other than normal business hours.

17.4 Quiet Enjoyment.

Lessor covenants and agrees that upon Lessee’s paying all Rent due hereunder and performing all of the other obligations of Lessee under this Land Lease, Lessee shall peaceably and quietly have, hold and enjoy the Leased Premises hereby demised, subject to the terms and conditions of this Land Lease, as against all persons or entities claiming by or through Lessor, subject to all matters of record as the Effective Date and all Pre-Existing Environmental Conditions.

17.5 Subordination.

The following provisions shall govern the relationship of this Land Lease to any Security Instrument:

(a) This Land Lease shall become subject and subordinate to any Security Instrument existing or created after the Effective Date; provided that such subordination is conditioned on Lessee’s receipt of a subordination, non-disturbance and attornment agreement between any Secured Party and Lessee substantially in such Secured Party’s usual and customary form and that provides, without limitation, that this Land Lease and the rights of Lessee hereunder shall survive any enforcement proceeding brought under such Security Instrument, provided Lessee is not in default of its obligations under this Land Lease beyond any applicable cure periods provided herein. Lessee shall use reasonable and good-faith efforts to negotiate, execute and deliver such reasonable subordination, non-disturbance and attornment agreement. For the avoidance of doubt, Lessee’s right to quiet possession of the Leased Premises shall not be disturbed so long as no Event of Default has occurred and is continuing and performs all of its obligations under this Land Lease, unless this Land Lease is otherwise terminated pursuant to its terms.

(b) In no event shall Lessee be required to execute any subordination, non-disturbance and attornment agreement, or other instrument that materially increases Lessee’s obligations or decreases Lessee’s rights under this Land Lease, other than the usual and customary limitations on the Secured Party’s obligations to cure Lessor Default that occur prior to Secured Party’s obtaining possession of the Leased Premises.

17.6 Attorneys’ Fees.

If either Lessor or Lessee shall bring any action or legal proceeding or any appeal therefrom, for an alleged breach of any provision of this Land Lease, to recover rent, to terminate this Land Lease or otherwise to enforce, protect or establish any term or covenant of this Land Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

17.7 Estoppel Certificates.

Lessee or Lessor shall, from time to time, within fifteen (15) days after receipt of a request from the other Party, deliver to the requesting Party a written statement concerning whether or not, to such Party’s actual knowledge: (a) this Land Lease has been modified, (b) this Land Lease is in full force and effect, (c) Rent has been paid to date, and (d) such Party is aware of any defaults by such Party or the requesting Party under the terms of this Land Lease. Lessor and Lessee intend that any statement delivered pursuant to this Section 17.7 may be relied upon by any prospective purchaser or mortgagee of the Property or the Leased Premises or of any interest therein or any other Lessor or Lessee designee or any Transferee.

17.8 Successors and Assigns.

This Land Lease and the covenants and conditions in this Land Lease shall inure to the benefit of and be binding upon Lessor or Lessee and their successors and permitted assigns.

17.9 No Merger.

There shall be no merger of this Land Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Land Lease or the leasehold estate created hereby or any interest in this Land Lease or such leasehold estate, and (ii) the fee estate in the Leased Premises or the Property.

17.10	Amendments.

A written amendment signed by both parties shall be the exclusive method for modifying this Land Lease, and no oral agreement or course of dealing shall be construed to suffice to amend, modify, or supplement any term of this Land Lease.

17.11	Captions.

The captions contained in this Land Lease are for convenience and reference only and shall not be deemed to be part of this Land Lease or construed in any manner as limiting or amplifying, nor shall they be used in interpreting any of the terms and provisions of this Land Lease to which they relate.

17.12	References; Consents and Approvals.

All personal pronouns used in this Land Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. The use herein of the word “including” or “include” when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto. All references to “mortgage” and “mortgagee” shall include deeds of trust and beneficiaries under deeds of trust, respectively. All Exhibits referenced and attached to this Land Lease are incorporated in this Land Lease by this reference as if fully set forth herein. Unless otherwise expressly provided herein, any consents or approvals requested or (as a condition to Lessee’s taking certain actions) required of Lessor hereunder may be granted or withheld in Lessor’s sole and absolute discretion.

17.13 Provisions Severable.

If any term or provision of this Land Lease or the application thereof to any person or circumstance shall, to any extent, be invalid, void or unenforceable, the remainder of this Land Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, void or unenforceable, shall not be affected thereby and each term and provision of this Land Lease shall be valid and shall be enforced to the fullest extent permitted by Applicable Laws and Other Requirements.

17.14	Conveyance by Lessor.

Without limiting any provisions herein with respect to any successor to the Lessor as the Lessor hereinafter, then Lessee, if Lessor or any successor owner of the Property or the Leased Premises shall convey the Property or the Leased Premises as an entirety Premises, other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Lessor arising after the date of the conveyance, provided that such event does not result in a Financial Trigger nor that the grantee or transferee fails to meet the Financial Test, the Lessor or such successor owner, as the case may be, shall thereupon be released absolutely and unconditionally from all future liabilities and obligations of Lessor under this Land Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

17.15 Governing Law.

THIS LAND LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL JURISDICTIONAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LAND LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

17.16	Waiver of Counterclaim.

If Lessor commences any summary proceeding for possession of the Leased Premises, Lessee hereby expressly waives the right to interpose any counterclaim in any such proceeding.

17.17	Brokerage Fees and Commission.

Lessor and Lessee each represent to each other that no person or entity is entitled to any brokerage or finders’ fees, commission or other similar fees in connection with the transactions covered by this Land Lease. Lessee shall indemnify, defend by counsel reasonably acceptable to Lessor and hold Lessor harmless of, from and against any and all Losses arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Lessee in connection with this Land Lease. Lessor shall indemnify, defend by counsel reasonably acceptable to Lessee and hold Lessee harmless of, from and against any and all Losses arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Lessor in connection with this Land Lease.

17.18 Consent to Jurisdiction; Waiver of Trial by Jury.

EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF ST. LAWRENCE IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT,

ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LAND LEASE (INCLUDING ANY BREACH HEREOF) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING ONLY IN SUCH COURTS. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN SUCH COURTS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF LESSOR AND LESSEE ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LESSOR AND LESSEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LAND LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LESSOR AND LESSEE WITH RESPECT TO THIS LAND LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LESSOR AND LESSEE HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION 17.18 WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17.19	Memorandum of Lease.

The parties shall execute a Memorandum of Lease in form reasonably acceptable to both Lessor and Lessee. Such Memorandum of Lease may recorded against the Property, provided that Lessee shall execute a termination of such Memorandum of Lease in recordable form upon the expiration or termination of this Land Lease.

17.20 Survival.

(a) Notwithstanding anything to the contrary contained in this Land Lease, but subject to Section 17.14, all terms, conditions, covenants and provisions with respect to either Party’s obligations hereunder (including, without limitation, all claims against, and liabilities and indemnities of, either Party) arising or accruing prior to or on the expiration or earlier termination of Term (however caused) shall survive such expiration or termination of this Land Lease until the complete satisfaction thereof.

(b) Without limiting the foregoing, if Lessee exercises any right or option to terminate this Lease, such termination shall not limit, modify or affect any (i) indemnity by Lessee of Lessor, (ii) any obligation to pay all amounts and perform all obligations which have accrued prior to the date of termination, (iii) any obligation to remediate all Lessee Environmental Conditions and to pay its full share of all Joint Environmental Liabilities, or (iv) any obligation to perform and complete all Site Removal, Remediation and Restoration Work.

17.21 Entire Agreement.

This Land Lease and the Exhibits and Schedules hereto, the Separation Agreement, the NYPA Agreement and all Joint Defense Agreements and all separate agreements with respect to any Indemnified Amounts as of the Effective Date [                                 ] constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties, and no such change or modification to any specific provision of this Land Lease shall be effective without the explicit reference to the applicable Section by number and paragraph (if any). Except as set forth in the first sentence of this Section 17.21, Lessor and Lessee hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations relative to the leasing of the Leased Premises or the execution of this Land Lease are merged and integrated into, and revoked and superseded, by this Land Lease. Notwithstanding the foregoing, this Land Lease shall govern and supersede the Separation Agreement in all respects with regard to the matters referred to in [                                                                  ].

17.22 Headings; Definitions.

All titles and headings to sections, subsections, paragraphs or other divisions of this Land Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. All definitions in Section 1.1 (including all substantive or prescriptive terms, covenants, conditions and provisions thereof) shall constitute an integral part of this Land Lease, and the determination of the rights, remedies, obligations and liabilities of the Parties for any and all purposes.

17.23 Counterparts.

This Land Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

17.24 Time of Essence.

TIME IS OF THE ESSENCE OF THIS LAND LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

17.25 Further Assurances.

The Parties agree to execute, acknowledge and deliver to each other Party and/or such other Persons as a Party may request, all documents reasonably requested by any Party to give effect to the provisions and intent of this Land Lease.

17.26 Confidentiality and Media Releases.

The Parties hereby agree not to disclose any of the terms of this Land Lease to any person or entity not a party to this Land Lease, nor shall either Party, without the prior written consent of the other, issue any press or other media releases or make any public statements relating to the terms or provisions of this Land Lease; provided, however, that either Party may make necessary disclosures to (a) potential lenders, investors, purchasers, subtenants, assignees, attorneys, advisors, consultants, accountants and economic development authorities and/or as may be required by applicable laws or court order, so long as such Parties agree to keep all of the terms of this Land Lease strictly confidential to the extent practicable, and except as may be required pursuant to applicable law, or (b) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with a securitization and/or sale of a loan.

17.27 Delivery of Information.

(a) Within one hundred twenty (120) days after the end of each Fiscal Year and within forty (40) days after the end of each fiscal quarter of each Party’s Parent during the Term, each Party shall deliver to the other Lessor Financial Statements for such Party for the Fiscal Year or quarter, as the case may be, then ended.

(b) Subject to the next succeeding sentence, all such Financial Statements and any additional financial information, and information derivative therefrom (collectively, “Party Confidential Information,” shall be held strictly confidential by the receiving Party and shall not be shared or disclosed by such Party (except to its members, employees, representatives, agents, accountants and attorneys and such Party shall cause its members, employees, representatives, agents, accountants and attorneys to not disclose the same) until and unless the providing Party has made such information public and except pursuant to Legal Requirements or legal process. Notwithstanding the foregoing, either Party may disclose Party Confidential Information to (i) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with a securitization and/or sale of any loan, and (ii) actual or prospective equity investors in or purchasers of equity interests in any Party or any Guarantor or this Land Lease or any interests therein who have executed with the providing Party a customary confidentiality agreement in a form that has been reasonably approved by Lessee for this purpose.

17.28 Mutual Drafting.

This Land Lease shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Land Lease to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

LESSOR:

Alcoa Inc., a Pennsylvania corporation

By:
Name:
Title:

LESSEE:

Alcoa USA Corp., a Delaware corporation

By:
Name:
Title:

EXHIBIT

[SUBJECT TO REVIEW AND COMMENT BY COMPANY CONSTRUCTION AND

ENGINEERING PERSONNEL]

GENERAL CONSTRUCTION REQUIREMENTS AND CONDITIONS

All provisions of this Exhibit             are intended to supplement the provisions in the Land Lease above governing any general construction work performed by Lessor or by Lessee under the terms and conditions of the Land Lease, including without limitation all Site Removal, Remediation and Restoration Work, or any casualty or condemnation restoration, or any Lessee Alterations. In the event of any conflict between the express provisions of the Land Lease and this Exhibit 8.2(d), the former shall control. All of the foregoing performed by either Party shall be referred to as “Lessor’s Work” or “Lessee’s Work,” respectively.

Lessee’s Work will be performed by Lessee in accordance with final plans and specifications approved by Lessor (as and to the extent such plans and specifications and/or approval is provided for in the Land Lease). Lessee’s contractor(s) shall secure and pay for all necessary permits, inspections, certificates, legal approvals, Certificate of Occupancy and/or fees required by public authorities and/or utility companies with respect to Lessee’s Work.

Notwithstanding the foregoing, the provisions of this Exhibit 8.2(d) shall not apply to any contracts, agreements or arrangements (including with any Governmental Entity) for or with respect to any Pre-Existing Environmental Conditions, Combined Environmental Conditions, Lessor Environmental Conditions or Lessee Environmental Conditions,(collectively, “Environmental Contracts”), (a) which were entered into by Lessor or Lessee prior to the Effective Date or (b) which may be entered into after the Effective Date and which may conflict with any Environmental Contracts previously entered into or which may be limited, modified or prohibited by any Governmental Entity.

A.	General Requirements

1. All Lessor’s Work or Lessee’s Work installed by Lessee or Lessor shall be coordinated with, completed in harmony with and performed so as not to unreasonably interfere with, Lessor’s or Lessee’s construction schedule, business operations, nor any activities of other lessees, sublessees, licensees or other occupants of the Leased Premises or the Lessor’s Remaining Property of which the Party performing such Work has actual prior notice (“Other Occupants”).

2. All contractors employed by either Lessor or Lessee shall allow other contractors, even of the same trade, to work on the Leased Premises without interference and in accordance with the spirit and intent of Paragraph 1 above.

3. Lessee and Lessee’s contractors shall provide all insurance required by Lessor as set forth in this Lease, or as is otherwise maintained in the ordinary course by prudent and reputable contractors and/or property owners, or as otherwise reasonably required by Lessor, prior to the start of any construction work within the Leased Premises. Lessor and any Lessor mortgagee shall each be named as an additional insured in all such insurance.

4. Lessee shall, at all times, keep or cause to be kept the Leased Premises and the surrounding area free from accumulations of waste or excess materials and/or rubbish caused by it or its contractors’ employees or workers and shall not place or permit to be placed any waste materials and/or rubbish on the Common Areas or other areas of Lessor’s Remaining Property. Lessee and/or its contractors shall provide dumpsters and maintenance of said dumpsters during the construction period in a secure, neat and orderly condition and shall remove and empty the same on a regular basis to avoid unsightly, obstructive or hazardous accumulations or conditions, in accordance with all Applicable Laws and Other Requirements.

5. Lessee shall provide Lessor prior written notice (except in case of an emergency) of the proposed commencement date of (a) any Lessee Alterations to be done within or to the Leased Premises as provided in the Land Lease, and of (b) other Lessee’s Work with a cost in excess of $100,000 in any one (1) instance.

6. Lessee shall coordinate the parking of contractor vehicles, the placement of dumpsters and the staging area for construction materials, furniture, fixtures and other equipment, with Lessor’s or any of Lessor’s Other Occupants’ construction representatives and construction coordinators so as not to disrupt Lessor’s or Lessees’ operations (including use of Access Roads) or interfere with customer parking. All construction materials, furniture, fixtures and other equipment shall be kept within the Leased Premises or within areas of the parking areas designated by Lessor following proposal from and consultation with the Lessee, both Parties acting reasonably and in good faith.

B.	Construction Procedures

1. When submitting construction plans and specifications (preliminary, completed or final), Lessee or the Lessee’s appointed representative shall issue Lessee’s plans, specifications and supporting documents electronically via emails to Lessor’s designated construction coordinator or other representative.

2. Lessee can elect to contract with architects, engineers and other construction professionals of good repute, which are experienced, financially responsible and duly licensed in the jurisdiction in which the Leased Premises is located (“Construction Professionals”) of its choosing for the preparation of the construction plans and specifications. The architect (and other Construction Professionals, as appropriate) shall prepare detailed construction drawings for the work to be performed at the Leased Premises, incorporating the improvements to comply with all of Lessee’s obligations under this Land Lease or as determined by Lessor in consultation with Lessee with respect to work (if any) to be done on behalf of Lessor. Such drawings will be forwarded to Lessor for its review and comment to the extent Lessor’s approval of same is required under the Land Lease.

3. All contractors engaged by Lessee shall be bondable contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with any contractor hired by Lessor or Lessor’s Other Occupants. Lessee shall permit union licensed contractors to bid on Lessee’s Work, but Lessee shall not be obligated to engage such contractors unless union labor is required in the area where the Leased Premises is located, or is specifically required by any contractual agreements by which Lessee, Lessor, the Leased Premises and/or Lessor’s Remaining Property is or may be bound or by any Applicable Laws and other Requirements. Lessee shall retain sufficient documentation evidencing union contractor bidding and shall provide such documentation to Lessor upon fifteen (15) days’ prior written request. In the event Lessee does not permit union licensed contractors to bid on Lessee’s Work (“Union Bidding”) and Lessor is picketed or involved in a dispute with the unions due to Lessee’s failure to permit Union Bidding, then Lessee shall indemnify, defend and hold Lessor and all Lessor Indemnified Parties from all Losses due to or arising out of Lessee’s failure to permit Union Bidding. All work shall be coordinated with the general project work. Lessee shall use its commercially reasonable efforts to cause its contractors to maintain harmony and avoid any and all disputes with labor unions in which Lessee’s contractors or any person or entity performing work on behalf of Lessee may become involved. Lessee shall be responsible for any delay, disruption, obstruction or hindrance in the completion of Lessee’s Work and any damages and extra costs resulting from such disputes, except with respect to work for which Lessor is financially responsible under the Land Lease, but expressly excluding all of Lessee’s Acts. Lessee shall use its commercially reasonable efforts to cause its contractors to take all action including, but not limited to, filing charges with the N.L.R.B. and pursuing litigation to prevent or end any stoppage or slowdown of Lessee’s Work.

4. All Lessor’s Work and Lessee’s Work shall comply in all respects with all Applicable Laws and Other Requirements.

5. Upon Lessor’s request from time to time upon the occurrence of any Event of Default or any Termination of the Land Lease for any cause, Lessee shall assign to Lessor any or all contracts or agreements with contractors, vendors, suppliers and/or Construction Professionals as designated by Lessor in connection with any Lessee Work.

6. All contractors and contracts with respect to all Site Remediation, Removal and Restoration (hereinafter, “Project”): shall comply with the following:

(a) Each contract (“Contract”) with a general or major contractor or trade (“Contractor”) for any component or phase of the Project (“Project Component”) shall (i) provide for either a guaranteed maximum price or a stipulated sum, which amount shall be broken down by trade; (ii) include a requirement that such Project Component shall be completed in accordance with a schedule (“Project Component Schedule”) which shall provide for completion of the entire Project prior to the Termination Date, and (iii) otherwise be in a form mutually and reasonably acceptable to Lessor and Lessee, which form shall be agreed upon by both Lessor and Lessee Lessor in advance of the relevant procurement, and in any event shall contain the terms set forth in this Exhibit 8.2(d).

(b) The Project Component shall establish the substantial completion date of the particular Project Component, and shall set forth the projected dates for the completion of the construction milestones and other milestones in connection with certain significant aspects of the construction of the Project. The Project Component Schedules shall be subject to review and written approval of each Party.

(c) In addition to any other requirements of this this Exhibit 8.2(d) or this Land Lease, all contracts entered into by Lessee or Lessor and their contractors and materialmen under this Land Lease shall include the following terms and conditions, and shall provide that such terms will survive the expiration or earlier termination of such contracts:

(i) Notwithstanding that the contractor or materialman may have performed work or furnished materials for the property interest of the other Party (or any part thereof), such other Party shall not be liable in any manner for payment or otherwise to the contractor or materialman in connection with such work performed or materials furnished, and such contractor or materialman expressly waives and relinquishes any right to look to such other Party for any such payment or to hold such other Party liable in any respect thereto.

(ii) The contractor or materialman shall make its books and records relating to any work performed or acquisition or furnishing of any Improvements or Equipment or any other improvements or equipment available for inspection by the other Party during reasonable business hours.

(iii) The other Party is not a party to the contractor’s or materialman’s contract with Lessee or Lessor, as the case may be, and that such other Party will not in any way be responsible to any Person for any claims of any nature whatsoever arising or which may arise from such contract.

(iv) At the sole discretion of the other Party, the contractor’s or materialman’s contract with Lessee or Lessor, as the case may be, with respect to the Leased Premises shall be assignable to such other Party upon such Party’s assignment of such contract to, and the assumption of the obligations of such Party under the contract by, the other Party, provided, however, that no such assignment and assumption shall be deemed a release of any Loss or Liability for which the assignor Party is required to indemnify the assignee Party under this Land Lease, including all amounts which may be payable by the assignee Party to the contractor or materialman by reason of (A) any breach or default by the assignor Party under such contract or (B) any amounts payable under the contract which would otherwise be obligations of the assignor Party under this Land Lease, including without limitation all Site Removal, Remediation and Restoration Work.

(v) The contractor or materialman shall defend, indemnify and hold Lessor and Lessee and each of their subsidiaries, Affiliates, heirs or assigns, successors, agents, officers, directors, shareholders, partners, members and employees, and such other Persons as may be reasonably required by Lessor or Lessee, harmless from and against any and all claims, lawsuits, damages, expenses, liens, penalties, costs and liabilities (including reasonable attorneys’ fees) caused by or arising out of the acts or omissions of, or breach of the contract by, the on tractor or materialman.

(vi) Lessor and Lessee and each of their subsidiaries, Affiliates, heirs or assigns, successors, agents, officers, directors, shareholders, partners, members and employees, and such other Persons as may be reasonably required by Lessor or Lessee, shall be named as additional insureds under all policies of insurance required to be maintained by the contractor or materialman under the contract.

(vii) Lessor and Lessee and each of their heirs or assigns and successors, and such other Persons as may be reasonably required by Lessor or Lessee, shall be named as obligees under any payment and performance bonds or other guaranties required to secure performance of the contractor or materialman under the contract.

(viii) Lessor and Lessee and each of their heirs or assigns and successors, and such other parties as may be reasonably required by Lessor or Lessee shall be beneficiaries of any warranties required by the Contract.

(ix) Lessor and Lessee and each of their heirs or assigns and successors, and such other Persons as may be reasonably required by Lessor or Lessee, shall be intended third-party beneficiaries of the Contract.

(d) Any supplement or revision to any contract that conflicts with the specific requirements of this Exhibit 8.2(d) that governs such contract shall be subject to the written mutual approval of the Parties.

EXHIBIT A

Potable Water

Provided by:             Alcoa

Frequency Provided:         Continuously 24/7

Cost: $350,000/yr all in; 3 year average 2013-2016

2017     Alcoa (74%) $266,000

            Arconic (26%) $84,000

Payment Calculation:

Metered via Town meter. Subtract Extrusion Plant meter and Area 1 meter for % Alcoa usage. Add Extrusion Plant meter and Area 1 meter for % Arconic usage.

2017 Estimate based on headcount (460, 140) 76%, 24%

2018 Use metered flows from prior year.

2019 Use metered flows from prior year.

New Alcoa is to own, receive and pay the bill for potable water from Village of Massena. All costs eligible for cost sharing (see below) are combined and then split using the annual percentages calculated above.

Calculated Annually

Billing Monthly

Description/Process/Procedure:

New Alcoa will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to operate and maintain the West Plant Potable Water System as described herein.

The West Plant receives potable water potable from the Village of Massena through a new distribution system that was installed in the 1990’s. This water system supplies the plant needs (sinks, showers, toilets). The average volume is approximately 40,000 GPD.

The potable system is comprised of the following:

•	Pump station(s) and Town meter.

•	Piping supported by the rail bridge over the canal.

•	Pump station off Wetzel Blvd.

•	Meters at Wetzel Pump Station and Extrusion B226

•	Elevated water tank near the Casthouse.

•	Respective Arconic and New Alcoa owned piping to points of use.

New Alcoa is determined to be the “Most Dependent User” (MDU) and as such is responsible for the most critical aspects of operation of the potable water distribution system, namely distribution of water bills by the Village of Massena, operation and maintenance (O&M) of the meters, pump station, potable water tower, and any other critical feature. Alcoa is responsible for O&M of their distribution piping upstream of and including the meters in Extrusion Plant and Area 3(?).

Arconic is responsible for O&M of their distribution piping downstream of the meters in Extrusion Plant and Area 1. See sketch PS-203426-JM.

Duties and Responsibilities of Each Party:

Maintenance, Troubleshooting, Cleaning & Repairs – New Alcoa will be responsible for maintenance, troubleshooting, cleaning and repairs from the Village of Massena water meter, through to and including the Arconic meters at the Extrusion Plant and Area 1.

System Monitoring – New Alcoa will be responsible for monitoring the overall system including feed water supply, and distribution to plant. New Alcoa will notify Arconic of any suspected feed water or distribution piping problems. Alcoa personnel or their designee will assume responsibility for repairs to the plant feed water system up to and including the water meters at the Extrusion Plant and Area 3. Arconic will be responsible for the distribution piping downstream of the water meters at the Extrusion Plant and Area 1.

Notification, Sampling and Reporting – New Alcoa will be responsible for all notification, sampling and reporting as per the requirements of the NYSDOH for all parts of the system including feed water, storage, distribution and end use facilities. All results and reports related to such shall be provided to Arconic within a reasonable time frame.

Other Work – New Alcoa will be responsible for other work, not specifically identified, as required to operate and maintain the West Plant potable system in compliance with the NY State Sanitary Code, and other internal and external standards.

Failure to Perform—As MDU, if Alcoa needs to conduct any work on the potable water system, it may do so and bill back Arconic.

Safety – New Alcoa will present Arconic with a Safe Work Plan with approval required prior to the execution of any work outside their lease boundary.

Capital or Expense Cost Share

•	Project expenses or capital eligible for cost sharing by Alcoa < $50,000 will be rolled into the rolling 3 year cost averaging when this is re-calculated every June 30. Expenses or capital that are eligible for cost sharing spent by Alcoa > $50,000 will be shared based on the % split determined by the measurement method above. Timing of payment is to be worked out between Alcoa and Arconic, limited to no longer than 3 years.

•	Alcoa assets eligible for cost sharing only include equipment that serves both companies and may include but not be limited to:

•	Costs to own, operate and maintain the pump station(s)

•	Piping over rail bridge crossing canal

•	Costs to own, operate and maintain the meters

•	Costs to own operate and maintain the potable water tower

Other Alcoa assets that are for Alcoa use only such as piping to Alcoa points of use are not eligible for cost share. O&M including capital for these must be a lease-hold.

•	Arconic expense and capital for their potable piping on their side of lease line are not eligible for cost share.

•	Alcoa shall present a three (3) year expense and capital budget to Arconic by June 30 each year. The Parties will work together to approve the 3 year budgets by September 1 of each year. Failure of Alcoa to perform these duties such that it results in a non-compliance or fine to Arconic will result in pass through of fine to Alcoa, and possibly additional damages related to non-compliance or degraded public image.

•	For emergency or unplanned capital or expenses greater than $50,000, Alcoa is to present the proposal to Arconic for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Alcoa may proceed with needed expense or capital project and submit cost to Arconic for reimbursement.

•	As MDU, Alcoa reserves the right to conduct emergency repairs on any Alcoa outfall asset at any time and bill back Alcoa.

Triggers for termination by each party: As long as either party requires the system in order to continue to have potable water at the site and to their operations, any party that wishes to terminate the agreement shall provide at least six (6) months prior notice to the other party if they wish to terminate the agreement.

Special Terms: Should Alcoa’s operations at the location cease (as defined under the Lease), all assets required to continue operation of the system and to provide water to Arconic’s operations shall be transferred to Arconic at no cost and will not be demolished by Alcoa.

Access Rights:

•	Alcoa shall have access rights to all of their potable water appurtenances related to their assets as shown on drawing PS-203426-JM. Should the need arise to access a system appurtenance that is not covered by existing easement or lease line, Alcoa shall have the right to access upon contact with Arconic.

•	Arconic shall have access rights to all of their potable water appurtenances related to their assets as shown on drawing PS-203426-JM. Should the need arise to access a system appurtenance that is not covered by existing easement or lease line, Arconic shall have the right to access upon contact with Alcoa.

•	Contact – Arconic:

•	Contact – Alcoa:

Supporting Information

1.	Drawing PS-203426-JM

2.	Potable Project Cost Worksheet

Exhibit B

Process Water

8/4/2016

Provided by: New Alcoa / Long Sault Division (APGI) – referred to jointly as “Alcoa”

Frequency Provided:         Continuously 24/7

Cost:

Based on the last 3 years - 2013-2015 – 3 yr average—this number is approximately $540k/yr and includes only Long Sault operating costs of the Intake Pipes, Screens, Pumps, and Control Systems – and will (future) include Million Gallon (MG) Tank, main valves and piping as shared costs for O&M of the Process Water System. (Does not include Alcoa & Arconic Distribution Systems – O&M costs.). Includes all Operational / Maintenance & Repairs / Regulatory / Compliance and Engineering.

2015     Alcoa (74%) $399,600

             Arconic (26%) $140,400

2017     Alcoa (74%) $399,600

             Arconic (26%) $140,400

Measurement method:

Outfall measurements will be used to determine process water usage as follows:

•	New Alcoa = 01E (Casthouse discharge) + B362 flowmeter (Smelting discharge)

•	Arconic = 01H (Extrusion discharge) + 01G (WRB discharge) + 004 backwash usage

•	Intake water measurement = Measured at Intake (pump operational hours / flow meter verified)

•	Intake water measurement = New Alcoa + Arconic + evaporation and losses

Billing Method:

•	Calculated annually by June 30, effective January 1.

•	Billed Monthly

Description/Process/Procedure:

Process Water System is defined as the Piping, Pumps, Valves, Storage Tanks & Control Systems required to deliver Process Water to the Alcoa and Arconic Process Water Distribution Systems. The Arconic System starts at but does not include the Arconic valves at the Extrusion Plant FM143 and [new valve] and Area 1 FM479 and Fm480 (Detail Y). - See drawing PS-203427-JM. The Alcoa Distribution System starts at Valve Boxes “Y” and “X” reference dwg PS-203426-JM.

Alcoa will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to operate and maintain the West Plant Process Water System as described herein.

Arconic is responsible for O&M of their distribution piping downstream of and including their owned valves. See attached figure.

Background:

The West Plant receives process water from the Massena Intake (Dam and Water Intake Structure owned by New York Power Authority (NYPA) Piping and Pump Systems owned by Long Sault division of APGI – Alcoa Power Generating Inc.) The Village of Massena also gets their water supply from the Massena Intake – via a gravity feed through the Long Sault Intake Pipes.

The Process Water Distribution System is owned by new Alcoa starting at Valve box “X” at the Long Sault owned Valves FM470 and FM471 continuing to the Smelting Plant Distribution System and Million Gallon Tank (MG Tank). This system ranges in age with no significant area being less than 50 years old.

An emergency tie-in to the Potable Water 200,000 gallon Tank (EWST – Elevated Water Storage Tower) allows the MG Tank to be taken out of service for painting and maintenance. (As this emergency tie-in is an approved double check reduced pressure control valve system – the Potable System cannot be fed from this emergency process water connection. It utilizes its own VSD – Variable Speed Drive Pump Systems for its own tank maintenance.)

The average process water usage is approximately 2 MGD. Reporting of these daily/ weekly usage numbers are under an important reporting requirement to the U.S. Army Corps of Engineers.

The process water system is comprised of the following:

•	Pump station (Long Sault Ownership) located at the Massena Intake

•	Piping – underground system – along the canal to the Alcoa Plant System (with Emergency Supply Connection – to the Village of Massena)

•	Million Gallon Tank (MG Tank) station and metering system off Wetzel Blvd.

•	Dual isolatable systems to all 3 areas of the plant.

Duties and Responsibilities of Each Party

Most Dependent User—Alcoa is determined to be the “Most Dependent User” (MDU) and as such is responsible for the most critical aspects of operation of the process water pumping / metering and distribution system, namely metering / monitoring and providing process water to new Alcoa and Arconic distribution systems. This includes the operation and maintenance (O&M) of the Intake pump station (controls, monitoring and metering), Million Gallon Tank, and any other critical feature.

Alcoa will be responsible for the entire system from the Massena Intake to the Distribution Systems (for Smelting and Casthouse) and MG Tank—through to but not including the Arconic valves at the Extrusion Plant FM143 and [new valve] and Area 1 FM479 and Fm480 (Detail Y) . See drawing PS-203427-JM.

Maintenance, Troubleshooting, Cleaning & Repairs – Alcoa will be responsible for maintenance, troubleshooting, cleaning and repairs from the Massena Intake to the Distribution system and MG Tank. Arconic will operate and maintain their own systems starting with and including valves FM143, FM479, FM480, and [new valve], for the Extrusion Plant and Area 1.

System Monitoring – Alcoa will be responsible for monitoring the overall system including feed water supply, and distribution to plant. Alcoa will notify Arconic of any suspected feed water or distribution piping problems as soon as reasonable after detection of any issues. Alcoa personnel or their designee will assume responsibility for repairs to the plant feed water system up to but not including the Arconic valves noted above. Arconic will be responsible for the distribution piping downstream of valves FM143, FM479, FM480, and [new valve] to the Extrusion Plant and Area 1.

Notification, Sampling and Reporting – Alcoa will be responsible for all notification, sampling and reporting as per the requirements of the NYSDOH for all parts of the system including feed water, storage, distribution and end use facilities. Copies of all such sampling and reports shall be provided to Arconic as soon as is reasonably possible.

Other Work – Alcoa will be responsible for other work, not specifically identified, as required to operate and maintain the West Plant process water system in compliance with the NY State PSC, NY State Sanitary Code, and other internal and external standards.

Safety – Alcoa will present Arconic with a Scope of work, tentative schedule and a Safe Work Plan with approval required prior to the execution of any work outside their lease boundary.

Capital or Expense Cost Share –

•	Expenses or capital eligible for cost sharing by Alcoa < $50,000 will be rolled into the 3 year O&M cost averaging when this is re-calculated June 30. Expenses or capital that are eligible for cost sharing spent by Alcoa > $50,000 will be shared based on the % split determined by the Measurement Method above. Timing of this payment is to be worked out between Alcoa and Arconic and must be completed within 3 years of work completion.

•	Alcoa assets eligible for cost sharing include pump, intake pipe, storage and treatment assets that serve both Arconic and Alcoa process water and may include but not be limited to piping from dam to Arconic valves, pumps, and MGal water tank.

•	Arconic assets eligible for cost sharing might include feedwater systems from the Extrusion plant, including the 18” line from Area 1, if these are used for a significant amount of time by the Casthouse.

•	Alcoa expense and capital for their process water equipment on their side of lease that serves only Alcoa are not eligible for cost share and must be paid as a lease-hold item

•	Alcoa shall present a three (3) year expense and capital budget to Arconic by June 30 each year. The Parties will work together to approve the 3 year budgets by September 1 of each year.

•	For emergency or unplanned capital or expenses greater than $50,000, Alcoa is to present the proposal to Arconic for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Alcoa may proceed with needed expense or capital project and submit cost for reimbursement.

•	As MDU if Alcoa needs to conduct any emergency repairs on Arconic water equipment, it may do so and bill back Arconic.

Triggers for termination by each party: )As long as either party requires the system in order to continue to have potable water at the site and to their operations, any party that wishes to terminate the agreement shall provide at least six (6) months prior notice to the other party if they wish to terminate the agreement.

Special Terms: Should Alcoa’s operations at the location cease (as defined under the Lease), all assets required to continue operation of the system and to provide water to Arconic’s operations shall be transferred to Arconic at no cost and will not be demolished by Alcoa.

Access Rights:

•	Alcoa shall have access rights to all of their process water appurtenances related to their assets as shown on drawing 203427. Access requires an up to date Safe Work Plan. As long as Safe Work Plan is up to date and followed, and that asset is covered by easement (if on Arconic property not leased to Alcoa), then no further notification is required. Should the need arise to access a system appurtenance that is not covered by existing easement or lease line, Alcoa shall have the right to access upon contact with Arconic and that access shall not be unreasonably denied.

•	Arconic shall have access rights to all of their process water appurtenances related to their assets as shown on drawing 203427. Access requires an up to date Safe Work Plan. As long as Safe Work Plan is up to date and followed then no further notification is required. Should the need arise to access a system appurtenance that is not covered by an up to date Safe Work Plan. Arconic shall have the right to access upon contact with New Alcoa.

•	Contact – Arconic:

•	Contact – Alcoa:

Supporting Information

3.	3 year average water usage

4.	Process Water worksheet

5.	Drawing PS-203427-JM

6.	Current water balance

EXHIBIT C

Natural Gas

Provided by:             St. Lawrence Gas

Frequency Provided:             Continuously 24/7

Cost: Direct Billed by St. Lawrence Gas

Measurement method: St Lawrence Gas commercial meters located on their substation County Route 42

Billing method: Billed Monthly

Description/Process/Procedure: Bills submitted to each companies accounting dept.

Location of Services Provided: Commercial meters located on County Route 42

Duties and Responsibilities of Each Party

Maintenance, Troubleshooting, Cleaning & Repairs – Each company will be responsible for operation and maintenance, (includes troubleshooting, cleaning and repairs) of their gas lines and internal metering downstream of the St. Lawrence Gas Commercial meters.

Emergencies – there exists a valve connecting extrusion and casthouse whereby if either entity loses gas pressure due to failure onsite, they can open this valve. This will probably not provide enough pressure for normal operation of casthouse. In the event this occurs or is tried, St. Lawrence gas must be notified immediately.

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

Alcoa personnel have access to all gas equipment on their side of the lease line, and their remaining piping on Arconic piping per easement (see attached sketch). Access to the easement requires an up to date Safe Work Plan. As long as Safe Work Plan is up to date and followed, no other notification is required. Access to other areas requires contacting Alcoa personnel below. Access to other areas for purposes shall not be unreasonably denied by Alcoa.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

1.	Sketch PS-203685-JM

EXHIBIT D

Waste Water Treatment Services

Provided by:             Arconic

Frequency Provided:             Continuously 24/7

Cost:

2015     Alcoa (61%) $1,220,000

             Arconic (49%) $780,000

2017     Alcoa (61%) 1,220,000

             Arconic (49%) 780,000

Measurement method:

Via meter. Cost of waters treated through various Systems and internal outfalls, storm waters, Sanitary and process waters. Includes waters treated in the 01B system, sanitary treatment 01D, Central impoundment storm waters 01A and closed O&M sites through 01F. See spreadsheet attachment.

Billing method:

•	Billed Monthly

•	Cost per month re-calculated annually on June 30 based on appropriate methods including but not limited to rolling average of previous 36 months actual charges. Can take into account external changes that might impact cost (e.g. change in regulations). Detail of charges must be provided by Arconic to Alcoa to verify included costs. New billing cycle begins January 1.

Description/Process/Procedure:

Arconic will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to operate and maintain the Waste Water Treatment systems that serve the Site unless otherwise noted.

Alcoa is responsible for all discharges which originate from their boundary site and shall adhere to the requirements cited in the pre-treatment permit and included in the lease agreement

Location of Services Provided

The Outfall Summary Table below identifies the types of waters discharged and receiving waters for each outfall.

Duties and Responsibilities of Each Party

Most Dependent User—Arconic is determined to be the “Most Dependent User” (MDU) and as such is responsible for the most critical aspects of the wastewater system. As contributer to this system, Alcoa is subject to the terms of the lease and this exhibit with the goal of overall site compliance.

Maintenance, Troubleshooting, Cleaning & Repairs –

•	New Alcoa will be responsible for operation and maintenance, (includes troubleshooting, cleaning and repairs) on all wastewater (sanitary, process, etc.) piping and pump stations on their side of the lease boundary.

•	In addition, New Alcoa will be required to fund and allowed to conduct maintenance, troubleshooting, cleaning & repairs, with oversight and concurrence from Arconic on the following wastewater collection and treatment assets (see attached Drawing PS-203564-JM): PPI Collection, PPI Groundwater Pump Station, Area III Impoundment Pump Station and 008 Diverter Box.

•	Alcoa will operate and maintain the Ingot Treatment System. Arconic will conduct tests that require laboratory analysis.

System Monitoring – Arconic will be responsible for monitoring the overall systems. Alcoa will be responsible for monitoring in accordance with the Pre-Treatment Permit. New Alcoa will notify Arconic of any suspected problems with Outfalls, water quality, or anything affecting compliance with Arconic SPDES permit.

Notification, Sampling and Reporting – Arconic will be responsible for all notification, sampling and reporting as per the requirements of the NYSDEC for all parts of the SPDES process.

Other Work – Alcoa will be responsible for other work, not specifically identified, as required to maintain their wastewater systems in compliance with regulations and pre-Treatment agreement. Arconic will be responsible for other work, not specifically identified, as required to maintain compliance with regulations and SPDES permit.

Failure to Perform—As landlord, SPDES permit holder and wastewater MDU, if Arconic needs to conduct any work on Alcoa equipment, it may do so and bill back Alcoa.

Safety –Arconic will present New Alcoa with a Safe Work Plan with approval required prior to the execution of any work inside their lease boundary

Capital or Expense Cost Share – Arconic

•	Project Expenses or capital eligible for cost sharing by Arconic < $50,000 will be rolled into the rolling 3 year cost averaging when this is re-calculated June 30 each year. Project expenses or capital that are eligible for cost sharing spent by Arconic > $50,000 will be shared based on the % split determined by the measurement method above. These payments will be paid back within 3 years as agreed by the two parties. If proposal cannot be agreed, Arconic may proceed with needed expense or capital project and submit cost for reimbursement.

•	Arconic assets eligible for cost sharing include pump, pipe and treatment assets that serve both Arconic and Alcoa wastewaters and may include but not be limited to Sanitary pump stations with comingled Alcoa wastewaters, central impoundment, central impoundment treatment system, 004/005 impoundment, 004/005 treatment system, Oily WWTS (01B), General Refuse Landfill treatment system, Sanitary Treatment System (01D), Cyanide & Fluoride Treatment System (01F), 60 Acre Lagoon leachate treatment system.

•	For emergency or unplanned capital or expenses greater than $50,000, Arconic is to present the proposal to Alcoa for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Arconic may proceed with needed expense or capital project and submit cost for reimbursement.

Capital or Expense Cost Share – Alcoa

•	Alcoa expense and capital for their wastewater equipment on their side of lease line are not eligible for cost share and must be paid as a lease-hold item. This includes but is not limited to Alcoa sanitary pump stations, PPI collection and pump station, and Area III impoundment pump station and ingot wastewater treatment system. As landlord and SPDES permit holder, if Arconic needs to conduct any repairs on Alcoa wastewater equipment, it may do so and bill back Alcoa.

•	Alcoa shall present a three (3) year expense and capital budget to Arconic by June 30 each year. Failure of Alcoa to perform these duties such that it results in a non-compliance or fine will result in pass through of fine to Alcoa, and possibly additional damages related to non-compliance.

•	Arconic reserves the right to conduct any reasonable and necessary emergency repairs on any Alcoa wastewater treatment asset at any time and bill back Alcoa.

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

•	Arconic personnel have access to the following equipment on Alcoa side of lease line: PPI collection and pump station, area III impoundment pump station, and ingot treatment facility. Access requires an up to date Safe Work Plan. As long as Safe Work Plan is up to date and followed, no other notification is required. Access to other areas requires contacting Alcoa personnel below. Access to other areas for purposes of operating and maintaining the wastewater treatment program shall not be unreasonably denied by Alcoa.

Contact for Arconic:

Contact for Alcoa:

OUTFALL SUMMARY TABLE

Outfall	Description of Effluents	Receiving Water

001	Non-Contact Cooling Water, Storm Water Runoff and effluents from outfalls 01D-CITF-Area III Impoundment	Grasse River

01B	Oily Wastewater Treatment System Effluent	Outfall 01D

GRL	General Refuse Landfill Wastewater Treatment System Effluent and 01D effluent	Outfall 01D

01D	Sewage, Sanitary lagoon, Non-Contact Cooling Water, Storm Water Runoff and 01F, 01B	Outfall 001

01E	Direct Chill and Rod Casting Contact Cooling Water	Outfall 001

01F	Cyanide/Fluoride Treatment System Effluent	Outfall 01D

01G	Rolling with Emulsions Solution Heat Treat Wastewater	Outfall 001

01H	Extrusion: Core and Solution Heat Treat Wastewater	Outfall 001

01I	60 Acre Lagoon	Outfall 001

003	Storm Water Ru8noff and 03A Effluent	Power Canal

03A	Area III Contaminated Groundwater	Outfall 003

004	Non-Contact Cooling Water and Storm Water Runoff	Grasse River

007	Storm Water Runoff	Grasse River

008	Storm Water Runoff	Robinson Creek

Area III Impoundment	Non-Contact Cooling Water, Storm Water Runoff	CITF-001

SUMMARY OF WATER TREATMENT SYSTEMS

Treatment System	Description

Outfall01D Treatment System	Treats the effluent from outfalls 01F and 01B, leachate from the General Refuse Landfill/Landfill Annex leachate collection systems and sanitary wastewater from all three production areas of the facility. The system components include an oxidation tank, gravity separator, two sand filters, four carbon columns, aeration tanks, clarifiers, a filter press, and ancillary equipment. Effluent from this system is discharged from the site via outfall 001.

Cyanide Pretreatment System	Collects and treats wastewaters from cyanide-contaminated remediation sites. These sites include Potlining Pile A, Potlining Pile I, and the Secure Landfill. The system consists of an equalization tank, two reaction tanks, a flash mix/flocculation tank, a thickener, and ancillary equipment. Effluent from this system is discharged to the 01D Treatment System.

Outfall 01B Treatment System	Used intermittently to treat oily waters from plant sites The 01B ultrafiltration/carbon effluent is routed through two mixed media filters and two 10,000 pound granular, activated carbon absorbers for final polishing prior to discharge to the Grasse River via Outfall 001.

Outfall 004 Treatment System	Treats the storm water collected by the roof drains and catch basins in Area I plus water from the 005 Impoundment. The system consists of an oil/water separator preceding five dual media filters and four granular activated carbon units. The effluent from this system is discharged to the Grasse River via Outfall 004. Massena has developed an Outfalls 004 and 005 Treatment System Operations and Maintenance Manual that includes the information necessary to operate and maintain the system.

Ingot Treatment System	Collects and treats direct chill casting process waters from ingot casting and continuous casting operations. The system consists of two settling tanks, two API oil/water separators, chemical feed systems and a clarifier. Effluent from this system discharges to Outfall 001 (Grasse River).

Central Impoundment Treatment System	Collects and treats Non-contact cooling waters, storm water runoff, boiler blowdown, demineralized regeneration, ground water, and internal outfalls 01G and 01H. The system consists of settling basins, Dual media sand filtration and carbon adsorption.

EXHIBIT E

Rail

Provided by:             Alcoa

Frequency Provided:         As requested

Cost: Arconic to pay a fixed use rate of $100/mile/car to travel over Alcoa rails to get to Arconic rails.

Measurement method: Car per mile from end of MTRR to start of Arconic managed rail – see attached sketch.

Billing method: Manual invoice

Description/Process/Procedure:

Alcoa owns, operates and maintains the plant rail system, except they will not maintain the section serving B79c shown on the attached sketch. In the rare case that Arconic desires access to 79C, or any other Arconic facility, they will need to cross rails that Alcoa owns and maintains. To ensure arm’s length dealings, Arconic will pay industry rate for travel over Alcoa rail on a $/car/mile basis from the end of MTRR rails to the start of rails that Arconic desires use of. Should Arconic travel over rails that Alcoa has abandoned or not maintained, or that Arconic must hire a third party to fix or maintain, then the $/car/mile fee is not applicable for that section. Fee is only applicable for operational rails that Alcoa is actively using and maintaining.

Location of Services Provided: See attached sketch.

Duties and Responsibilities of Each Party

Most Dependent User – Alcoa is determined to be “Most Dependent User” (MDU) and as such is responsible for the rail system.

Maintenance, Troubleshooting, Cleaning & Repairs – New Alcoa will be responsible for operation and maintenance, (includes troubleshooting, cleaning and repairs) on their rails (all rail assets belong to Alcoa). Alcoa may choose to not maintain and/or abandon certain sections.

System Monitoring – Alcoa is responsible for monitoring the overall rail systems.

Other Work – Alcoa will be responsible for other work, not specifically identified, as required to maintain rail system at the Massena West Plant site.

Failure to Perform – Arconic may conduct repairs on any Alcoa owned rail as needed for their operations. If it is a rail system that is not being maintained by Alcoa, then the cost is Arconic. If it is a rail system that is used by Alcoa, then Arconic may bill full price of repair and pay the $/car/mile fee for use of that section, or not bill the repair and not pay the fee, whichever is less.

Safety –Arconic and Alcoa will utilize third parties for maintenance of the rail system.

Capital or Expense Cost Share – No costs for maintaining the rail system are eligible for cost share by Alcoa. The $/car/mile is an all-in industry fee that includes all maintenance costs. Any repair or capital on the rails is a lease-hold item by Alcoa.

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

Arconic personnel have access to rails serving any of their facilities (e.g. building 79c). Access requires contacting Alcoa personnel below.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

1.	Sketch PS-203429-JM

Exhibit F

Electrical Service

8/4/2016

Provided by:             Long Sault Division of APGI (Subsidiary of new Alcoa).

Frequency Provided:         Continuously 24/7

Costs

1.)	NYPA Bill – as per NYPA – Alcoa Massena Operations Contract – Demand and MWhrs – as a metered % of NYPA revenue metering – billed monthly by NYPA – Long Sault to release individual invoicing – Arconic & Alcoa (One Check by Alcoa to NYPA, Arconic to pay Alcoa – monthly)

2.)	T&D FERC registered Tariff based history of expenses– OATT Charges – invoicing – Long Sault to Alcoa, Long Sault to Arconic – as per FERC Schedule.

3.)	O&M for Arconic owned High Voltage Equipment (Bldg Transformers) / Utility Services – reference O&M Agreement.

Measurement method:

1.)	Metered both by customer metering, via Long Sault, Arconic and Alcoa electrical meters – and by Revenue – MV 90 Metering by NYPA revenue meters on MAL 4, 5 & 6, MED 4 and 5 and N-Grid – R8105. Customer metering will provide Long Sault a usage / metered percentage of the NYPA bill that will be passed onto (both) Massena West customers (Arconic and Alcoa Corp)

2.)	Transmission Service as metered by NYPA, Long Sault and Customer meters, prepared and invoiced by Long Sault Division of APGI will be billed to both Arconic and Alcoa Corp by the applicable FERC rate schedule and FERC “Common Service Provisions” – billing and payment agreement.

3.)	O&M Agreements for Bldg – Customer owned Transformers and Electrical Service Cables / Switchgear and other miscellaneous utility services – will be billed at actual hours / equipment usage, as per separate agreement for O&M monthly and annual contracted services.

Billing method:

1.)	Monthly – NYPA bill – split by % of total bill as metered by individual customer electrical meters – NYPA bill paid by New Alcoa – as prepared by Long Sault, Arconic to pay Alcoa Corp for its portion of bill as metered / calculated by Long Sault.

2.)	Transmission Service—prepared and invoiced by Long Sault Division of APGI will be billed to both Arconic and Alcoa Corp by the applicable FERC rate schedule and FERC “Common Service Provisions” – billing and payment agreement.

3.)	Monthly – Schedule O&M Billing – to be paid via actual hours / equipment usage – or at fixed costs at agreed upon rates / frequency). Reference O&M Attachment… (example – glove testing every 6 months – costs not to exceed competitive rates – provided gloves are provided on-time in a clean condition). 24/7 emergency response also provided at agreed upon actual costs – for personnel and equipment. (OT hours etc…)

Description/Process/Procedure:

Long Sault will own, operate and maintain its FERC regulated transmission and distribution (T&D) system; providing internal customer metering between the 2 Massena based businesses which purchase electrical power from the New York Power Authority (NYPA) on a joint Massena operations contract.

In addition it will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to operate and maintain the Arconic 13.8kV service cables and 13.8kV/ 480V building service transformers as described herein.

Arconic takes responsibility for O&M of their electrical system at their main 480 Volt disconnect(s). Long Sault under the customer O&M for Arconic owned 13.8kV / 480 Volt transformer and 13.8kV service cables fed from Long Sault owned 13.8kV switchgear, will provide regularly schedule maintenance and normal and emergency response for 24/7 electrical service to operations.

Background:

The West Plant receives electrical power through the Long Sault Transmission and Distribution (T&D) System via a joint Electrical Supply Contract with New York Power Authority (NYPA). This Electrical Service is from the NYPA St. Lawrence Hydro Generation Dam located approximately 7 miles North East of the Arconic / New Alcoa Plants. In addition to NYPA the Long Sault T&D System connects to National Grid, Massena Electric Dept (MED) and also has a remote connection to Cedars Rapids Transmission (CRT) across the St. Lawrence River to Canada.

Long Sault already provides T&D Services to CRT and MED and will provide a similar service to Arconic and New Alcoa. This Service from the NYPA St. Lawrence Dam – is provided on 3—115kV Transmission Lines, plant loads are easily handled on 2 of the 3 lines. Connections to neighboring utilities provides additional 115kV grid stability for a robust / reliable electrical power system.

Long Sault owns, operates and maintains the plants 13.8kV Auxillary Power System – with redundancy provided between its Area 2—Substation 25 and Area 1—Substation 2. Through design it has the ability to provide continuous service while isolating and maintaining each of these substations – minimizing electrical power interruptions to its customers.

The Long Sault System is shown geographically on attached sketch PS-203441-JM. Redundancy of Service is provided to Area 1 and Area 2 via a redundant 115kV loop and backfeed / loop service at the 13.8kV distribution system voltages. The Smelting Plant also has 13.8V redundancy between process areas.

Scope of Work—Detail

Long Sault will be responsible for providing the plant with electrical service and has right of way (ROW) easement access to its entire electrical system. Costs are covered through the T&D Service Agreement – regulated by the FERC Open Access Transmission Tariff.

Long Sault will provide distribution service at 13.8kV and O&M service to Customer owned 13.8kV Service feeds and building transformers (13.8kV / 480V). O&M Service will be provided at a T&M / fixed cost per Substation (Transformer & Service Cable) at a customer agreed upon periodic maintenance interval.

Operations and Maintenance, Troubleshooting, Cleaning & Repairs – Long Sault will be responsible for regularly scheduled maintenance, troubleshooting, cleaning and repairs for Arconic High Voltage Systems, including 13.8kV electrical service cable to and including the 13.8kV/480V building transformers.

Arconic will operate and maintain their own systems starting with and including the main 480V disconnects – joint outages for Safety and access to bus systems between the main disconnects and the transformer bushings will be necessary for complete maintenance and cleaning services. Long Sault will require the necessary periodic maintenance outages, LTV points and assurances from the process owners of main disconnects – open locked and tagged.

System Monitoring – Long Sault will be responsible for monitoring the overall electrical system including transmission and distribution voltages and from customer supplied metering – 480 volt system health and fault diagnostics—(data provided by the meter – will have to be transferred to Long Sault – as no internet access is allowed to these meters.)

Other Work – New Alcoa / Long Sault will be responsible for other work, not specifically identified, as required to operate and maintain the West Plant Electrical System in compliance with FERC, NERC, NPCC and the NY State PSC and other internal and external standards. (including by not limited to…IR scans, substation ground system testing and maintenance, substation fence maintenance, low and high voltage glove semi-annual(6 month) testing,)

Safety – Long Sault will present Arconic with a Scope of work, tentative schedule and a Safe Work Plan with approval required prior to the execution of any work outside their O&M Agreement on Customers equipment.

Capital or Expense Cost Share –

•	Expenses or capital eligible for cost sharing by APGI/Alcoa < $50,000 will be rolled into the 3 year O&M cost averaging when this is re-calculated June 30. Expenses or capital that are eligible for cost sharing spent by APGI/Alcoa > $50,000 will be shared based on the % split determined by the % service to each company (estimated and agreed beforehand). Timing of this payment is to be worked out between Alcoa and Arconic and must be completed within 3 years of work completion.

•	APGI/Alcoa assets eligible for cost sharing are only those assets which serve both Alcoa and Arconic.

•	Arconic assets eligible for cost sharing – None.

•	APGI/Alcoa expense and capital for their equipment that serves only Alcoa are not eligible for cost share and must be paid as a lease-hold item

•	APGI/Alcoa shall present a three (3) year expense and capital budget to Arconic by June 30 each year.

•	For emergency or unplanned capital or expenses greater than $50,000, APGI/Alcoa is to present the proposal to Arconic for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Alcoa may proceed with needed expense or capital project and submit cost for reimbursement.

•	APGI/Alcoa assets eligible for cost sharing include those high voltage assets identified on drawing PS-203441-JM and owned by Long Sault and serve Arconic. These include but are not limited to power lines, towers/poles and service transformers up to but not including Arconics 480V disconnect switch. Substation yard maintenance (fence, stone, grounding grid, etc.) is included as APGI assets.

•	As MDU if APGI/Alcoa needs to conduct any repairs on Arconic equipment, it may do so and bill back Arconic.

•	Arconic reserves the right to conduct emergency repairs on any electrical asset at any time and bill back APGI/Alcoa.

Location of services provided:

Reference Plant Electrical Single Line Electrical Diagrams – for dual / multiple or single service supplies (feeds / drops). All interruption of electrical service to be coordinated with Owner – to meet the separate O&M – monthly / periodically scheduled PMs and 24/7 service.

Reference attached – Long Sault T&D Ownership Drawing = A-203441 – Power Distribution Sketch

Duties and Responsibilities of Each Party:

•	T&D – 115kV and 13.8kV Central Service Loops / Supply – owned, operated and maintained by Long Sault – and included in FERC registered OATT (Open Access Transmission Tariff).

•	Customer owned – electrical service, bldg. transformers and associated switchgear under – Long Sault O&M Agreement – to be operated and maintained by Long Sault

•	Long Sault to present – T&M rates and shall present a three (3) year expense and capital budget to Arconic by June 30 each year.

Triggers for termination by each party:

After 3 years, Arconic will be able to bid the O&M Service on its high voltage equipment.

Special Terms:

•	Any capital improvement to the asset that becomes necessary will be presented by Long Sault to Arconic for approval.

•	Improvements to Long Sault Distribution Equipment that benefit Arconic (i.e. Arc Flash hazard reductions) – will be a mutually agreed upon shared expenditure.

Access Rights:

•	Access to all Long Sault equipment by Electrical T&D right of way Easements. Prior notification to site owner for normally scheduled or emergency access by contact.

•	Normally Scheduled or emergency access to Long Sault Customer / Arconic owned equipment via O&M Agreement and also by contacting.

•	Otherwise process to obtain consent as follows:

•	Contact:

Contact – Arconic:

Contact – Long Sault:

Supporting Information

1.	Sketch PS-203441-JM

2.	O&M Agreement

EXHIBIT G

NYSDEC SPDES Permit Administration

Provided by:             Arconic

Frequency Provided:         Work days M-F

Cost:

2015     Alcoa (79%) $414,354

             Arconic (21%) $110,145

2017     Alcoa (79%) $355,500

             Arconic (21%) $94,500

Measurement method:

See attached Calculation Sheet. Includes all costs to administer the SPDES program including but not limited to sampling, analytical, outside fees, and Arconic administration of the monthly Discharge Monitoring Reports (DMRs).

Billing method:

•	Calculated annually by June 30, effective January 1

•	Billed Monthly

•	Reset annually based on techniques to include but limited to issues such as (a) rolling average of previous 36 months actual charges or (b) known significant increase cost e.g. new SPDES Permit. Detail of charges must be provided by Arconic to Alcoa to verify included costs.

Description/Process/Procedure:

Arconic will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to sample, analyze and complete DMR’s for the site unless otherwise noted.

This SPDES Exhibit begins where the outfall infrastructure starts, and the wastewater pipe or conveyance ends. Wastewater piping, conveyance and treatment is covered in Exhibit D- Wastewater Treatment

Alcoa is responsible for all discharges which originate from their boundary site and shall adhere to the requirements sighted in the Pre-Treatment Permit attached to this Exhibit and thereby included in the Lease Agreement.

Location of Services Provided

Water is discharged from the site, via seven external outfalls, pursuant to SPDES Permit #NY-0001732, which was issued by the New York State Department of Environmental Conservation (NYSDEC) on February 14, 2006 and expires on February 28, 2012. Permitted outfall locations are depicted on the SPDES monitoring map. The Outfall Summary Table below identifies the types of waters discharged and receiving waters for each outfall. See also Dwg PS-203564-JM.

Duties and Responsibilities of Each Party

Most Dependent User – Arconic is determined to be the “Most Dependent User” (MDU) and as such is responsible for the most critical aspects of SPDES program. As contributer to this system, Alcoa is subject to the terms of the lease and this exhibit with the goal of overall site compliance.

Maintenance, Troubleshooting, Cleaning & Repairs – New Alcoa will be responsible for operation and maintenance, (includes troubleshooting, cleaning and repairs) on all outfalls on their side of the lease boundary. This includes Outfalls 003, 03A, 008 and 01E. Arconic will be responsible for the remaining outfalls. See attached sketch PS-203685-JM.

System Monitoring – Arconic will be responsible for monitoring the overall systems. Alcoa will be responsible for monitoring in accordance with the Pre-Treatment Permit (attached). New Alcoa will notify Arconic of any suspected problems with Outfalls, water quality, or anything affecting compliance with Arconic SPDES permit.

Notification, Sampling and Reporting – Arconic will be responsible for all notification, sampling and reporting as per the requirements of the NYSDEC for all parts of the SPDES process.

Other Work – Alcoa will be responsible for other work, not specifically identified, as required to maintain their outfalls in compliance with the NYSDEC SPDES permit and pre-Treatment agreement. Arconic will be responsible for other work, not specifically identified, as required to maintain compliance with the NYSDEC SPDES permit.

Failure to Perform – As landlord, SPDES permit holder and SPDES MDU, if Arconic needs to conduct any work on Alcoa outfall equipment, it may do so and bill back Alcoa.

Safety – Arconic will present New Alcoa with a Safe Work Plan with approval required prior to the execution of any work inside their lease boundary

Capital or Expense Cost Share –

•	Project expenses or capital eligible for cost sharing by Arconic < $50,000 will be rolled into the rolling 3 year cost averaging when this is re-calculated every June 30. Expenses or capital that are eligible for cost sharing spent by Arconic > $50,000 will be shared based on the % split determined by the measurement method above. Timing of payment is to be worked out between Alcoa and Arconic, limited to no longer than 3 years.

•	Arconic assets eligible for cost sharing include outfall equipment (outfall, flume, sampling equipment, measurement devices, etc.) that serve both Arconic and Alcoa wastewaters, and may include but not be limited to all outfalls EXCEPT Outfall 01G and 01H.

•	Alcoa expense and capital for their outfall equipment on their side of lease line are not eligible for cost share and must be paid as a lease-hold item. This includes but is not limited to Outfall 003, 03A, 008 and 01E.

•	Alcoa shall present a three (3) year expense and capital budget to Arconic by June 30 each year. Failure of Alcoa to perform these duties such that it results in a non-compliance or fine to Arconic will result in pass through of fine to Alcoa, and possibly additional damages related to non-compliance or degraded public image.

•	Arconic shall present a three (3) year expense and capital budget to Alcoa by June 30 each year in accordance with Billing Method noted above such that billing rates can be verified.

•	For emergency or unplanned capital or expenses greater than $50,000, Arconic is to present the proposal to Alcoa for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Arconic may proceed with needed expense or capital project and submit cost to Alcoa for reimbursement

•	As MDU, Arconic reserves the right to conduct emergency repairs on any Alcoa outfall asset at any time and bill back Alcoa.

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

Arconic personnel have access to the following equipment on Alcoa side of lease line: Outfall 003, 03A, conveyance from 03A to 003, Outfall 008, Outfall 01E. Access requires an up to date Safe Work Plan. As long as Safe Work Plan is up to date and followed, no other notification is required. Access to other areas requires contacting Alcoa personnel below. Access to other areas for purposes of administrating the SPDES program shall not be unreasonably denied by Alcoa.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

2.	Calculation Sheet

3.	Sketch PS-203685-JM

4.	Pre-Treatment Permit

OUTFALL SUMMARY TABLE

Outfall	Description of Effluents	Receiving Water

001	Non-Contact Cooling Water, Storm Water Runoff and effluents from outfalls 01D-CITF-Area III Impoundment	Grasse River

01B	Oily Wastewater Treatment System Effluent	Outfall 01D

GRL	General Refuse Landfill Wastewater Treatment System Effluent and 01D effluent	Outfall 01D

01D	Sewage, Sanitary lagoon, Non-Contact Cooling Water, Storm Water Runoff and 01F, 01B	Outfall 001

01E	Direct Chill and Rod Casting Contact Cooling Water	Outfall 001

01F	Cyanide/Fluoride Treatment System Effluent	Outfall 01D

01G	Rolling with Emulsions Solution Heat Treat Wastewater	Outfall 001

01H	Extrusion: Core and Solution Heat Treat Wastewater	Outfall 001

01I	60 Acre Lagoon	Outfall 001

003	Storm Water Ru8noff and 03A Effluent	Power Canal

03A	Area III Contaminated Groundwater	Outfall 003

004	Non-Contact Cooling Water and Storm Water Runoff	Grasse River

007	Storm Water Runoff	Grasse River

008	Storm Water Runoff	Robinson Creek

Area III Impoundment	Non-Contact Cooling Water, Storm Water Runoff	CITF-001

SUMMARY OF WATER TREATMENT SYSTEMS

Treatment System	Description

Outfall01D Treatment System	Treats the effluent from outfalls 01F and 01B, leachate from the General Refuse Landfill/Landfill Annex leachate collection systems and sanitary wastewater from all three production areas of the facility. The system components include an oxidation tank, gravity separator, two sand filters, four carbon columns, aeration tanks, clarifiers, a filter press, and ancillary equipment. Effluent from this system is discharged from the site via outfall 001.

Cyanide Pretreatment System	Collects and treats wastewaters from cyanide-contaminated remediation sites. These sites include Potlining Pile A, Potlining Pile I, and the Secure Landfill. The system consists of an equalization tank, two reaction tanks, a flash mix/flocculation tank, a thickener, and ancillary equipment. Effluent from this system is discharged to the 01D Treatment System.

Outfall 01B Treatment System	Used intermittently to treat oily waters from plant sites The 01B ultrafiltration/carbon effluent is routed through two mixed media filters and two 10,000 pound granular, activated carbon absorbers for final polishing prior to discharge to the Grasse River via Outfall 001.

Outfall 004 Treatment System	Treats the storm water collected by the roof drains and catch basins in Area I plus water from the 005 Impoundment. The system consists of an oil/water separator preceding five dual media filters and four granular activated carbon units. The effluent from this system is discharged to the Grasse River via Outfall 004. Massena has developed an Outfalls 004 and 005 Treatment System Operations and Maintenance Manual that includes the information necessary to operate and maintain the system.

Ingot Treatment System	Collects and treats direct chill casting process waters from ingot casting and continuous casting operations. The system consists of two settling tanks, two API oil/water separators, chemical feed systems and a clarifier. Effluent from this system discharges to Outfall 001 (Grasse River).

Central Impoundment Treatment System	Collects and treats Non-contact cooling waters, storm water runoff, boiler blowdown, demineralized regeneration, ground water, and internal outfalls 01G and 01H. The system consists of settling basins, Dual media sand filtration and carbon adsorption.

EXHIBIT H

Waste Services

Provided by:             Arconic

Frequency Provided:         Days

Cost:

2015     Alcoa (60%) $256,095

             Arconic (30%) $170,730

2017     Alcoa (60%) $225,524

             Arconic (30%) $150,350

Measurement method:

Distribution of costs comes from an accurate accounting of vac truck, drum and roll-off services. See attached Calculation Sheet.

Billing method:

•	Calculated annually by June 30, effective January 1

•	Billed Monthly

•	Reset annually based on method(s) including but not limited to a rolling average of previous 36 months actual charges. Future costs may also be considered such as changes in regulations. Detail of charges must be provided by Arconic to Alcoa to verify included costs.

Description/Process/Procedure:

Arconic will furnish all materials, labor, supervision, employee training, licenses, notifications, tools, unloading, loading, hauling, taxes, insurance, and all other things necessary (unless otherwise noted) to pick up (as required), handle and load waste onsite.

Location of Services Provided

There are several agreed upon pickup locations across the plant site. Waste is brought to B79c where is processed for loading and shipment.

Duties and Responsibilities of Each Party

Most Dependent User—Arconic is determined to be the “Most Dependent User” (MDU) and as such is responsible for the most critical aspects of the waste management program. As contributer to this system, Alcoa is subject to the terms of the lease and this exhibit with the goal of overall site compliance.

Maintenance, Troubleshooting, Cleaning & Repairs – Arconic will be responsible for mobile equipment associated with waste pickup (e.g. vac truck) and overall maintenance and operation of the Bldg 79c waste handling building. New Alcoa will be responsible for operation and maintenance, (includes troubleshooting, cleaning and repairs) on all pickup points their side of the lease boundary.

Except for limited cases as agreed to by Arconic, Alcoa will furnish their own hazardous waste drums, PPE, and expertise for management of containers.

Notification, Sampling and Reporting – Arconic will be responsible for compliance on their operations including container management, manifesting, etc. Alcoa will be responsible for compliance on their operations including container management, manifesting, etc.

Other Work – Arconic will be responsible for other work, not specifically identified, as required to maintain compliance with hazardous and solid waste regulations on their waste, including any waste that may become inadvertently comingled with Alcoa waste. Alcoa will be responsible for other work, not specifically identified, as required to maintain compliance with hazardous and solid waste regulations on their waste, including any waste that may become inadvertently comingled with Arconic waste.

Failure to Perform—As landlord, and entity responsible for waste compliance in Building 79c, should Arconic spot any problems with Alcoa waste handling it may correct the issue and bill back Alcoa.

Safety –Arconic will present New Alcoa with a Safe Work Plan or SSOP with approval required prior pickup of any Alcoa waste.

Capital or Expense Cost Share –

•	Project expenses or capital eligible for cost sharing by Arconic < $50,000 will be rolled into the rolling 3 year cost averaging when this is re-calculated every June 30. Expenses or capital that are eligible for cost sharing spent by Arconic > $50,000 will be shared based on the % split determined by the measurement method above. Timing of payment is to be worked out between Alcoa and Arconic, limited to no longer than 3 years.

•	Arconic assets eligible for cost sharing include any waste assets that serve both Alcoa and Arconic waste including but not limited to mobile equipment, loading docks, common floor space in B79c, etc. Percentage of split will depend on split in service. For example if an Alcoa designated tank must be replaced, that capital cost would go 100% to Alcoa. A loading dock that serves both companies may be proportioned by the number of drums shipped by each company from that dock.

•	Alcoa expenses and capital for their equipment on their side of lease line that exclusively serves them are not eligible for cost share and must be paid as a lease-hold item.

•	Arconic shall present a three (3) year expense and capital budget to Alcoa by June 30 each year. Failure of Arconic to perform these duties such that it results in a non-compliance or fine to Alcoa will result in pass through of fine to Arconic, and possibly additional damages related to non-compliance or degraded public image.

•	For emergency or unplanned capital or expenses greater than $50,000, Arconic is to present the proposal to Alcoa for mutual agreement on scope, payment and timing. If proposal cannot be agreed, Arconic may proceed with needed expense or capital project and submit cost to Alcoa for reimbursement

•	As MDU, Arconic reserves the right to conduct emergency repairs on any Alcoa waste asset at any time and bill back Alcoa.

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

To ensure separation of companies, Alcoa personnel will not have a desk and permanent space in Bldg 79c. Instead they will manage their wastes there via a third party. Alcoa salaried personnel may access B79c frequently, including daily, to monitor their waste management. An approved Safe Work Plan or SSOP must be completed before access. Whether Alcoa salaried personnel need to contact someone prior to entering 79c is by mutual agreement of Alcoa and Arconic. Access to Bldg 79c for purposes of managing any aspect of the Alcoa waste program shall not be unreasonably denied by Arconic.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

5.	Calculation Sheet

EXHIBIT I

Property Tax

Provided by:             Arconic

Frequency Provided:         Annually

Cost 2015-2016:         $1,790,500

2016     Alcoa (72%) $1,288,800

             Arconic (28%) $501,700

2017     Alcoa (72%) Arconic (28%)

Measurement method:

2017 taxes will be based on the same proportion as in 2016, with 72% of invoiced property taxes to be paid by Alcoa and 28% of invoiced property taxes to be paid by Arconic.

See attached apportionment of properties. Easement fee for power transmission and unnamed tributary (UNT) utility based on industry standards.

Billing method:

•	Calculated annually based on invoices from the Town of Massena, Village of Massena, and St. Lawrence County, effective January 1

•	Reset annually based on prior years tax rate, changes in assessment, and any changes to property ownership or use.

Description/Process/Procedure:

Within 12 months from the Effective Date of the Lease, Alcoa and Arconic will work together to prepare for, file, and process a Property Tax Reassessment request to the taxing bodies, based on a current appraisal of the value of land and improvements on the Land Leased Premises and the Lessor’s Remaining Property. The process will have as its goal to correct the current assessed values to today’s actual values as well as to identify those assets and values specifically related to each party, so that separate and accurate tax bills can be issued.

If, at the date that is 12 months after the Effective Date, this reassessment process has not been diligently pursued by Arconic, it shall become responsible for 50% of the total taxes invoiced by the taxing bodies.

Tax bills currently paid by Arconic corporate office. In 2017 total tax bill will come to same Arconic Corp. office, 100 Isabella St. Arconic to bill Alcoa as a net Pass Through Cost.

Location of Services Provided

See associated tax parcel apportionment map.

Triggers for termination by each party: (NA)

Special Terms: (NA)

Access Rights: N/A

Contact – Arconic: Kevin Kitzman

Contact – Alcoa: Maureen Ford

Supporting Information:

6.	Tax Apportionment Map

EXHIBIT L

Petroleum & Chemical Bulk Storage (PBS, CBS) Licenses and Spills

Provided by:             Arconic and/or Alcoa

Frequency Provided:     24/7

Cost: No shared costs. Minor administrative cost for Arconic to maintain the Petroleum and Chemical Bulk Storage licenses as landowner is covered by land lease payment.

Measurement method: NA

Billing method: NA

Description/Process/Procedure:

PBS & CBS Licenses

By regulation, the owner of the property – Arconic—must hold the license to store petroleum and chemical products. As such, Arconic is responsible for regulatory requirements associated with the landowner. However the asset owner – Alcoa—is listed on the permit as the operator (for their tanks). As required by this lease, the operator of the asset must operate and maintain those assets (e.g. tanks, piping, etc) in compliance with said license and all regulations and Lessor (Arconic) Rules and Regulations. Additionally, the asset owner is responsible for all costs associated with operation and maintenance of their petroleum and chemical bulk storage assets.

Spills

Reporting to Outside Agencies

Each company reports to the regulatory agencies their own spills based on the lease line. This includes new spills (e.g. a truck spill) or and old spill (e.g. oil in soil uncovered during excavation). If the truck/mobile equipment is destined for Alcoa, and spills on Arconic property, then Arconic reports. If the mobile equipment is destined for Arconic and spills on Alcoa property, then Alcoa reports. Thus spills from mobile equipment is reported based on the lease line, even if the mobile equipment is serving one or both companies. Same, for example, if an Alcoa owned truck is on the Arconic side (e.g. accessing their natural gas line via separate easement and access agreement). If the spill occurs on the Arconic side, then Arconic reports.

Current Site Rules and Regulations require individuals report all spills to the Guards. Thus third party guards may be the ones determining which side of the least line the spill is. Guards take the information and contact the applicable company environmental representative for outside reporting to regulatory agencies.

Cleanup and Payment

After the obligation to report a spill to outside regulatory agency is complete, environmental representatives from each company must agree on which company cleans up and which pays. Generally the same company that cleans should pay, and generally the location of the spill in relation to the lease line will dictate which company cleans and pays. There may be some exceptions, as agreed to by the environmental representatives, including but not limited to, for example, a truck headed for Alcoa that spills on the Arconic side should be cleaned up and paid for by Alcoa. Another example is oil in soil is found on the Alcoa side of the lease line, but the preponderance of evidence points to past downstream activities being the cause, then the designated environmental representatives may decide that Arconic should lead cleanup and pay.

Completion of Cleanup and Recordkeeping.

As landlord, if spill is not cleaned up properly or at all, then Arconic must step in and complete cleanup. Arconic may charge Alcoa based on the principles expressed in the Lease and this exhibit. Finally, a copy of all records for all spills MUST be given to Arconic for historical purposes.

Location of Services Provided—varies

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

Access rights are allowed as agreed by the environmental representatives. Access must conform to the master Lease.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

EXHIBIT M

Shared Roads

Provided by:             Arconic and/or Alcoa

Frequency Provided:     Work days M-F

Cost: As Required

Measurement method:

As required, either Alcoa or Arconic may present to the other company a proposal to split the cost of a shared access road. This only applies to costs over $50,000.

Billing method:

•	Calculated annually by June 30, effective January 1

•	Billed as agreed

Description/Process/Procedure:

Either Alcoa or Arconic may present to the other company a proposal to split the cost of a shared access road. This proposal must come during the budgeting process. This only applies to costs over $50,000.

Location of Services Provided—varies

Triggers for termination by each party: (NA)

Special Terms:

Access Rights:

Access rights are as agreed to during negotiations on scope of work, timing and costs. Access must conform to the master Lease.

Contact – Arconic:

Contact – Alcoa:

Supporting Information:

EXHIBIT N

Truck Scale

Provided by:             Arconic and/or Alcoa

Frequency Provided:         Work days M-F

Cost: NA

Measurement method: NA

Billing method: NA

Description/Process/Procedure:

During the separation summits of April 2016 it was decided that based on low overall utilization rate, it did make sense to duplicate the truck scale. The truck scale is located on the Arconic side of the lease line. The most frequent and hence Most Dependent User (MDU) is New Alcoa and they own the scale. It is operated by a third party (currently Fastenal) and maintained by a third party (currently Precision Scale). All costs (including all capital costs) associated with the Truck Scale are paid by Alcoa.

For logistical reasons Arconic supplies a small amount of power and small amount of compressed air (for vortex cooling in the summer). Arconic will also plow the area in the winter. For these services Alcoa agrees that Arconic trucks may use the scale, at no charge, at a ratio not to exceed 1 per 10 trucks over a quarterly period. If that ratio is exceeded then both parties may negotiate in good faith an alternative cost arrangement.

Location of Services Provided—varies

Triggers for termination by each party: Should the ratio of truck usage increase to over 1:10 Arconic:Alcoa on a quarterly basis, then either party may request a change in this agreement.

Special Terms:

Access Rights:

From time to time Alcoa personnel may need to access the scale including but not limited to clearing ice and snow missed by the Arconic trucks. Access requires an up to date Safe Work Plan/SSOP. As long as Safe Work Plan/SSOP is up to date and followed, no other notification is required. Access to the truck scale shall not be unreasonably denied by Alcoa.

Contact – Arconic:

Contact – Alcoa:

Supporting Information: